UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CVR Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2014

To the Stockholders of CVR Energy, Inc.:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of CVR Energy, Inc., on June 17, 2014 at 10:00 a.m. (Central Time) at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, TX 77479.

At the Annual Meeting, we will ask you to (1) elect nine directors, (2) ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2014, (3) consider an advisory vote on the compensation of our named executive officers, (4) approve CVR Energy, Inc.’s 2007 Long-Term Incentive Plan (“LTIP”) and awards granted thereunder to Mr. John J. Lipinski, the Company’s President and Chief Executive Officer, in accordance with Section 162(m) of the Internal Revenue Code (the “Code”) and (5) take action upon any other business that may properly come before the Annual Meeting.

We have elected to take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”), rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice contains details regarding the date, time and location of the meeting and the business to be conducted, as well as instructions on how to access our proxy materials on the Internet and instructions on how to obtain a paper copy of the proxy materials. This process will substantially reduce the costs associated with printing and distributing our proxy materials.

Whether or not you are able to attend, it is important that your shares be represented at the meeting. You can vote your proxy by telephone by following the instructions on the Notice. Alternatively, you may complete, sign, date and return the proxy card included in our proxy materials at your earliest convenience. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally.

As the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely yours,

John J. Lipinski

Chief Executive Officer and President

CVR ENERGY, INC.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(281) 207-3200

www.cvrenergy.com

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting (the “Annual Meeting”) of Stockholders of CVR Energy, Inc. (“CVR Energy”) will be held on June 17, 2014 at 10:00 a.m. (Central Time), at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, TX 77479, to consider and vote upon the following matters:

1. Election of nine directors, each to serve a one-year term expiring upon the 2015 Annual Meeting of Stockholders or until his successor has been duly elected and qualified;

2. A proposal to ratify the Audit Committee’s selection of Grant Thornton LLP as CVR Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2014, which we refer to as the “auditor ratification proposal”;

3. A non-binding proposal to approve, on an advisory basis, the compensation of CVR Energy’s named executive officers, which we refer to as the “say-on-pay proposal”;

4. A proposal to approve CVR Energy’s 2007 Long-Term Incentive Plan (“LTIP”) and awards granted thereunder to Mr. John J. Lipinski, the Company’s President and Chief Executive Officer, in accordance with Section 162(m) of the Code; and

5. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on April 21, 2014 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning June 6, 2014 at CVR Energy’s offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. You can vote your proxy by telephone by following the instructions on the Notice. Alternatively, you may complete, sign, date and return the proxy card included in our proxy materials at your earliest convenience. If you attend the meeting in person, you may vote your shares of common stock at the meeting, even if you have previously sent in your proxy.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE EITHER (I) BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE NOTICE OR (II) BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED IN OUR PROXY MATERIALS.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

Our Proxy Statement and the CVR Energy 2013 Annual Report (our “Annual Report”), which includes our Annual Report on Form 10-K for the year ended December 31, 2013 and financial statements, are available at http://annualreport.cvrenergy.com.

By Order of the Board of Directors,

Edmund S. Gross

Senior Vice President, General Counsel

and Secretary

Sugar Land, Texas

April 30, 2014

If you vote by telephone, you do not need to return your proxy card.

CVR ENERGY, INC.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(281) 207-3200

www.cvrenergy.com

PROXY STATEMENT

PROXY STATEMENT FOR CVR ENERGY, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why has CVR Energy prepared this proxy statement?

We have prepared this proxy statement (“Proxy Statement”) in connection with the solicitation by the Board of Directors (“Board”) of CVR Energy, Inc. (“CVR Energy,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our 2014 Annual Meeting of Stockholders and at any adjournment or postponement thereof (“Annual Meeting”).

This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice is being mailed starting April 30, 2014.

What matters will be voted on at the Annual Meeting?

There are four matters scheduled to be voted on at the Annual Meeting:

•	the election of nine directors;

•

a proposal to ratify the selection by the Audit Committee of Grant Thornton LLP (“Grant Thornton”) as CVR Energy’s independent registered public accounting firm for 2014, which we refer to as the “auditor ratification proposal”;

•	a non-binding proposal to approve, on an advisory basis, the compensation of CVR Energy’s named executive officers, which we refer to as the “say-on-pay proposal”; and

•

a proposal to approve CVR Energy’s 2007 Long-Term Incentive Plan (“LTIP”) and awards granted thereunder to Mr. John J. Lipinski, the Company’s President and Chief Executive Officer, in accordance with Section 162(m) of the Code.

What is our Board’s voting recommendation?

Our Board recommends that you vote your shares:

•	“FOR” the election of each of your Board’s nine director nominees;

•	“FOR” the auditor ratification proposal;

•	“FOR” the say-on-pay proposal; and

•	“FOR” the approval of the LTIP and awards granted thereunder to Mr. Lipinski.

Who is entitled to vote at the Annual Meeting?

Holders of CVR Energy common stock at the close of business on April 21, 2014 (the “Record Date”) are entitled to receive the Notice and to vote their shares at the Annual Meeting. On that date, there were 86,831,050 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.

How many votes do I have?

You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. The Notice would have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice has been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following the instructions on the enclosed form of proxy for voting by telephone.

How do I vote in accordance with the Board’s recommendations?

You may vote using any of the following methods:

By telephone

Telephone voting has been provided for your convenience. Simply follow the instructions on the Notice.

By mail

Be sure to complete, sign and date the proxy card and return it in accordance with the instructions included in our proxy materials. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote in person.

In person at the Annual Meeting

All stockholders may vote in person by ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares but not the record holder, you must obtain a legal proxy from your broker, bank or other nominee and present that legal proxy to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to the Company’s Secretary at CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone; or

•	attending the Annual Meeting and voting in person by ballot.

If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote in accordance with the Board’s recommendations?” above. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date or you hold a valid proxy for the Annual Meeting as described in the previous questions. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 21, 2014, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us via the Internet or by telephone at (281) 207-3200 to obtain directions to vote in person at the Annual Meeting.

What votes need to be present to hold the Annual Meeting?

Under our Amended and Restated By-Laws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on the Record Date (April 21, 2014) entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

What vote is required to approve each proposal?

Proposal 1: Elect Nine Directors	The nine nominees for director who receive the most votes will be elected.

Proposal 2: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required for the proposal to ratify the selection of Grant Thornton as CVR Energy’s independent registered public accounting firm for 2014 to be approved.

Proposal 3: Non-binding, Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the Say-on-Pay proposal. If you abstain from voting, it has the same effect as if you voted “against” the proposal. However, the vote is non-binding and CVR Energy will not be required to take any action as a result of the outcome of the vote.

Proposal 4: Approval of the LTIP and Awards Granted Thereunder to Mr. Lipinski	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the LTIP and awards granted thereunder to Mr. John J. Lipinski, the Company’s President and Chief Executive Officer, in accordance with Section 162(m) of the Code. If you abstain from voting, it has the same effect as if you voted “against” the proposal.

How are votes counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your shares will not be considered to have been voted for or against the nominee. For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the

same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of Grant Thornton. However, your broker, bank or other nominee will not be permitted to exercise discretion to vote your shares for the election of directors, the say-on-pay proposal or the approval of the LTIP and awards granted thereunder to Mr. Lipinski in accordance with Section 162(m) of the Code. Shares subject to a broker non-vote with respect to the election of directors will not be considered to have been voted for or against the director nominees. Shares subject to a broker non-vote with respect to the say-on-pay proposal and the approval of the LTIP and awards granted thereunder will not be considered to be entitled to vote with respect to the proposal and, therefore, will not be considered in determining whether or not the proposal has been approved. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions with respect to the election of directors, the say-on-pay proposal or the approval of the LTIP and awards granted thereunder, then your shares will not be voted on those matters.

Who will pay the costs of soliciting these proxies?

We will bear all costs of solicitation. Upon request, we will reimburse banks, brokers and other nominees for the expenses they incur in forwarding the proxy materials to you.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to our mailing the Notice, members of our Board, executive officers and certain employees may solicit proxies by telephone, by fax or other electronic means of communication (through electronic mail and the Company’s webpage), or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm in connection with the solicitation of proxies at this year’s Annual Meeting.

Where can I find the voting results?

We will publish voting results in a current report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days following the meeting. If on the date of this filing the inspector of election for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.

Can a stockholder communicate directly with our Board?

Stockholders and other interested parties may communicate with members of our Board by writing to:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Senior Vice President, General Counsel and Secretary

Stockholders and other interested parties may also send an e-mail to CVR Energy’s Senior Vice President, General Counsel and Secretary at esgross@cvrenergy.com. Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication.

Why did I receive only one Notice when there are several stockholders at my address?

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of the Notice and, if applicable, our 2013 Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee.

If you did not receive an individual copy of the Notice or our 2013 Annual Report or Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: Senior Vice President, General Counsel and Secretary. If you and other residents at your address have been receiving multiple copies of the Notice or, if applicable, our 2013 Annual Report and Proxy Statement, and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting or your ownership of CVR Energy common stock, please contact our transfer agent at:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219

Telephone: (800) 937-5449

Website Address: www.amstock.com

INFORMATION ABOUT THE ANNUAL REPORT

Will I receive a copy of the 2013 Annual Report?

Unless you have previously requested a printed copy of the 2013 Annual Report or request a printed copy via the methods set forth herein, we will not be mailing you the 2013 Annual Report, and you should access it electronically pursuant to the instructions set forth herein.

How can I receive a copy of our 2013 Annual Report on Form 10-K for the year ended December 31, 2013 (“2013 Form 10-K”)?

You can obtain, free of charge, a copy of the 2013 Form 10-K, by:

•	accessing the Internet site at http://annualreport.cvrenergy.com; or

•	writing to:

CVR Energy, Inc.

Attention: Investor Relations

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

You can also obtain a copy of our 2013 Form 10-K and other periodic filings with the SEC from the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) database at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election as Directors

Our Board has nominated nine people for election as directors at the Annual Meeting. Each of the nominees currently is a director of our Company. If our stockholders elect these directors, then the directors will hold office until the next annual meeting of stockholders, or until their successors have been elected and qualified. Each of the Board’s nominees has consented to be named in this Proxy Statement and has agreed to serve if elected. If for some reason any of the Board’s nominees is unable to serve or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the Board’s remaining nominees.

A Board consisting of nine directors is proposed to be elected. The nine nominees of the Board are Bob G. Alexander, SungHwan Cho, Carl C. Icahn, Vincent J. Intrieri, John J. Lipinski, Samuel Merksamer, Stephen Mongillo, Andrew Roberto and James M. Strock. Biographical information regarding these nine director nominees is included beginning on page 18 of this Proxy Statement. All of the director nominees other than Messrs. Icahn, Lipinski and Roberto were appointed to the Board in May 2012 pursuant to the Transaction Agreement among the Company, IEP Energy LLC (“IEP”) and each of the other parties listed on the signature pages thereto, dated as of April 18, 2012 (the “Transaction Agreement”) and were recommended by Carl C. Icahn and certain of his affiliates. Mr. Icahn was appointed to the Board in June 2012, Mr. Lipinski has served on the Board since September 2006 and was last appointed to the Board in May 2012 and Mr. Roberto was appointed to the Board in February 2014.

We believe each of the Board’s nominees meets the qualifications established by the Board for service on our Board and has professional experience in areas that are extremely relevant to our strategy and operations. We also believe the Board’s nominees have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in our industry, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders.

The Board recommends that our stockholders vote FOR the election of the nine nominees listed above. The recommendation of the Board is based on its carefully considered judgment that the skills, experience, backgrounds and attributes of the Board’s nominees make them the best candidates to serve on our Board.

Vote Required and Recommendation of Board

The nine director nominees receiving the greatest number of votes duly cast for election as directors will be elected.

OUR BOARD UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE ELECTION OF ALL NINE

OF THE BOARD’S NOMINEES LISTED ON THE PROXY CARD.

PROPOSAL 2

RATIFICATION OF THE AUDIT COMMITTEE’S

SELECTION OF GRANT THORNTON LLP

The Audit Committee has selected Grant Thornton as our independent registered public accounting firm for fiscal year 2014. Our Board requests stockholders to ratify such selection.

Grant Thornton will:

•	audit our consolidated financial statements and internal control over financial reporting;

•	review certain reports we will file with the SEC

•	provide you and our Board with certain reports; and

•	provide such other services as the Audit Committee and its chairman from time to time determine.

Grant Thornton served as our independent registered public accounting firm for 2013, performing professional services for us. We expect representatives of Grant Thornton to attend the Annual Meeting. We will allow them to make a statement if they desire and to respond to appropriate questions.

The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm for 2014. Accordingly, stockholder approval is not required to appoint Grant Thornton as the Company’s independent registered public accounting firm. However, the Board of Directors believes that the submission of the Audit Committee’s selection to the stockholders for ratification is a matter of good corporate governance. If the Company’s stockholders do not ratify the selection of Grant Thornton as the Company’s independent registered public accounting firm, the Audit Committee will review its future selection of an independent registered public accounting firm. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in your best interest.

Vote Required and Recommendation of Board

The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required for the proposal to ratify the selection of Grant Thornton as CVR Energy’s independent registered public accounting firm for 2014 to be approved.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE FOR THE RATIFICATION OF

THE AUDIT COMMITTEE’S SELECTION OF GRANT THORNTON.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(“Say-on-Pay”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”) to provide that a public company’s proxy statement in connection with the annual meeting of stockholders must, at least once every three years, allow stockholders to cast a non-binding, advisory vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In accordance with the Dodd-Frank Act and rules adopted by the SEC required thereunder, at the Annual Meeting, we are providing stockholders with an opportunity to cast an advisory vote on our compensation program for our named executive officers. This vote is referred to as a “Say-on-Pay” vote. Further, based on the results of the advisory vote on the frequency of future say-on-pay votes at our 2011 Annual Meeting of stockholders, we intend to provide our stockholders with an annual, non-binding advisory say-on-pay vote on executive compensation at least until the next required non-binding advisory vote on the frequency of future advisory say-on-pay votes as required by the rules of the SEC, which shall take place in connection with our 2017 Annual Meeting.

As described in the Compensation Discussion and Analysis section of this Proxy Statement and the compensation tables and narrative discussions that follow, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind: (1) aligning named executive officer and stockholder interests, (2) attracting and retaining quality leadership and (3) supporting a pay-for-performance philosophy. In excess of 95% of our outstanding shares were voted to approve our say-on-pay proposal related to compensation for the 2012 fiscal year. For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2013, please read the Compensation Discussion and Analysis section of this Proxy Statement, along with the subsequent tables and narrative descriptions, beginning on page 34 of this Proxy Statement.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, the stockholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this Proxy Statement.”

Because the vote is advisory, it will not be binding upon the Board or the compensation committee and the Company will not be required to take any action as a result of the outcome of the vote. However, our Board and compensation committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, our Board and compensation committee will consider the stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Vote Required and Recommendation of Board

The affirmative vote of a majority of the votes present and entitled to vote on the say-on-pay proposal at the Annual Meeting is required for the proposal to be approved.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

ON AN ADVISORY, NON-BINDING BASIS, AS DISCLOSED IN THIS PROXY STATEMENT

PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION

DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

PROPOSAL 4

LTIP AND AWARDS THEREUNDER

Purpose of Proposal

Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder (the “Code”) provide that the Company may not deduct remuneration in excess of $1,000,000 for services performed by any employee who, on the last day of the taxable year, was the chief executive officer or whose compensation is reported in the Summary Compensation Table by reason of being among the three highest compensated executive officers of the Company (other than our Chief Executive Officer and Chief Financial Officer) (“Covered Officers”). The deduction limit described in the preceding sentence will not apply, however, to any compensation that constitutes “qualified performance-based compensation.” “Qualified performance-based compensation,” which can include compensation derived from equity incentive compensation, is compensation that meets certain conditions under the Code. One of these conditions is periodic stockholder approval of the material terms of the performance goals under which the compensation is paid. Thus, the Company seeks approval of stockholders at the Annual Meeting of the Company’s Long Term Incentive Plan (the “LTIP”) which was originally adopted by the board of directors in 2007, and of the awards granted to Mr. John J. Lipinski, the Company’s President and Chief Executive Officer, pursuant to the LTIP. The LTIP and the awards to Mr. Lipinski are described below.

Pursuant to the LTIP and as more fully described below, the compensation committee may grant stock options (which may be non-qualified or incentive stock options), stock appreciation rights (granted alone or in connection with the grant of stock options), restricted stock, restricted stock units, performance-based restricted stock, performance share units, performance units, dividend equivalent rights and share awards (collectively, “Awards”). The LTIP contains features intended to comply with Section 162(m) for “qualified performance-based compensation.” As such, the Company asks that the stockholders approve the material terms of the performance goals to which certain Awards (which are denominated in a specified dollar amount or an amount determined by reference to a security, an index or other instrument or in shares of common stock) may be subject under the LTIP. This will enable the Company’s compensation committee to grant Awards intended to qualify as “qualified performance-based compensation” for Covered Officers. If the Company’s stockholders do not approve these material terms at the Annual Meeting, no Awards may be made under the LTIP that will be “qualified performance-based compensation” and the Awards that were granted to Mr. Lipinski, subject to stockholder approval, will not become effective. At April 21, 2014, the fair market price of a share of CVR Energy’s common stock which may underlie Awards was $49.30.

Material Terms of the Performance Goals

The material terms of the performance goals under the LTIP consist of (i) the class of employees eligible for Awards under the LTIP, (ii) the types of business criteria on which the performance goal may be based; and (iii) the maximum amounts of compensation that can be paid during a specified period to any participant under the LTIP.

Eligible Individuals.    Pursuant to the terms of the LTIP, (i) any director, officer or employee of the Company or a subsidiary, (ii) any individual to whom the Company or a subsidiary has extended a formal, written offer of employment and (iii) any individual consultant or advisor of the Company or a subsidiary is eligible to participate in the LTIP (“Eligible Individuals”). Currently, there are approximately 1,370 Eligible Individuals, (approximately 1,230 of which are directors, officers and employees of the Company or a subsidiary, and approximately 140 of which are consultants to or advisors of the Company or a subsidiary).

Business Criteria.    Awards of performance-based restricted stock, performance share units and performance units which are intended to qualify as “qualified performance-based compensation” (collectively, “Performance Awards”) granted under the LTIP may be made subject to the attainment of performance goals based on one or more of the following business criteria: (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) EBITDA, (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market position, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, (xxiii) crude throughput (expressed as a number of barrels per day or the average number of barrels per day), (xxiv) gathered crude (expressed as a number of barrels per day or the average number of barrels per day), (xxv) reportable air emissions or spills to water or ground, (xxvi) OSHA-recordable personal injuries or lost time accidents, (xxvii) process safety incidents, (xxviii) trucking incidents, or (xxix) any combination, including one or more ratios, of the foregoing. Performance goals may be expressed as a combination of Company, subsidiary and/or operating division goals. In the case of an Award which is intended to constitute “qualified performance-based compensation,” the performance goals with respect to a performance cycle shall be established in writing by the compensation committee by the earlier of (i) the date on which a quarter of the performance cycle has elapsed and (ii) the date which is 90 days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remains substantially uncertain. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the compensation committee shall certify in writing that the applicable performance goals have been satisfied to the extent necessary for such Award to qualify as “qualified performance-based compensation.” The compensation committee may, in its discretion, reduce the amount otherwise payable to any participant.

Performance goals may be absolute or relative (to prior performance or to the performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. To the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of any Performance Award as “qualified performance-based compensation,” the compensation committee may provide for the manner in which performance will be measured against the performance goals, or may adjust the performance goals to reflect the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions that have been publicly disclosed, changes in accounting principles, the impact of specified corporate transactions, special charges and tax law changes.

With respect to stock options or stock appreciation rights, no specific performance goals are required for those Awards to constitute “qualified performance-based compensation” where, as is the case in the LTIP, the Awards are granted with an exercise price that is not less than the fair market value of the shares subject to the Award.

Maximum Amounts.    The aggregate number of shares that may be the subject of stock options, stock appreciation rights, performance-based restricted stock and performance share units granted under the LTIP to any one Eligible Individual in any three-year calendar period may not exceed 3,000,000. The maximum dollar amount of cash or the fair market value of shares that any one Eligible Individual may receive in any one calendar year in respect of the performance units may not exceed $13,000,000.

Other Material Features of the Long Term Incentive Plan

General

The principal provisions of the LTIP are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by the terms of the LTIP, included as Appendix A to this Proxy Statement.

Purpose and Eligible Individuals

The purpose of the LTIP is to strengthen the Company by providing an incentive to Eligible Individuals of the Company and its subsidiaries, thereby encouraging them to devote their abilities and industry knowledge to the success of the Company. Generally, Awards align the interests of the participants with those of the Company’s stockholders by providing compensation to participants based on the achievement of increased stock price and/or other performance objectives. To this end, the LTIP provides a means of rewarding participants primarily based on the performance of the Company and/or its operating units.

Administration

The LTIP will be administered by a committee appointed by the Board, which shall be the compensation committee of the Board unless a different committee is appointed. To the extent necessary for any Award to qualify as “qualified performance-based compensation,” each of the members of the compensation committee will be an “outside director” within the meaning of the regulations promulgated under Section 162(m) of the Code. The compensation committee shall have full authority to establish, amend and revoke the rules and regulations relating to the LTIP, to interpret the LTIP and those rules and regulations, to select participants in the LTIP, to determine the duration and purposes for leaves of absence which may be granted on an individual basis without constituting a termination of employment for purposes of the LTIP, to cancel (with participant consent) outstanding Awards and to exercise its discretion with respect to the powers and rights granted to it to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the LTIP.

Authorized Shares; Limits on Awards

Subject to adjustment as provided in the LTIP, the shares that may be issued pursuant to the LTIP may be, in whole or in part, authorized but unissued shares or issued shares that have been reacquired by the Company and held as treasury shares. The maximum number of shares that may be issued pursuant to the LTIP is 7,500,000, of which no more than 1,000,000 shares may be granted as incentive stock options. As discussed above, the aggregate number of shares that may be the subject of stock options, stock appreciation rights, performance-based restricted stock and performance share units granted under the LTIP to any one Eligible Individual in any three-year calendar period may not exceed 3,000,000. The maximum dollar amount of cash or the fair market value of shares that any one Eligible Individual may receive in any one calendar year in respect of performance units may not exceed $13,000,000.

Types of Awards

The LTIP authorizes the granting of stock options (including incentive stock options), restricted stock, restricted stock units, stock appreciation rights (granted alone or in connection with stock options), performance-based restricted stock, performance share units, performance units, dividend equivalent rights and share awards.

Stock Options.    A stock option is the right to purchase shares of common stock on a future date at a specified price per share, or “exercise price,” which may not be less than the fair market value on the date the option is granted. The time or times at which an option vests is set forth in an individual award agreement. The maximum term of an option is ten years from the date of grant, unless the compensation committee provides that a stock option may, upon the death of a participant prior to the expiration of the stock option, be exercised for up to one year after the death of such participant.

Stock Appreciation Rights.    A stock appreciation right is the right to receive payment, in cash or shares of common stock, of an amount equal to the excess of the fair market value of a share of common stock on the date of the exercise of the stock appreciation right over the fair market value on the date such stock appreciation right is granted. The maximum term of a stock appreciation right is ten years from the date of grant, unless the compensation committee provides that a stock appreciation right may, upon the death of the participant prior to the expiration of the stock appreciation right, be exercised for up to one year after the death of such participant.

Dividend Equivalent Rights.    Amounts payable in respect of dividend equivalent rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the dividend equivalent rights relate, if applicable. In the event that the amount payable in respect of a dividend equivalent right is to be deferred, the compensation committee shall determine whether such amounts are to be held in cash or reinvested in shares or deemed to be reinvested in shares.

Restricted Stock.    Restricted stock is stock of the Company that is not fully transferable until certain conditions, which will be set forth in individual award agreements, have been met. At the time an award of restricted stock is granted, the compensation committee may, in its discretion, determine that the payment to the participant of dividends, or a specified portion thereof, declared or paid on such shares by the Company shall be (i) deferred until the lapsing of restrictions imposed on such shares and (ii) held by the Company for the account of the participant until such time.

Restricted Stock Units.    Restricted stock units give to a participant the right to receive a payment upon vesting of the restricted stock units or on any later date specified by the compensation committee equal to the fair market value of a share as of the date the restricted stock unit was granted, the vesting date or such other date as determined by the compensation committee at the time the restricted stock unit was granted.

Share Awards.    Share awards are awards of common stock to Eligible Individuals. Such Awards may be made as additional compensation for services rendered by the Eligible Individual, or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

Performance Awards.    The compensation committee may grant Performance Awards in the form of “Performance Units,” “Performance Share Units” or “Performance-Based Restricted Stock.”

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Performance Units.    Performance Units are denominated by a specified amount, which may be a specified dollar amount or an amount determined by reference to a security, an index or other instrument, and, contingent upon the attainment of specified performance goals within a set performance cycle, represent the right to receive payment of the specified amount or percentage of the specified amount depending on the level of performance goals attained.

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Performance Share Units.    Performance Share Units are denominated in shares of common stock and, contingent upon the attainment of specified performance goals within a set performance cycle, represent the right to receive payment of the fair market value of a share on the date the Performance Share Unit was granted, became vested or any other date specified by the compensation committee, or a percentage of such amount depending on the level of performance goals attained.

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Performance-Based Restricted Stock.    Performance-Based Restricted Stock is an award of restricted stock, the restrictions of which lapse with respect to the attainment of pre-established performance goals. At the time an award of Performance-Based Restricted Stock is granted, the compensation committee may, in its discretion, determine that the payment to the participant of dividends, or a specified portion thereof, declared or paid on such shares by the Company shall be (i) deferred until the lapsing of restrictions imposed on such shares and (ii) held by the Company for the account of the participant until such time.

As described above, with respect to Performance Awards, the compensation committee sets performance goals, target award percentages and targets with respect to participants. These goals, percentages and targets will be used to determine Performance Awards for specified performance cycles. Performance objectives, for any performance cycle, may be expressed in terms of (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) EBITDA, (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market position, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, (xxiii) crude throughput (expressed as a number of barrels per day or the average number of barrels per day),

(xxiv) gathered crude (expressed as a number of barrels per day or the average number of barrels per day), (xxv) reportable air emissions or spills to water or ground, (xxvi) OSHA-recordable personal injuries or lost time accidents, (xxvii) process safety incidents (xxviii) trucking incidents, or (xxix) any combination, including one or more ratios, of the foregoing. Performance goals may be expressed as a combination of Company, subsidiary and/or operating division goals. In the case of an Award which is intended to constitute “qualified performance-based compensation,” the performance goals with respect to a performance cycle shall be established in writing by the compensation committee by the earlier of (i) the date on which a quarter of the performance cycle has elapsed and (ii) the date which is 90 days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remain substantially uncertain. Performance goals may be absolute or relative (to prior performance or to the performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. To the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of any Performance Award as “qualified performance-based compensation,” the compensation committee may provide for the manner in which performance will be measured against the performance goals, or may adjust the performance goals to reflect the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions that have been publicly disclosed, changes in accounting principles, the impact of specified corporate transactions, special charges and tax law changes.

Determination of Awards

The compensation committee shall determine the individuals who will receive Awards pursuant to the LTIP and, with respect to Performance Awards, determine the performance goals for that performance cycle. Generally, as described above, a participant earns an Award for a performance cycle based on the extent to which the applicable performance goals are attained. The compensation committee may, in its discretion, reduce the amount otherwise payable to any participant.

Effects of Certain Transactions

Subject to the terms of an individual award agreement, following the liquidation, dissolution, merger or consolidation of the Company (each, a “Transaction”), either (i) each outstanding Award will be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each participant shall be entitled to receive in respect of each share subject to any outstanding Award, upon exercise of an option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share was entitled to receive in the Transaction, provided that such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable prior to the Transaction. Treatment of options and stock appreciation rights in connection with a Transaction may include the cancelation of such Awards, if either (i) the holders of the options and stock appreciation rights have been given at least 15 days to exercise such Awards (whether or not they were otherwise exercisable) or (ii) the holders of the options and stock appreciation rights are paid in cash or cash equivalents in respect of each share covered by the option or stock appreciation rights the excess, if any, of the per share price paid to stockholders in the transaction over the exercise price and/or base price of the options and/or stock appreciation rights.

Amendment and Termination

The Board may at any time amend or terminate (in whole or in part) the LTIP. No such amendment may adversely affect a participant’s rights to, or interest in, an Award granted prior to the date of the amendment, unless the participant shall have agreed thereto.

Non-Transferability

A participant’s right and interest under the LTIP may generally not be assigned or transferred.

U.S. Federal Income Tax Consequences Relating to Issuance and Exercise of Options

Nonqualified Stock Options.    A participant does not recognize taxable income upon the grant of a nonqualified stock option. Upon the exercise of such options, the participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the nonqualified stock option on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the stock option.

Incentive Stock Options.    A participant does not generally recognize taxable income upon the grant or exercise of an incentive stock option. Upon the sale of incentive stock option shares, the participant recognizes income in an amount equal to the difference, if any, between the exercise price of the incentive stock option shares and the fair market value of those shares on the date of sale. The income is taxed at the long-term capital gains rate if the participant does not dispose of the stock within two years after the date of the grant of the incentive stock option and has held the shares for at least one year after the date of exercise. In such case, the Company is not entitled to a federal income tax deduction. If a participant sells incentive stock option shares before having held them for at least one year after the date of exercise and two years after the date of grant, the participant recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gains depending upon how long the participant has held the incentive stock option shares prior to disposition. In the year of disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes as a result of the disposition. The exercise of incentive stock options may in some cases trigger liability for the alternative minimum tax.

Awards Granted to Mr. John J. Lipinski

In December 2013, certain Performance Awards were granted to Mr. Lipinski, subject to the approval of the LTIP by the stockholders. The Company entered into (i) a Performance Unit Award agreement granting to Mr. Lipinski (x) 3,750 Performance Units (“Award 1”) and (y) 2,600 Performance Units (“Award 2”) and (ii) a Performance Unit Award agreement granting to Mr. Lipinski 132,170 Performance Units (“Award 3”), each pursuant to the LTIP. Each of Award 1, Award 2 and Award 3 is subject to approval by the Company’s stockholders prior to the applicable payment date in accordance with the requirements of Section 162(m) of the Code, such that the compensation paid pursuant to each of the Awards will constitute “qualified performance-based compensation” under Section 162(m). Approval of the LTIP pursuant to this Proposal 4 will constitute approval of each of Award 1, Award 2 and Award 3. The principal provisions of Award 1, Award 2 and Award 3 are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by the terms of Award 1, Award 2 and Award 3, which are included as Appendices B and C to this Proxy Statement.

Award 1 was granted to Mr. Lipinski in exchange for the cancellation of 62,920 restricted stock units that were granted to Mr. Lipinski by the Company on December 28, 2012 and had not yet vested. Each Performance Unit subject to Award 1 and Award 2 that is not forfeited prior to the applicable payment date by reason of certain terminations of employment (as more fully described below) represents the right of Mr. Lipinski to receive a cash payment equal to $1,000 multiplied by the applicable performance factor (as more fully described below). Award 1 has a performance cycle beginning on January 1, 2014 and ending on June 30, 2014, and Award 2 has a performance cycle beginning on January 1, 2014 and ending on December 15, 2014. Fifty percent of the Performance Units attributable to each of Award 1 and Award 2 are subject to a performance objective relating to the Company’s crude throughput (expressed in average barrels per day) and 50% of the Performance Units attributable to each of Award 1 and Award 2 are subject to a performance objective relating to the Company’s gathered crude (expressed in average barrels per day). The “performance factor” (which ranges from 0% to 110%) is determined based on the level of attainment of the applicable performance objective, set forth as a percentage. The amount paid pursuant to Award 1 (if any) will be paid following the end of the performance cycle for Award 1, but no later than July 15, 2014, and the amount paid pursuant to Award 2 (if any) will be paid following the end of the performance cycle for Award 2, but no later than December 29, 2014.

Each Performance Unit subject to Award 3 that is not forfeited prior to December 31, 2014 by reason of certain terminations of employment represents the right of Mr. Lipinski to receive a cash payment equal to the product of (a) the sum of (i) the 10-day average closing price per common unit of CVR Refining, LP (“CVRR”) for the first 10 trading days of December 2014 and (ii) the amount of distributions paid on a common unit of CVRR between December 19, 2013 and the last day of the 10-day period described in clause (a)(i) above and (b) the applicable performance factor (as more fully described below). Award 3 has a performance cycle beginning on January 1, 2014 and ending on December 31, 2014. Thirty percent of the Performance Units attributable to Award 3 are subject to a performance objective relating to the Company’s EBITDA, 50% of the Performance Units attributable to Award 3 are subject to a performance objective relating to CVRR’s crude throughput (expressed in average barrels per day) and 20% of the Performance Units attributable to Award 3 are subject to performance objectives relating to certain environmental health and safety objectives of CVRR and CVR Partners, LP. The “performance factor” (which ranges from 0% to 100%) is determined based on the level of attainment of the applicable performance objective (set forth as a percentage). The amount paid pursuant to Award 3 (if any) will be paid on or about the date on which bonuses with respect to calendar year 2014 are paid to the Company’s executives pursuant to the Company’s Performance Incentive Plan, but in no event later than March 15, 2015.

In the event of Mr. Lipinski’s termination of employment prior to, (i) with respect to Award 1 and Award 2, the applicable payment date and (ii) with respect to Award 3, December 31, 2014 (x) by reason of Mr. Lipinski’s death or Disability, (y) by the Company other than for Cause or (z) by reason of Mr. Lipinski’s resignation for Good Reason (as each term is defined in the LTIP), all Performance Units with respect to which a payment date has not yet occurred will remain outstanding, and amounts due to Mr. Lipinski, if any, with respect to such Performance Units will be paid in the ordinary course as if his employment had not terminated. In the event that Mr. Lipinski’s employment terminates for any other reason prior to the dates set forth above, all Performance Units with respect to which a payment date has not yet occurred shall be forfeited immediately.

LTIP Information

Because future awards under the LTIP will depend on the compensation committee’s actions at various future dates and unknown factors, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the LTIP is approved by our stockholders. The following table sets forth information concerning the Awards that were granted pursuant to the LTIP, as amended, and subject to the approval of the LTIP at the Annual Meeting. Other than the grants set forth in the table below, no other Awards have been made under the LTIP other than historical Awards. The Awards set forth in the table below are not necessarily indicative of the awards that may be made in the future under the LTIP.

	Awards
Name and Title	Units	Dollar Value
Mr. John J. Lipinski	3,750 Performance Units	$3,750,000(1)
President and CEO	2,600 Performance Units	$2,600,000(1)
	132,170 Performance Units	$2,889,236(2)

Ms. Susan M. Ball	0	N/A
Chief Financial Officer and Treasurer

Mr. Stanley A. Riemann Chief Operating Officer	0	N/A

	Awards
Name and Title	Units	Dollar Value

Mr. Edmund S. Gross Senior Vice President, General Counsel and Secretary	0	N/A

Mr. Robert W. Haugen Executive Vice President, Refining Operations	0	N/A

Executive Group (including named executive officers)	3,750 Performance Units	$3,750,000(1)
	2,600 Performance Units	$2,600,000(1)
	132,170 Performance Units	$2,889,236(2)

Non-Executive Director Group	0	N/A

Non-Executive Officer Employee Group	0	N/A

(1)	The dollar value of these Awards as shown is based on the attainment of 100% of the “performance factor” (as such term is described above). The actual payout may range from 0-110% of the amount shown.

(2)	The dollar value of the Award as shown is based on the value of a common unit of CVRR on the date of grant ($21.86), and on the attainment of 100% of the “performance factor” (as such term is described above). The actual payout will be based on the 10-day average closing price per common unit of CVRR for the first 10 trading days of December 2014, and will include the distributions paid on a common unit of CVRR between December 19, 2013 and the last day of the 10-day period described in this sentence. The actual payout may range from 0-100% of the amount shown, plus any distributions on common units of CVRR.

Vote Required and Recommendation of Board

The affirmative vote of a majority of the votes present and entitled to vote on the approval of the (1) LTIP and (2) Awards granted to Mr. Lipinski at the Annual Meeting is required for the proposal to be approved.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

APPROVAL OF THE LTIP AND THE APPROVAL OF THE AWARDS GRANTED TO

MR. JOHN J. LIPINSKI.

MEMBERS OF AND NOMINEES TO OUR BOARD

The following table sets forth the names and ages (as of April 21, 2014) of each of our existing directors, each of whom is a nominee, and the year they first joined our Board:

Name	Age	Position	Joined Board
John J. Lipinski	63	Chief Executive Officer, President and Director	9/06

Carl C. Icahn	78	Chairman of the Board	6/12

Bob G. Alexander	80	Director	5/12

SungHwan Cho	40	Director	5/12

Vincent J. Intrieri	57	Director	5/12

Samuel Merksamer	33	Director	5/12

Stephen Mongillo	52	Director	5/12

Andrew Roberto	28	Director	2/14

James M. Strock	57	Director	5/12

Principal Occupations and Qualifications

The Board has concluded that each of its members, all of who have again been nominated to serve as a director, is qualified to serve as a director due to the value of his experiences, qualifications, attributes and skills as noted below:

John J. Lipinski has served as our Chief Executive Officer, President and a member of our Board since September 2006 and served as Chairman of our Board from October 2007 until May 2012 when IEP acquired the majority of our common stock (the “IEP Acquisition”). In addition, Mr. Lipinski has served as Executive Chairman of the general partner of CVR Partners, LP (“CVR Partners”) since June 2011. He has been a director of the general partner of CVR Partners since October 2007 and was Chief Executive Officer and President from October 2007 to June 2011. In addition, Mr. Lipinski has served as the Chief Executive Officer, President, and Director of CVR Refining, LP’s (“CVR Refining”) general partner since its inception in September 2012. For a discussion of CVR Partners and CVR Refining, see “Certain Relationships and Related Party Transactions — Transactions with CVR Partners and CVR Refining.” Mr. Lipinski has over 40 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a managing director and partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski graduated from Stevens Institute of Technology with a bachelor’s degree in Engineering (chemical) and received a Juris Doctor degree from Rutgers University School of Law. Mr. Lipinski’s over 40 years of experience in the petroleum refining and nitrogen fertilizer industries adds significant value to the Board. His in-depth knowledge of the issues, opportunities and challenges facing the Company provides the direction and focus the Board needs to ensure the most critical matters are addressed.

Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners

Master Fund II LP and Icahn Partners Master Fund III LP. From November 2004 to August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; a director of Federal — Mogul Corporation, a supplier of automotive powertrain and safety components, since December 2007, and the non-executive chairman of the board of Federal-Mogul since January 2008; President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since June 2004; and chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, since 1994. Mr. Icahn was previously: a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010; a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010; a director of Voltari Corporation, a mobile data services provider, from April 2008 to January 2010; a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009; a director of WCI Communities, Inc., a homebuilding company, from August 2007 to September 2009, and was chairman of the board of WCI from September 2007 to September 2009; a director of ImClone Systems Incorporated, a biopharmaceutical company, from September 2006 to November 2008, and was chairman of the board of ImClone from October 2006 to November 2008; chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the former owner and operator of The Sands Hotel and Casino in Atlantic City, from September 2000 to February 2007; chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005; and the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada, which, until February 2008, was a subsidiary of Icahn Enterprises, from October 1998 to May 2004. Mr. Icahn received his B.A. from Princeton University. Mr. Icahn brings to his role as director his significant business experience and leadership role as director in various companies as discussed above. In addition, Mr. Icahn is uniquely qualified based on his historical background for creating value in companies across multiple industries. Mr. Icahn has proven to be a successful investor over the past 40 years.

Bob G. Alexander has served as a Director since the IEP Acquisition. Mr. Alexander has served as a director of TransAtlantic Petroleum Corp., an international exploration and production company doing business in Turkey, Poland, Bulgaria and Romania, since June 2010, and Chesapeake Energy Corporation, an oil and gas exploration and production company, since June 2012. Mr. Alexander, a founder of Alexander Energy Corporation, served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy from 1980 to 1996. Alexander Energy merged with National Energy Group, Inc., an oil and gas property management company, in 1996 and Mr. Alexander served as President and Chief Executive Officer from 1998 to 2006. National Energy Group was previously indirectly controlled by Carl C. Icahn. From 1976 to 1980, Mr. Alexander served as Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served on the board of Quest Resource Corporation from June to August 2008. Mr. Alexander has served on numerous committees with the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association and the State of Oklahoma Energy Commission. Mr. Alexander received a Bachelor of Science degree in Geological Engineering from the University of Oklahoma. Based upon Mr. Alexander’s experience in the oil and gas services industry, as well as his experience serving as a director of other public companies, we believe that Mr. Alexander has the requisite set of skills to serve as a Board member.

SungHwan Cho has served as Chief Financial Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises since October 2006. From 2004 to 2006, Mr. Cho served as Director of Finance for Atari, Inc., a publisher of interactive entertainment products. From 1999 to 2002, Mr. Cho served as Director of Corporate Development and Director of Product Development at Talk America, a telecommunications provider to small business and residential customers. From 1996 to 1999, he was an investment banker at Salomon Smith Barney in New York and Tokyo. Mr. Cho has been a director of: American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since September 2013; CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises L.P., since September 2012; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012; CVR Partners LP, a nitrogen fertilizer company, since May 2012; Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since May 2012; XO Holdings, a competitive provider of telecom services, since August 2011; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011; WestPoint Home LLC, a home textiles manufacturer, since January 2008; PSC Metals Inc., a metal recycling company, since December 2006; and Viskase Companies, Inc., a meat casing company, since November 2006. Mr. Cho was previously a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. CVR Refining, Icahn Enterprises, CVR Energy, CVR Partners, Federal — Mogul, XO Holdings, American Railcar Industries, WestPoint Home, PSC Metals and Viskase Companies each are indirectly controlled by Carl C. Icahn. Mr. Icahn also had a non-controlling interest in Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business. Based upon Mr. Cho’s deep understanding of finance and risk obtained from his past experience, including his position as an investment banker at Salomon Smith Barney, we believe that Mr. Cho has the requisite set of skills to serve as a member of our Board.

Vincent J. Intrieri has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri has been a director of: Forest Laboratories, Inc., a supplier of pharmaceutical products, since June 2013; CVR Refining, LP, an independent downstream energy limited partnership, since September 2012; Navistar International Corporation, a truck and engine manufacturer, since October 2012; Chesapeake Energy Corporation, an oil and gas exploration and production company, since June 2012; and CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012. Mr. Intrieri was previously: a director of Federal — Mogul Corporation, a supplier of automotive powertrain and safety components, from December 2007 to June 2013; a director of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) from July 2006 to September 2012, and was Senior Vice President of Icahn Enterprises L.P. from October 2011 to September 2012; a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012; chairman of the board and a director of PSC Metals Inc., a metal recycling company, from December 2007 to April 2012; a director of Motorola Solutions, Inc., a provider of communication products and services, from January 2011 to March 2012; a director of XO Holdings, a competitive provider of telecom services, from February 2006 to August 2011; a director of National Energy Group, Inc., a company that was engaged in the business of managing the exploration, production and operations of natural gas and oil properties, from December 2006 to June 2011; a director of American Railcar Industries, Inc., a railcar manufacturing company, from August 2005 until March 2011, and was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries from March 2005 to December 2005; a director of

WestPoint Home LLC, a home textiles manufacturer, from November 2005 to March 2011; chairman of the board and a director of Viskase Companies, Inc., a meat casing company, from April 2003 to March 2011; a director of WCI Communities, Inc., a homebuilding company, from August 2008 to September 2009; a director of Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, from November 2006 to November 2008; and President and Chief Executive Officer of Philip Services Corporation, an industrial services company, from April 2005 to September 2008. CVR Refining, CVR Energy, Federal-Mogul, Icahn Enterprises, PSC Metals, XO Holdings, National Energy Group, American Railcar Industries, WestPoint Home, Viskase Companies and Philip Services each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in Forest Laboratories, Navistar, Chesapeake Energy, Dynegy, Motorola Solutions, WCI Communities and Lear through the ownership of securities. Mr. Intrieri graduated in 1984, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting. Mr. Intrieri was a certified public accountant. Based upon Mr. Intrieri’s significant experience as a director of various companies which enables him to understand the complex business and financial issues that a company may face, we believe that Mr. Intrieri has the requisite set of skills to serve as a member of our Board.

Samuel Merksamer is a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), where he has been employed since May 2008. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments. Mr. Merksamer has been a director of: Hologic, Inc., a supplier of diagnostic, medical imaging and surgical products, since December 2013; Talisman Energy Inc., an independent oil and gas exploration and production company, since December 2013; Transocean Ltd., a provider of offshore contract drilling services for oil and gas wells, since May 2013; CVR Refining, LP, an independent downstream energy limited partnership, since September 2012; Navistar International Corporation, a truck and engine manufacturer, since December 2012; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since November 2012; and CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012. Mr. Merksamer was previously a director of: Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, from September 2010 to January 2014; American Railcar Industries, Inc., a railcar manufacturing company, from June 2011 to June 2013; Viskase Companies, Inc., a meat casing company, from January 2010 to April 2013; PSC Metals Inc., a metal recycling company, from March 2009 to October 2012; and Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012. CVR Refining, CVR Energy, Federal — Mogul, American Railcar Industries, Viskase Companies and PSC Metals are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Transocean, Navistar, Ferrous Resources and Dynegy Inc. through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002. Based upon Mr. Merksamer’s strong record as a financial analyst and his service on a number of public and private boards, which have provided him with a broad understanding of the operational, financial and strategic issues facing public and private companies, we believe that Mr. Merksamer has the requisite set of skills to serve as a member of our Board.

Stephen Mongillo has served as a Director since the IEP Acquisition. Mr. Mongillo is a private investor. From 2009 to 2011, Mr. Mongillo served as a director of American Railcar Industries, Inc. From January 2008 to January 2011, Mr. Mongillo served as a managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn managed third-party investment funds. From March 2009 to January 2011, Mr. Mongillo served as a director of WestPoint International Inc. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a senior managing director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. American Railcar Industries and WestPoint International are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Mongillo received a

B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College. Based upon Mr. Mongillo’s over 25 years of experience in the financial industry and his strong understanding of the complex business and financial issues encountered by large complex companies, we believe that Mr. Mongillo has the requisite set of skills to serve as a Board member.

Andrew Roberto has served as an Associate of Icahn Enterprises L.P. since May 2012. Icahn Enterprises is a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion. Mr. Roberto is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Roberto served as a research analyst at RBS Securities covering the automotive, industrial, coal, homebuilding and building products sectors as a member of the high yield and distressed debt trading team. Mr. Roberto began his career at AllianceBernstein, where he focused on client services and relationship management. Mr. Roberto has been a director of: American Railcar Industries, Inc., a railcar manufacturing company, since February 2014; American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since February 2014; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since February 2014; CVR Partners LP, a nitrogen fertilizer company, since February 2014; CVR Refining, LP, an independent downstream energy limited partnership, since February 2014; WestPoint Home LLC, a home textiles manufacturer, since February 2014; and Viskase Companies, Inc., a meat casing company, since February 2014. American Railcar Industries, American Railcar Leasing, CVR Energy, CVR Partners, CVR Refining, Westpoint Home and Viskase are each indirectly controlled by Carl C. Icahn. Mr. Roberto received his B.A. in Economics from Williams College. Based upon Mr. Roberto’s strong financial background and experience as an analyst, we believe that Mr. Roberto has the requisite set of skills to serve as a member of our Board.

James M. Strock has served as a Director since the IEP Acquisition. James Strock has served in the public, private and not-for-profit sectors and the military. He is CEO of Serve to Lead, Inc. He served as California’s founding Secretary for Environmental Protection, after serving as Assistant Administrator for Enforcement (chief law enforcement officer) of the U.S. Environmental Protection Agency. He is a member of the Council on Foreign Relations. Mr. Strock holds degrees from Harvard College and Harvard Law School. He served to captain in the USAR-JAGC. Based upon Mr. Strock’s extensive business and public service experience, which enable him to assist boards in meeting their responsibilities in various functions, we believe that Mr. Strock has the requisite set of skills to serve as a Board member.

None of our directors or executive officers has any family relationship with any other director or executive officer.

CORPORATE GOVERNANCE

We believe that good corporate governance helps to ensure the Company is managed for the long-term benefits of our stockholders. We regularly review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is traded.

Operation and Meetings

The Board oversees the business of the Company, which is conducted by the Company’s employees and officers under the direction of the chief executive officer of the Company. The Board performs a number of specific functions, including: (1) reviewing, approving and monitoring fundamental financial and business strategies, risks and major corporate actions; (2) selecting, evaluating and compensating the chief executive officer and other executive officers of the Company; and (3) reviewing the Company’s compliance with its public disclosure obligations. The Board appoints the members of the three Board committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Members of the Board are kept informed about our Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairmen of those committees. Directors have access to all of our books, records and reports and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on a regular informal basis as is needed to effectively oversee the activities of our Company.

During 2013, the Board held eight meetings and acted by unanimous written consent eight times. All of the directors who served during 2013 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenure on the Board, except that Mr. Mongillo was absent for three of the eight board meetings during the year. In addition, while we do not have a specific policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2013, one of the directors attended our annual meeting of stockholders.

Meetings of Non-Management Directors and Executive Sessions

To promote open discussion among non-management directors, we schedule regular executive sessions in which our independent or non-management directors meet without management participation. “Non-management directors” are all directors who are not executive officers. During 2013 and currently, three of our directors were independent (Messrs. Alexander, Mongillo and Strock) and all of our directors are non-management directors, except for Mr. John J. Lipinski, our President and Chief Executive Officer. Currently, we do not have a lead independent director. Our independent directors did not meet in executive session during 2013. Mr. Mongillo will preside over the executive sessions held by our independent directors. Our non-management directors met during two executive sessions in 2013. Mr. Carl C. Icahn, chairman of the Board, served as chairman of each of the executive sessions during 2013. In the absence of further action, Mr. Carl C. Icahn, chairman of the Board, will serve as chairman of each of the executive sessions that occur in 2014.

Board Leadership Structure and Risk Oversight

The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the Chief Executive Officer and the Chairman of the Board, and the Board’s leadership has varied over time. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and the challenges and opportunities specific to the Company. Mr. Lipinski served as the Company’s Chief Executive Officer and Chairman of the Board until the IEP Acquisition. Since the IEP Acquisition, Mr. Lipinski has served as the Company’s Chief Executive Officer, President and a Director, and Mr. Icahn has served as Chairman of the Board since June 2012. The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate at this time in light of IEP’s ownership of over 80% of our common stock. In particular, the Board believes that this structure clarifies the individual roles and responsibilities of Mr. Lipinski and Mr. Icahn and enhances accountability. The Board recognizes that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant.

Our governance processes, including the Board’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of the chief executive officer’s performance and compensation, provide rigorous Board oversight of the chief executive officer as he fulfills his various responsibilities.

The Board considers oversight of CVR Energy’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chairman of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company. The audit committee assists the Board with oversight of the Company’s material financial risk exposures and the Company’s material financial statement and financial reporting risks. The compensation committee assists the Board with oversight of risks associated with the Company’s compensation policies and practices. The nominating and corporate governance committee assists the Board with oversight of risks associated with the Company’s governance. In each case, the Board or the applicable committee oversees the steps Company management has taken to monitor and control such exposures.

The chief executive officer’s membership on and collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from other directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

We have performed an internal review of all of our material compensation programs and have concluded that there are no plans that provide meaningful incentives for employees, including the named executive officers and other executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.

Communications with Directors

Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Senior Vice President, General Counsel and Secretary

Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other interested party who is interested in contacting only the independent directors or non-management directors as a group or the director who presides over the meetings of the independent directors or non-management directors may also send written communications to the contact above and should state for whom the communication is intended.

The “Controlled Company” Exemption and Director Independence

“Controlled Company” Exemption

Our Board has determined that we are a controlled company under the rules of the NYSE and, as a result, we qualify for and may rely on exemptions from certain director independence requirements of the NYSE.

Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group or another company. Our Board has determined that we are a controlled company because IEP currently owns approximately 82% of our outstanding common stock. Consequently, the Company has availed itself of the controlled company exemption.

Director Independence

Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require that (a) our Board be comprised of a majority of independent directors as defined under the rules of the NYSE, (b) our compensation committee be comprised solely of independent directors and (c) our nominating and corporate governance committee be comprised solely of independent directors.

The controlled company exemption does not modify the independence requirements for the audit committee. The Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and NYSE rules require that our audit committee be composed entirely of independent directors. The members of the audit committee are Messrs. Mongillo, Alexander and Strock. Our Board has affirmatively determined that Messrs. Mongillo, Alexander and Strock are independent directors under the rules of the SEC and the NYSE.

Committees

Our Board has the authority to delegate the performance of certain oversight and administrative functions to committees of the Board. Our Board currently has an audit committee, a compensation committee and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues.

Each committee has adopted a charter which is reviewed annually by that committee and changes, if any, are recommended to our Board for approval. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee are subject to certain NYSE rules and our charters for those committees comply with such rules. Copies of the audit committee charter, compensation committee charter and nominating and corporate governance committee charter, as in effect from time to time, are available free of charge on our Internet site at www.cvrenergy.com. These charters are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

The following table shows the membership of each committee of our Board as of December 31, 2013 and the number of meetings held by each committee during 2013.

Committee Membership as of December 31, 2013 and Meetings Held During 2013

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Carl C. Icahn
Bob G. Alexander	X
SungHwan Cho			X
Vincent J. Intrieri		Chair
John J. Lipinski
Samuel Merksamer		X
Stephen Mongillo	Chair		X
Daniel A. Ninivaggi*		X	Chair
James M. Strock	X		X
Number of 2013 Meetings	11	2	0

*	Mr. Ninivaggi resigned as a director on February 6, 2014, and Mr. Andrew Roberto was concurrently appointed to the committee positions previously held by Mr. Ninivaggi.

Audit Committee

The Board has established an audit committee, in accordance with Section 3(a)(58)(A) of the Exchange Act, comprised of Stephen Mongillo (chairman), Bob G. Alexander and James M. Strock. Each of the members of the audit committee meets the independence and experience standards established by the NYSE and the Exchange Act. Our Board has determined that Mr. Mongillo qualifies as an “audit committee financial expert,” as defined by applicable rules of the SEC, and that each member of the audit committee is “financially literate” under the requirements of the NYSE.

The audit committee (1) appoints, terminates, retains, compensates and oversees the work of the independent registered public accounting firm, (2) pre-approves all audit, review and attest services and permitted non-audit services provided by the independent registered public accounting firm, (3) oversees the performance of the Company’s internal audit function, (4) oversees and reviews the independence, qualifications and performance of the independent registered public accounting firm, (5) reviews external and internal audit reports and management’s responses thereto, (6) oversees the integrity of the financial reporting process, system of internal accounting controls and financial statements and reports of the Company, (7) oversees the Company’s compliance with certain legal and regulatory requirements, (8) reviews the Company’s annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the SEC, (9) discusses with management earnings press releases, (10) meets with management, the internal auditors, the independent auditors and the Board, (11) provides the Board with information and materials as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company, (12) oversees the receipt, investigation, resolution and retention of all complaints submitted under the Company’s whistleblower policy, (13) produces an annual report for inclusion in the Company’s proxy statement and (14) otherwise complies with its responsibilities and duties as stated in the committee’s charter. At each regularly scheduled meeting, audit committee members meet privately with representatives of Grant Thornton, the Company’s internal auditors and management of the Company.

Compensation Committee

In addition, the Board has established a compensation committee. During 2013, the compensation committee was comprised of Vincent J. Intrieri (chairman), Samuel Merksamer and Daniel A. Ninivaggi. On

February 6, 2014 Mr. Ninivaggi resigned from the Board (and the compensation committee), and Mr. Andrew Roberto was concurrently appointed to the Board and the committee positions previously held by Mr. Ninivaggi.

The principal responsibilities of the compensation committee are to (1) make determinations or recommendations to the Board, as deemed appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other compensation and benefits, direct and indirect, of the chief executive officer and our other senior executives as well as non-employee directors, (2) review and authorize the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives, (3) recommend changes in employee benefit programs, (4) provide counsel regarding key personnel selection, (5) administer our equity incentive plans, (6) establish and periodically review perquisites and fringe benefits policies, (7) administer the Company’s performance incentive plan and (8) assist the Board in assessing any risks to the Company associated with the Company’s employee compensation practices and policies. In addition, the compensation committee reviews and discusses our Compensation Discussion and Analysis with management and produces a report on executive compensation for inclusion in our annual proxy statement in compliance with applicable federal securities laws.

As discussed in Compensation Discussion and Analysis, the compensation committee has engaged Longnecker & Associates (“Longnecker”), a compensation consultant, to assist with constructing our market comparison group, analyzing the levels of each form of compensation for our executive officers and directors and providing recommendations on their compensation. Longnecker has direct access to the compensation committee’s members and advises them regarding matters for which the compensation committee is responsible. Longnecker also regularly confers with our senior management and human resources department to collect, analyze and present data requested by the compensation committee. In 2013, the fees for any additional services provided by Longnecker to the Company did not exceed $120,000.

Pursuant to SEC rules, the compensation committee has assessed the independence of Longnecker and concluded that no conflict of interest exists that would prevent Longnecker from independently representing the compensation committee.

Nominating and Corporate Governance Committee

Our Board has also established a nominating and corporate governance committee. During 2013, the nominating and corporate governance committee was comprised of Daniel A. Ninivaggi (chairman), SungHwan Cho, Stephen Mongillo and James M. Strock. On February 6, 2014 Mr. Ninivaggi resigned from the Board (and the nominating and corporate governance committee), and Mr. Andrew Roberto was concurrently appointed to the Board and the committee positions previously held by Mr. Ninivaggi.

The nominating and corporate governance committee (1) annually reviews the Company’s Corporate Governance Guidelines, (2) oversees the performance of the Board and committees thereof and (3) otherwise complies with its responsibilities and duties as stated in the committee’s charter.

Identifying and Evaluating Nominees for Directors

The Board looks for directors who have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in our industry, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders.

As a result of its control of a majority of our outstanding common stock, IEP ultimately controls the election of all of the members of our Board. Consequently, our Board has deemed it appropriate not to maintain a formal policy with respect to the review of potential nominees or to charge the nominating and corporate governance committee with the nomination of directors. However, all of our directors ultimately participate in the review of potential nominees to our Board.

The Board may consider candidates recommended by stockholders, as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2015 Annual Meeting of Stockholders, it must follow the procedures described below under “Stockholder Proposals.”

Compensation Committee Interlocks and Insider Participation

In 2013, our compensation committee was comprised of Vincent J. Intrieri, Samuel Merksamer and Daniel A. Ninivaggi. No member of the compensation committee (1) was or is an officer or employee of the Company, or (2) had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain related-party transactions. Additionally, none of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Company’s compensation committee during 2013.

Corporate Governance Guidelines and Codes of Ethics

Our Corporate Governance Guidelines, as well as our Code of Ethics, which applies to all of our directors, officers and employees, and our Principal Executive and Senior Financial Officers’ Code of Ethics, which applies to our principal executive and senior financial and accounting officers, are available free of charge on our Internet site at www.cvrenergy.com. Our Corporate Governance Guidelines, Code of Ethics and Principal Executive and Senior Financial Officers’ Code of Ethics are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

DIRECTOR COMPENSATION FOR 2013

The fees for independent non-employee directors are described below on an annual basis.

Compensation

Independent non-employee directors (Messrs. Mongillo, Alexander and Strock) receive an annual retainer of $75,000, paid on a quarterly basis, and meeting fees of $1,000 per meeting. In addition, these directors receive an additional annual retainer of $5,000 for serving as the chairman of any Board committee and an additional annual retainer of $1,000 for serving on a Board committee. These directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Director Compensation Table

The following table reflects compensation received by independent non-employee directors for their service on the Board during 2013.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Bob G. Alexander	84,417	—	84,417
Stephen Mongillo	86,083	—	86,083
James M. Strock	85,083	—	85,083
Glenn R. Zander*	3,333	—	3,333

*	Mr. Zander resigned from the Board in January 2013 in connection with his appointment to the board of directors of the general partner of CVR Refining, LP, a subsidiary of the Company. None of our independent non-employee directors held any stock options or unvested shares of stock or units as of December 31, 2013.

SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table presents information regarding beneficial ownership of our common stock by:

•	each of our current directors and nominees for director;

•	each of our named executive officers;

•	each stockholder known by us to beneficially hold five percent or more of our common stock; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Beneficial Owner Name and Address	Shares Beneficially Owned
	Number	Percent(1)
Carl C. Icahn(2) .	71,198,718	82%
c/o Icahn Associates Holding LLC 767 Fifth Avenue, 47th Floor New York, NY 10153
John J. Lipinski	—	—
Susan M. Ball	—	—
Stanley A. Riemann	—	—
Edmund S. Gross	—	—
Robert W. Haugen	1	*
Bob G. Alexander	—	—
SungHwan Cho	—	—
Vincent J. Intrieri	—	—
Samuel Merksamer	—	—
Stephen Mongillo	—	—
Andrew Roberto	—	—
James M. Strock	—	—
All directors and executive officers, as a group (14 persons)(3)	71,198,719	82%

*	Less than 1% of our outstanding common stock as of the record date.

(1)	Percentage based upon 86,831,050 shares of common stock outstanding.

(2)	The following disclosures are based on a Schedule 13D/A filed with the Commission on May 29, 2012 by IEP, IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn (collectively, the “Icahn Reporting Persons”).

According to the filing, the principal business address of each of (i) IEP, IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601 and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153. According to the filing, IEP has sole voting power and sole dispositive power with regard to 71,198,718 shares. Each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares.

According to the filing, each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn, by virtue of their relationships to IEP, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which IEP directly beneficially owns. Each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn disclaims beneficial ownership of such shares for all other purposes.

(3)	The number of shares of common stock owned by all directors and executive officers, as a group, reflects the sum of the 71,198,718 shares of common stock beneficially owned by Mr. Icahn and the 1 share of common stock owned by Mr. Haugen.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and representations made to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in 2013. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge all of our executive officers and directors, and other persons who owned more than 10% of our outstanding common stock, fully complied with the reporting requirements of Section 16(a) during 2013.

EQUITY COMPENSATION PLANS

The table below contains information about securities authorized for issuance under our long-term incentive plan as of December 31, 2013. This plan was approved by our stockholders in October 2007.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights(a)		Weighted-Average Exercise Price of Outstanding Options Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a)) (c)
Equity compensation plans approved by security holders:
CVR Energy, Inc. Long Term Incentive Plan				6,787,341	(3)
Stock Options	—	(1)	—
Common stock	—	(2)	—
Equity compensation plans not approved by security holders:
None	—		—	—

Total	—		—	6,787,341

(1)	No stock options are outstanding under the CVR Energy, Inc. 2007 Long Term Incentive Plan.

(2)	The only awards outstanding under the CVR Energy, Inc. 2007 Long Term Incentive Plan are unvested restricted stock units and performance units, which are settled in cash on the vesting date; therefore, common stock will not be issued upon vesting.

(3)	Represents shares of common stock that remain available for future issuance pursuant to the CVR Energy, Inc. 2007 Long Term Incentive Plan in connection with awards of stock options, non-vested restricted shares, restricted stock units, stock appreciation rights, dividend equivalent rights, share awards and performance awards.

EXECUTIVE OFFICERS

The following table sets forth the names, positions and ages (as of April 21, 2014) of each person who currently is an executive officer of CVR Energy. We also indicate in the biographies below which executive officers of CVR Energy hold similar positions with the general partners of CVR Partners and CVR Refining. Certain members of CVR Energy’s senior management manage CVR Partners and CVR Refining pursuant to services agreements between us and the applicable partnership.

Name	Age	Position
John J. Lipinski	63	Chief Executive Officer and President
Stanley A. Riemann	62	Chief Operating Officer
Susan M. Ball	50	Chief Financial Officer and Treasurer
Edmund S. Gross	63	Senior Vice President, General Counsel and Secretary
Robert W. Haugen	55	Executive Vice President, Refining Operations
Wyatt E. Jernigan	62	Executive Vice President, Crude Oil Acquisition and Petroleum Marketing

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Stanley A. Riemann has served as Chief Operating Officer of our Company since September 2006 and Chief Operating Officer of Coffeyville Resources, LLC (“CRLLC”) since February 2004. In addition, since October 2007, Mr. Riemann has served as the Chief Operating Officer of the general partner of CVR Partners, and since June 2011 he has been a director of the general partner of CVR Partners. Mr. Riemann has also served as Chief Operating Officer and as a director of CVR Refining’s general partner since its inception in September 2012. Prior to joining CRLLC in February 2004, Mr. Riemann held various positions associated with the Crop Production and Petroleum Energy Division of Farmland Industries, Inc. (“Farmland”) for over 30 years, including, most recently, Executive Vice President of Farmland and President of Farmland’s Energy and Crop Nutrient Division. In this capacity, he was directly responsible for managing the petroleum refining operation and all domestic fertilizer operations, which included the Trinidad and Tobago nitrogen fertilizer operations. His leadership also extended to managing Farmland’s interests in SF Phosphates in Rock Springs, Wyoming and Farmland Hydro, L.P., a phosphate production operation in Florida and managing all company-wide transportation assets and services. Mr. Riemann has served as a board member and board chairman on several industry organizations including the Phosphate Potash Institute, the Florida Phosphate Council and the International Fertilizer Association. He currently serves on the Board of The Fertilizer Institute. Mr. Riemann received a Bachelor of Science degree from the University of Nebraska and an MBA from Rockhurst University.

Susan M. Ball has served as chief financial officer and treasurer of our company and CVR Partners’ general partner since August 2012. She has previously served as Vice President, Chief Accounting Officer and Assistant Treasurer of CVR Energy and the general partner of CVR Partners since October 2007 and as Vice President, Chief Accounting Officer and Assistant Treasurer for Coffeyville Resources since May 2006. In addition, Ms. Ball has also served as the Chief Financial Officer and Treasurer of CVR Refining’s general partner since its inception in September 2012. Ms. Ball has more than 25 years of experience in the accounting industry, with more than 12 years serving clients in the public accounting industry. Prior to joining CVR Energy, she served as a Tax Managing Director with KPMG LLP, where she was responsible for all aspects of federal and state income tax compliance and tax consulting, which included a significant amount of mergers and acquisition work on behalf of her clients. Ms. Ball received a Bachelor of Science in Business Administration from Missouri Western State University and is a Certified Public Accountant.

Edmund S. Gross has served as Senior Vice President, General Counsel and Secretary of our Company since October 2007, Vice President, General Counsel and Secretary of our Company since September 2006 and General Counsel and Secretary of CRLLC since July 2004. Since October 2007, Mr. Gross has also served as the Senior Vice President, General Counsel and Secretary of the general partner of CVR Partners. In addition, Mr. Gross has served as the Senior Vice President, General Counsel and Secretary of CVR Refining’s general partner since its inception in September 2012. Prior to joining CRLLC, Mr. Gross was Of Counsel at Stinson Morrison Hecker LLP in Kansas City, Missouri from 2002 to 2004, was Senior Corporate Counsel with Farmland from 1987 to 2002 and was an associate and later a partner at Weeks, Thomas & Lysaught, a law firm in Kansas City, Kansas, from 1980 to 1987. Mr. Gross received a Bachelor of Arts degree in history from Tulane University, a Juris Doctor from the University of Kansas and an MBA from the University of Kansas.

Robert W. Haugen joined our business on June 24, 2005 and has served as Executive Vice President, Refining Operations at our Company since September 2006 and as Executive Vice President Engineering & Construction at CRLLC since June 24, 2005. In addition, Mr. Haugen has served as Executive Vice President, Refining Operations of CVR Refining’s general partner since its inception in September 2012. Mr. Haugen brings more than 25 years of experience in the refining, petrochemical and nitrogen fertilizer business to our Company. Prior to joining us, Mr. Haugen was a managing director and Partner of Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. On leave from Prudentia, he served as the Senior Oil Consultant to the Iraqi Reconstruction Management Office for the U.S. Department of State. Prior to joining Prudentia Energy, Mr. Haugen served in numerous engineering, operations, marketing and management positions at the Howell Corporation and at the Coastal Corporation. Upon the merger of Coastal and El Paso in 2001, Mr. Haugen was named Vice President and General Manager for the Coastal Corpus Christi Refinery and later held the positions of Vice President of Chemicals and Vice President of Engineering and Construction. Mr. Haugen received a Bachelor of Science degree in Chemical Engineering from the University of Texas.

Wyatt E. Jernigan has served as Executive Vice President, Crude Oil Acquisition and Petroleum Marketing at our Company since September 2006 and as Executive Vice President Crude & Feedstocks at CRLLC since June 24, 2005. In addition, Mr. Jernigan has served as Executive Vice President, Crude Oil Acquisition and Petroleum Marketing of CVR Refining’s general partner since its inception in September 2012. Mr. Jernigan has more than 30 years of experience in the areas of crude oil and petroleum products related to trading, marketing, logistics and business development. Most recently, Mr. Jernigan was a managing director with Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. Most of his career was spent with Coastal Corporation and El Paso, where he held several positions in crude oil supply, petroleum marketing and asset development, both domestic and international. Following the merger between Coastal Corporation and El Paso in 2001, Mr. Jernigan assumed the role of Managing Director for Petroleum Markets Originations. Mr. Jernigan attended Virginia Wesleyan College, majoring in Sociology and has training in petroleum fundamentals from the University of Texas.

COMPENSATION DISCUSSION AND ANALYSIS

As of December 31, 2013, John J. Lipinski, Susan M. Ball, Stanley A. Riemann, Edmund S. Gross and Robert W. Haugen were serving as our chief executive officer, chief financial officer and next three most highly compensated executive officers. Throughout this Proxy Statement, we refer to Mr. Lipinski, Ms. Ball and Messrs. Riemann, Gross and Haugen as our named executive officers.

Executive Compensation Program Highlights

The primary goals of the Company’s executive compensation program are to align the interests of our executives and our stockholders by linking a significant portion of compensation to our operating and financial results and to attract and retain quality leadership. Some key features of our executive compensation program which serve to accomplish these objectives are as follows:

•

Annual Incentive Awards.    At the 2011 Annual Meeting, the Company’s stockholders approved the CVR Energy, Inc. Performance Incentive Plan (the “PIP”), pursuant to which annual incentive awards are determined for our executives. Prior to the adoption of the PIP, the compensation committee determined annual bonuses based upon consideration of various factors with respect to Company performance and/or individual performance, which were not established in advance. The compensation committee believes that establishing performance goals pursuant to the PIP at the beginning of the performance period serves to more directly align annual incentive awards with increases in our stockholder value. As a result of the Company’s strong financial and operational performance during 2013, each of our named executive officers was paid a bonus in excess of his or her target award under the PIP.

•

Equity-Based Compensation Vesting.     A portion of targeted compensation is intended to be delivered through equity-based incentives. This has the effect of aligning our executives’ interests with those of our stockholders and encouraging them to remain in our employ through the duration of the relevant vesting schedule applicable to awards. We are proposing that the Company’s stockholders approve the CVR Energy Inc. Long-Term Incentive Plan (the “LTIP”) at the Annual Meeting, pursuant to which certain equity-based awards are granted.

•

Double-Trigger Change in Control Provisions.    A change in control of the Company would not trigger the payment of severance benefits to our named executive officers under their employment agreements, or cause accelerated vesting of their equity-based awards, except in the event of a termination without cause or for good reason within one year following the change in control or in specified circumstances prior to and in connection with the change in control.

Overview

During 2013, the compensation committee was comprised of Vincent J. Intrieri (chairman), Samuel Merksamer and Daniel A. Ninivaggi. On February 6, 2014 Mr. Ninivaggi resigned from the Board (and the compensation committee), and Mr. Andrew Roberto was concurrently appointed to the Board and the committee positions previously held by Mr. Ninivaggi. The compensation committee has regularly scheduled meetings and additionally meets at other times as needed throughout the year.

The compensation committee reviews and makes determinations with respect to executive compensation or makes recommendations to the Board regarding executive compensation, with the full Board (with respect to Mr. Lipinski’s compensation) having the final authority on compensation matters, as determined by the compensation committee.

The principal responsibilities of the compensation committee are to: (1) make determinations or recommendations to the Board, as deemed appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other compensation and benefits, direct and indirect, of the chief executive officer and our other senior executives as well as non-employee directors;

(2) review and authorize the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives; (3) recommend changes in employee benefit programs; (4) provide counsel regarding key personnel selection; (5) administer our equity incentive plans; (6) establish and periodically review perquisites and fringe benefits policies; (7) administer the PIP; and (8) assist the Board in assessing any risks to the Company associated with the Company’s employee compensation practices and policies.

Ours is a commodity business with high volatility and risk where earnings are not only influenced by margins, but also by unique, innovative and aggressive actions and business practices on the part of the executive team. The compensation committee continually monitors current economic conditions and considers the petroleum and fertilizer markets along with other considerations in making compensation decisions. In addition, the compensation committee routinely reviews financial and operational performance compared to our business plan, positive and negative industry factors and the response of the senior management team in dealing with and maximizing operational and financial performance in the face of the challenges affecting our businesses. Due to the nature of our business, performance of an individual or the business as a whole may be outstanding; however, our financial performance may not depict this same level of achievement. The financial performance of the Company is not necessarily reflective of individual operational performance. In addition, specific performance levels or benchmarks are not necessarily used to establish compensation. The compensation committee takes into account all factors when determining compensation packages for the executive officers.

In 2013, no significant changes were made to the Company’s overall executive compensation philosophy and structure because the compensation committee believed that the compensation program was reasonable, balanced and designed to attract, retain and motivate talented executives.

Executive Compensation Philosophy and Objectives

The overarching philosophy of our executive compensation program is to closely align compensation paid to our executive officers with our operating and financial performance on both a short-term and long-term basis, in order to align our executive officers’ interests with those of the stockholders. In addition, we aim to provide a competitive compensation program in the form of salary, bonuses and other benefits with the goal of retaining and attracting talented and highly motivated executive officers and key employees, which we consider crucial to our long-term success and the long-term enhancement of stockholder value. We also strive to maintain a compensation program whereby the executive officers, through exceptional performance and equity-based compensation awards, will have the opportunity to realize economic rewards commensurate with our stockholders’ gains. The compensation committee believes that an important component of compensation is equity-based compensation in achieving these objectives because these incentives encourage our executive team to remain in our employ through the duration of the relevant vesting period in order to realize compensation as a result of increases in stockholder value. Following our 2013 annual meeting of stockholders, the compensation committee considered the advisory vote of our stockholders approving our named executive officer compensation for the 2012 fiscal year and determined to continue to apply the same principles in determining the nature and amount of executive compensation for 2013.

Setting Executive Compensation

The compensation committee retained Longnecker to assist the compensation committee with its review of the executive officers’ compensation levels and the mix of compensation as compared to peer companies and other relevant market information. To this end, Longnecker performed a study including an analysis that management reviewed and then provided to the compensation committee for its use in making decisions regarding the salary, bonus and other compensation amounts paid to named executive officers. The following companies were included in the report and analysis prepared by Longnecker as members of CVR Energy’s “peer group” — the independent refining companies of HollyFrontier Corporation and Tesoro Corporation, as well as PBF Energy, Inc. and Rentech, Inc. Although no specific target for total compensation or any particular element of compensation was set relative to CVR Energy’s peer group, the focus of Longnecker’s recommendations was centered on compensation levels between the 50th and 75th percentile of the peer group. Longnecker periodically attended compensation committee meetings either in person or by telephone, and met with the committee in executive session on occasion without management present. Longnecker performed no work for the Company or for management except to provide consulting services related to executive compensation levels and program design and non-employee director compensation. The report and analysis produced by Longnecker in July 2013 was used by the compensation committee in making decisions with respect to 2013 executive compensation. In 2013, Longnecker participated in one meeting with the compensation committee, in which they presented in detail their findings and recommendations.

The chief executive officer, while not a member of the compensation committee, reviewed information provided by Longnecker as well as other relevant market information and actively provided guidance and recommendations to the compensation committee regarding the amount and form of the compensation of executive officers (other than himself) and certain key employees. For compensation decisions, including decisions regarding the grant of equity-based compensation relating to executive officers (other than our chief executive officer and chief operating officer), the compensation committee typically considers the recommendations of our chief executive officer.

The compensation committee has not adopted any formal or informal policies or guidelines for allocating between long-term and current compensation, between cash and non-cash compensation. Decisions regarding such allocations are made strictly on a subjective and individual basis considering all relevant factors.

Elements of Our Executive Compensation Program

For 2013, the three primary components of our executive compensation program were base salary, an annual performance-based cash bonus and equity-based incentive awards. While these three components are related, they are viewed as separate and analyzed as such. The named executive officers are also provided with benefits that are generally available to CVR Energy’s salaried employees.

CVR Energy believes that equity compensation is the primary motivator in attracting and retaining executive officers. Salary and cash bonuses are viewed as secondary. However, the compensation committee views a competitive level of salary and cash bonus as critical to retaining talented individuals.

Base Salary

Each of the named executive officers has an employment agreement with CVR Energy that sets forth their initial base salaries. Base salaries are set at a level intended to enable CVR Energy to hire and retain executive officers, to enhance the executive officer’s motivation in a highly competitive and dynamic environment, and to reward individual and company performance. In determining base salary levels, the compensation committee takes into account the following factors: (i) our financial and operational performance for the year; (ii) the previous years’ compensation level for each executive officer; (iii) peer or market survey information for comparable public companies; and (iv) recommendations of the chief executive officer, based on individual responsibilities and performance, including each executive officer’s commitment and ability to (A) strategically meet business challenges, (B) achieve financial results, (C) promote legal and ethical compliance, (D) lead their own business or business team for which they are responsible and (E) diligently and effectively respond to immediate needs of the volatile industry and business environment.

Rather than establishing compensation solely on a formula-driven basis, decisions by the compensation committee are made using an approach that considers several important factors in developing compensation levels. For example, the compensation committee considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. In addition, in setting base salaries, the compensation committee reviews published survey and peer group data prepared by Longnecker and considers the applicability of the salary data in view of the individual positions within the Company.

Salaries are reviewed annually by the compensation committee with periodic informal reviews throughout the year. Adjustments, if any, are usually made effective January 1 of the year immediately following the review. The compensation committee, with the assistance of Longnecker, most recently reviewed the level of base salary and cash bonus for each of the executive officers in 2013 in conjunction with their responsibilities and expectations for 2014. They concluded their review in December 2013, and set the following base salaries for the named executive officers as of January 1, 2014: $1,000,000 for Mr. Lipinski; $390,000 for Ms. Ball; $490,000 for Mr. Riemann (which is not a change from his 2013 salary); $380,000 for Mr. Gross (which is not a change from his 2013 salary); and $325,000 for Mr. Haugen. The salary increases, if applicable, were effective January 1, 2014. Individual performance, the practices of our peer group of companies as reflected in the analysis and report of Longnecker, and changes in the named executive officers’ positions and levels of responsibility were considered. Among these three factors, slightly more weight was given to the report and findings of Longnecker.

Annual Bonus

The Company’s annual bonus program is designed to meet each of its compensation objectives. Specifically, the annual bonus programs rewards executives only for measured company performance, thereby aligning the executive’s interest with those of the Company’s equity holders and encouraging the executives to focus on targeted performance. Further, the program also provides the executive with the opportunity to earn additional compensation, thereby making our total compensation package more competitive.

Information about total cash compensation paid by members of our peer group is used in determining both the level of bonus award and the ratio of salary to bonus, as the compensation committee believes that maintaining a level of bonus and a ratio of fixed salary to bonus (which may fluctuate) that is in line with those of our competitors is an important factor in attracting and retaining executives. The compensation committee also believes that a significant portion of executive officers’ compensation should be at risk, which means that a portion of the executive officers’ overall compensation is not guaranteed and is determined based on individual and company performance. Each executive officer has the potential for a greater bonus award as his or her authority and responsibility increases. Employment agreements for each of the named executive officers provide that the executive is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of the relevant executive’s annual base salary. Under the employment agreements in effect during 2013 for CVR Energy’s named executive officers, target bonuses were the following percentages of each individual’s base salary: John J. Lipinski (250%); Susan M. Ball (100%); Stanley A. Riemann (200%); Edmund S. Gross (100%) and Robert W. Haugen (120%). These target percentages were the result of individual negotiations between the named executive officers and the Company, and were consistent with the findings and recommendations by Longnecker based upon review of the peer group, companies of similar size and other relevant market information. Specific bonus measures were determined by the board of directors of CVR Energy based on a review of the peer group and discussions with CVR Energy management and the compensation committee.

In March 2011, the Board adopted the PIP, pursuant to which the named executive officers had the opportunity to earn bonuses in respect of 2013. The payment of annual bonuses for the 2013 performance year to the named executive officers depended on the achievement of financial, operational and safety measures, which comprised 30%, 50% and 20% of the annual bonuses, respectively. Specific bonus measures were determined by the compensation committee based on its review of peer group information provided by Longnecker and discussions among the Board, management and the compensation committee and were selected with the goals of optimizing operations, maintaining financial stability and providing a safe work environment intended to maximize the Company’s overall performance resulting in increased stockholder value. On December 20, 2012, the compensation committee approved the threshold, target and maximum performance goals with respect to each measure.

All of the named executive officers participated in the PIP during 2013 and had the same measures, with the exception of Mr. Haugen, who is subject to certain separate financial and safety measures specifically designed for the petroleum segment of the Company’s business.

The 2013 financial measures were based upon consolidated adjusted EBITDA, which was derived from earnings before interest, taxes, depreciation and amortization, share-based compensation, loss on extinguishment of debt, first-in, first-out (FIFO) accounting impacts, increase in non-controlling interest, losses or gains on derivatives not in the business plan and asset impairment charges (which, for Mr. Haugen, was with respect to the petroleum segment only).

The 2013 operational measures included petroleum reliability for the Coffeyville and Wynnewood refineries, measured by crude throughput barrels per day. Awards could not be paid with respect to the operational measures unless the threshold of the relevant performance measure was achieved.

The 2013 safety measures included the aggregated EH&S results for the petroleum segment pursuant to the PIP, and for the nitrogen fertilizer segment pursuant to the CVR Partners, LP Performance Incentive Plan, which included the following: consolidated OSHA recordable injury statistics (based upon enterprise-wide OSHA injuries and inclusive of petroleum, fertilizer and crude transportation); consolidated OSHA lost time injury statistics (based upon enterprise-wide OSHA lost time injuries and inclusive of petroleum, fertilizer and crude transportation); consolidated EH&S severity statistics (based upon enterprise-wide EH&S severity and inclusive of petroleum, fertilizer and crude transportation); consolidated air reportable releases (based upon enterprise-wide EPA reportable quantity releases and inclusive of petroleum and fertilizer operations); consolidated air reportable release quantity (based upon enterprise-wide EPA reportable quantity releases and inclusive of petroleum and fertilizer operations); consolidated tier 1 process safety events (based upon enterprise-wide API process safety events of petroleum and fertilizer operations); consolidated tier 2 process safety events (based upon enterprise-wide API process safety events of petroleum and fertilizer operations); reportable quantity spills for pipeline (based upon EPA reportable quantity releases inclusive of transportation operations); spills to waters of U.S. pipelines (based upon EPA spills to U.S. waters inclusive of transportation operations); reportable quantity spills for trucking (based upon EPA reportable quantity releases inclusive of transportation operations); spills to waters of U.S. trucking (based upon EPA spills to U.S. waters inclusive of transportation operations); trucking incidents for on-road operations (based upon on-road, fault of CRCT and inclusive of transportation operations); and severity of trucking incidents (based upon EH&S applied factors inclusive of transportation operations).

The table below reflects: (i) the financial, operational and safety measures used to determine 2013 bonuses for the named executive officers; (ii) the threshold, target and maximum performance levels for each measure; (iii) the actual results with respect to each measure; and (iv) the portion of the 2013 bonus determined based on each such measure. The executives were eligible to receive 0% or 50% related to threshold levels, 100% for target levels, and 150% or up to 200% for maximum levels of the applicable amount for each respective measure for levels of performance attained at threshold, target and maximum, respectively.

2013 Performance Measure	2013 Performance Goals Threshold/Target/Maximum	2013 Actual Results	Percentage of Target Bonus Allocable to Measure
Consolidated adjusted EBITDA	Threshold: $543.1 million Target: $1,011.9 million Maximum: $1,480.7 million	$817.2	30% of bonus for all named executive officers other than Mr. Haugen

Consolidated adjusted EBITDA — Petroleum segment only	Threshold: $447.9 million Target: $895.8 million Maximum: $1,343.7 million	$714.1	30% of bonus for Mr. Haugen only

Consolidated Petroleum reliability measures	Threshold: 159,916 bpd Target: 171,952 bpd Maximum: 180,549 bpd	187,568 bpd	50% of bonus for all named executive officers other than Mr. Haugen

Coffeyville Petroleum Reliability Measures	Threshold: 100,708 bpd Target: 108,288 bpd Maximum: 113,702 bpd	110,541 bpd	30% of bonus for Mr. Haugen only

2013 Performance Measure	2013 Performance Goals Threshold/Target/Maximum	2013 Actual Results	Percentage of Target Bonus Allocable to Measure

Wynnewood Petroleum Reliability Measures	Threshold: 59,208 bpd Target: 63,664 bpd Maximum: 66,847 bpd	77,027 bpd	20% of bonus for Mr. Haugen only

Petroleum environmental health and safety measures	Threshold: 0% of refining payout levels Target: 20% of refining payout levels Maximum: 40% of refining payout levels	38.50%	15% of bonus for all named executive officers other than Mr. Haugen

Nitrogen environmental health & safety measures	Threshold: 0% of nitrogen payout levels Target: 20% of nitrogen payout levels Maximum: 40% of nitrogen payout levels	35.13%	5% of bonus for all named executive officers other than Mr. Haugen

Petroleum consolidated OSHA recordable injury statistics	Threshold: 13 recordable events Target: 10 recordable events Maximum: 4 recordable events	3 recordable events	2% of bonus for Mr. Haugen only

Petroleum consolidated OSHA lost time injury statistics	Threshold: 6 recordable events Target: 3 recordable events Maximum: 0 recordable events	0 recordable events	2% of bonus for Mr. Haugen only

Petroleum consolidated EH&S severity statistics	Threshold: 6 recordable events Target: 3 recordable events Maximum: 0 recordable events	0 recordable events	2% of bonus for Mr. Haugen only

Petroleum Consolidated air reportable releases	Threshold: 43 recordable events Target: 38 recordable events Maximum: 27 recordable events	25 recordable events	2% of bonus for Mr. Haugen only

Petroleum consolidated air reportable release quantity	Threshold: 1,368,000 pounds Target: 1,056,000 pounds Maximum: 941,000 pounds	140,103 pounds	1% of bonus for Mr. Haugen only

Petroleum consolidated Tier 1 process safety events	Threshold: 6 recordable events Target: 2 recordable events Maximum: 0 recordable events	0 recordable events	3% of bonus for Mr. Haugen only

Petroleum consolidated Tier 2 process safety events	Threshold: 6 recordable events Target: 4 recordable events Maximum: 0 recordable events	2 recordable events	2% of bonus for Mr. Haugen only

Reportable quantity spills — Pipeline	Threshold: 4 recordable events Target: 3 recordable events Maximum: 1 recordable events	2 recordable events	1% of bonus for Mr. Haugen only

Spills to Waters of U.S. — Pipeline	Threshold: 2 recordable events Target: 1 recordable events Maximum: 0 recordable events	0 recordable events	1% of bonus for Mr. Haugen only

Reportable Quantity Spills — Trucking	Threshold: 2 recordable events Target: 1 recordable events Maximum: 0 recordable events	0 recordable events	1% of bonus for Mr. Haugen only

Spills to Waters of U.S.—Trucking	Threshold: 2 recordable events Target: 1 recordable events Maximum: 0 recordable events	0 recordable events	1% of bonus for Mr. Haugen only

Trucking Incidents — On Road	Threshold: 4 recordable events Target: 2 recordable events Maximum: 1 recordable events	0 recordable events	1% of bonus for Mr. Haugen only

Trucking Incidents — Severity	Threshold: 3 recordable events Target: 1 recordable events Maximum: 0 recordable events	0 recordable events	1% of bonus for Mr. Haugen only

As a result of the level of performance achieved during 2013, Mr. Lipinski, Ms. Ball and Messrs. Riemann and Gross earned 130.20% of their respective 2013 target annual bonuses, and Mr. Haugen earned 122.56% of his 2013 target annual bonus. The amounts earned by the named executive officers as a result of their respective levels of performance during 2013 pursuant to the PIP are set forth in the Summary Compensation table in the Non-Equity Incentive Plan Compensation column.

Equity Incentive Awards

We use equity incentives to reward long-term performance. The issuance of equity to executive officers is intended to satisfy our compensation program objectives by generating significant future value for each executive officer if the Company’s performance is outstanding and the value of the Company’s equity increases for all of its stockholders. The compensation committee believes that its equity incentives promote long-term retention of executives.

We established the LTIP in connection with our initial public offering in October 2007, which we are proposing that the Company’s stockholders approve at the Annual Meeting. The compensation committee may elect to make restricted stock and restricted stock unit grants, option grants, performance awards or other equity-based grants under the LTIP in its discretion or may recommend grants to the Board for its approval, as determined by the committee in its discretion.

Each of our named executive officers has been granted restricted stock units pursuant to the LTIP. The awards that were granted in December 2012 consist of restricted stock units and dividend equivalent rights, which represent the right to receive, upon vesting, a cash payment equal to the fair market value of one share of CVR Energy common stock, plus the cash value of all dividends that were declared and paid by CVR Energy during the vesting period for that award. Awards of restricted stock units granted prior to the December 2012 grants represent the holder’s right to receive, upon vesting, a cash payment equal to the lesser of $30.00 or the fair market value of a share of CVR Energy common stock, as defined in the Transaction Agreement. The awards are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant, subject to immediate vesting under certain circumstances described in more detail in the section titled “Change-in-Control and Termination Payments” below.

In December 2013, CVR Energy granted Mr. Lipinski three separate awards of performance units. Awards 1 and 2 were granted to Mr. Lipinski pursuant to an agreement that also provided for the cancellation of 62,920 restricted stock units that were granted to Mr. Lipinski by the Company on December 28, 2012 and had not yet vested. Awards 1 and 2 represent the right to receive a cash payment equal to $1,000 multiplied by certain performance factors. Award 3 represents the right to receive a cash payment equal to the product of (a) the 10-day average closing price of CVR Refining common units for the first 10 trading days of December 2014 plus the amount of distributions paid on a common unit of CVR Refining between December 19, 2013 and the last day of the 10 trading days described above and (b) the applicable performance factor. The awards are subject to transfer restrictions and carry performance cycles ending on June 30, 2014, December 15, 2014 and December 31, 2014, respectively. The Company is requesting that the stockholders approve the grant of these performance units to Mr. Lipinski at the Annual Meeting.

Also in December 2013, CVR Energy granted Ms. Ball and Messrs. Gross and Haugen awards consisting of incentive units and distribution equivalent rights. Each incentive unit and distribution equivalent right represents the right to receive, upon vesting, a cash payment equal to (a) the average fair market value of one unit of CVR Refining’s common units for the first 10 trading days in the month of vesting, plus (b) the per unit cash value of all distributions declared and paid by CVR Refining from the grant date to and including the vesting date. The awards are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on December 27, 2014, subject to immediate vesting under certain circumstances described in more detail in the section titled “Change-in-Control and Termination Payments” below.

Perquisites and Personal Benefits

The Company pays for a portion of the cost of medical insurance and life insurance for the named executive officers as it does for all non-union employees (except for certain supplemental life insurance). The total value of all perquisites and personal benefits provided to each named executive officer in 2013 was less than $10,000.

Other Forms of Compensation

Each of our named executive officers has a provision in his or her employment agreement that provides for certain severance benefits in the event of termination of employment under certain circumstances. These severance provisions are described in “Change-in-Control and Termination Payments” below. These severance provisions were negotiated between the executive officers and the Company. The compensation committee believes that the severance provisions in the employment agreements are customary for similar companies.

CVR Partners and CVR Refining

A number of our executive officers, including certain of our named executive officers, also serve as executive officers of CVR Partners and CVR Refining. These executive officers receive all of their compensation and benefits from us, including compensation related to services performed for CVR Partners and CVR Refining. In the future, our executive officers may receive equity-based awards pursuant to the CVR Partners, LP Long Term Incentive Plan or the CVR Refining, LP Long Term Incentive Plan for services provided to these businesses. Pursuant to services agreement entered into between the Company and CVR Partners and CVR Refining (and their respective general partners), CVR Partners and CVR Refining (or their respective general partners) reimburse us for the time our executive officers dedicate to operation of those businesses. With respect to CVR Refining, the services agreement was entered into in connection with CVR Refining’s initial public offering in January 2013. Prior to such time, compensation paid to our executive officers with respect to the time they spent working for CVR Refining following its formation in September 2012 was reimbursed by CVR Refining to the Company by virtue of our financial accounting process.

Under each of these services agreements, CVR Partners and CVR Refining (or their respective general partners) are required to pay us (a) all costs incurred by us in connection with the employment of our employees who provide services to CVR Partners or CVR Refining under the applicable agreement on a full-time basis, but excluding certain share-based compensation; (b) a prorated share of costs incurred by us in connection with the employment of our employees who provide services to CVR Partners and CVR Refining under the applicable agreement on a part-time basis, but excluding certain share-based compensation and such prorated share must be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for CVR Partners or CVR Refining; (c) a prorated share of certain administrative costs; and (d) various other administrative costs in accordance with the terms of the agreement.

Tax Considerations

Section 162(m) of the Code generally limits deductions by publicly held corporations for compensation paid to its “covered employees” (i.e., its chief executive officer and the three next highest compensated officers other than the chief financial officer) to the extent that the employee’s compensation for the taxable year exceeds $1.0 million. This limit does not apply to “qualified performance-based compensation,” which requires, among other things, satisfaction of a performance goal that is established by a committee of the Board consisting of two or more non-employee directors. We submitted the PIP to stockholders for approval at the 2011 annual meeting as we intend for amounts paid pursuant to such plan to fall within the qualified performance-based compensation exception from Section 162(m) of the Code. The PIP was approved by our stockholders at the 2011 annual meeting and is currently the primary program through which cash incentive compensation is paid to our executives. In addition, the Company is submitting the LTIP to stockholders for approval at the Annual Meeting as we intend for certain awards granted under the LTIP, including options, stock appreciation rights, performance units, performance share units and performance-based restricted stock, to fall within the qualified performance-based compensation exception from Section 162(m) of the Code. Notwithstanding Section 162(m) of the Code, we believe that stockholder interests are best served by preserving the compensation committee’s discretion and flexibility to take into account factors other than tax deductibility in making compensation decisions. Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid by the Company will be fully deductible under any circumstances and the compensation committee retains the flexibility to approve compensation that may not be deductible if the committee believes that doing so is in the best interests of the Company and our stockholders.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in CVR Energy’s Proxy Statement.

Compensation Committee

Vincent J. Intrieri, Chairman

Samuel Merksamer

Andrew Roberto

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to compensation earned by our named executive officers for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
John J. Lipinski	2013	950,000	2,889,236	9,442,250	29,933	(4)	13,311,419
Chief Executive Officer	2012	950,000	11,589,180	3,771,738	25,105		16,336,023
	2011	900,000	5,000,011	2,541,206	24,751		8,465,968

Susan M. Ball(3)	2013	360,000	896,838	468,720	17,629	(4)	1,743,187
Chief Financial Officer	2012	281,189	1,542,448	379,886	16,869		2,220,392

Stanley A. Riemann	2013	490,000	—	1,275,960	29,933	(4)	1,795,893
Chief Operating Officer	2012	450,000	4,427,820	1,429,290	25,105		6,332,215
	2011	425,000	1,487,518	960,011	24,751		2,897,280

Edmund S. Gross	2013	380,000	797,197	494,760	29,941	(4)	1,701,898
Senior Vice President	2012	380,000	2,923,367	603,478	25,115		3,931,960
and General Counsel	2011	362,000	1,086,003	408,852	24,769		1,881,624

Robert W. Haugen	2013	315,000	548,083	463,277	22,141	(4)	1,348,501
Executive Vice President,	2012	290,000	1,273,352	535,294	19,829		2,118,475
Refining Operations	2011	275,000	495,015	349,421	16,134		1,135,570

(1)	For 2013, the above table reflects the aggregate grant date fair value for certain performance units granted in December 2013 to Mr. Lipinski and for incentive units granted to Ms. Ball and Messrs. Gross and Haugen by CVR Energy. Amounts in this column for 2012 include the following amounts, in each case, computed in accordance with FASB ASC Topic 718: (a) the aggregate grant date fair value of restricted stock unit awards (for Mr. Lipinski, Ms. Ball and Messrs. Riemann, Gross and Haugen) granted during 2012 pursuant to the LTIP; and (b) the aggregate value of the modification of restricted stock awards granted under the LTIP that were outstanding on May 4, 2012 in accordance with the Transaction Agreement, as described above in the Compensation Discussion and Analysis section regarding Equity Incentive Awards. Of the amounts set forth for the named executive officers in this column for 2012, amounts attributable to the modification of restricted stock awards granted under the LTIP are as follows: Mr. Lipinski — $8,589,154; Ms. Ball — $576,374; Mr. Riemann — $2,627,805; Mr. Gross — $2,123,344; and Mr. Haugen — $723,316. Assumptions relied upon in such valuation are set forth in footnote 5 to our 2012 audited financial statements set forth in the Annual Report filed on March 14, 2013. Amounts in this column for 2011 reflect the aggregate grant date fair value of restricted stock granted to the named executive officers during those years pursuant to the LTIP, computed in accordance with FASB ASC Topic 718. Assumptions relied upon in such valuation for 2011 are set forth in footnote 2 to our 2011 audited financial statements set forth in the Annual Report filed on February 29, 2012. As described in more detail in the “Compensation Discussion and Analysis”, shares of restricted stock that were outstanding on May 4, 2012 were converted into restricted stock units representing the right to receive, upon becoming vested in accordance with their terms, a cash payment to be calculated in accordance with the Transaction Agreement.

(2)	Amounts in this column for 2013, 2012 and 2011 reflect amounts earned pursuant to the PIP in respect of performance during 2013, 2012 and 2011, which were paid in 2014, 2013 and 2012, respectively. For Mr. Lipinski, the amount for 2013 also reflects the aggregate grant date fair value for certain performance units granted in December 2013 that are valued based on a performance factor that is tied to certain operational performance metrics. Performance units included in this column were entered into in connection with the cancellation of the 2012 restricted stock unit awards granted previously to Mr. Lipinski.

(3)	Ms. Ball’s employment as chief financial officer of the Company commenced on August 7, 2012. Prior to such date, Ms. Ball served as the Company’s vice president and chief accounting officer.

(4)	Amounts in this column for 2013 include the following: (a) a company contribution under the CVR Energy 401(k) plan of $15,300 for each of the named executive officers; (b) $9,851 for Messrs. Lipinski and Riemann, $1,501 for Ms. Ball, $9,858 for Mr. Gross and $4,349 for Mr. Haugen in premiums paid by CVR Energy on behalf of the executive officer with respect to the Company’s executive life insurance program; (c) $4,782 for Messrs. Lipinski, Riemann and Gross, $829 for Ms. Ball, and $2,492 for Mr. Haugen in premiums paid by CVR Energy on behalf of the executive officer with respect to the Company’s basic life insurance program.

Grants of Plan-Based Awards in Fiscal Year 2013

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John J. Lipinski	—	593,750	2,375,000	4,156,250	—	—
	12/19/2013	2,625,000	3,750,000	4,125,000	—	—
	12/19/2013	1,820,000	2,600,000	2,860,000	—	—
	12/19/2013				132,170	2,889,236
Susan M. Ball	—	90,000	360,000	630,000	—	—
	12/31/2013				39,648	896,838
Stanley A. Riemann	—	245,000	980,000	1,715,000	—	—
Edmund S. Gross	—	95,000	380,000	665,000	—	—
	12/31/2013				35,243	797,197
Robert W. Haugen	—	94,500	378,000	661,500	—	—
	12/31/2013				24,230	548,083

(1)	Amounts in these columns reflect amounts that could have been earned by the named executive officers under the PIP in respect of 2013 performance at the threshold, target and maximum levels with respect to each performance measure. The performance measures and related goals set by the compensation committee for 2013 are described in the “Compensation Discussion and Analysis.” For Mr. Lipinski, amounts also reflect those that could be earned under certain performance units issued in December 2013 at threshold, target, and maximum based on performance factors that are tied to operational performance metrics.

(2)	Reflects the grant date fair value of certain performance unit awards to Mr. Lipinski and the incentive unit awards to Ms. Ball, and Messrs. Gross and Haugen during 2013, computed in accordance with FASB ASB Topic 718.

Employment Agreements

John J. Lipinski.    On July 12, 2005, CRLLC entered into an employment agreement with Mr. Lipinski, as chief executive officer, which was subsequently assumed by CVR Energy and amended and restated effective as of January 1, 2008, January 1, 2010, January 1, 2011 and January 1, 2014. The agreement has a three year term continuing through December 31, 2016, unless otherwise terminated by CVR Energy or Mr. Lipinski; provided CVR Energy may extend the agreement in one-year increments by providing 90 days notice prior to the expiration of the initial term or then current renewal term. Mr. Lipinski receives an annual base salary of $1,000,000 effective as of January 1, 2014. Mr. Lipinski is also eligible to receive a performance-based annual cash bonus with a target payment equal to 250% of his annual base salary to be based upon individual and/or company performance criteria as established by the compensation committee of the board of directors of CVR Energy for each fiscal year. In addition, Mr. Lipinski is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement and also includes covenants relating to non-solicitation and non-competition that govern during his employment and thereafter for the period severance is paid and, if no severance is paid, for one year following termination of employment. In addition, Mr. Lipinski’s agreement provides for certain severance payments that may be due following the termination of his employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Susan M. Ball.    On October 23, 2007, CVR Energy entered into an employment agreement with Ms. Ball, which was amended on March 5, 2009 and October 9, 2009, and amended and restated on each of January 1, 2010 and January 1, 2011. This agreement was subsequently amended and restated effective as of on August 7, 2012 in connection with Ms. Ball’s promotion to the role of Chief Financial Officer, and amended again on December 31, 2013. The agreement has a term extending through December 31, 2015, unless otherwise terminated by CVR Energy or Ms. Ball. The annual salary in effect for Ms. Ball effective January 1, 2013 was $360,000. Ms. Ball is also eligible to receive a performance-based annual cash bonus with a target payment equal to 100% of her annual base salary to be based upon individual and/or performance criteria as established by the compensation committee of the board of directors of CVR Energy for each fiscal year. In addition, Ms. Ball is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. The agreement requires Ms. Ball to abide by a perpetual restrictive covenant relating to non-disclosure and also includes covenants relating to non-solicitation and non-competition that govern during her employment and for one year following termination of employment. In addition, the agreement provides for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Stanley A. Riemann.    On July 12, 2005, CRLLC entered into an employment agreement with Mr. Riemann, which was subsequently assumed by CVR Energy and amended and restated effective as of December 29, 2007. This agreement was amended and restated effective January 1, 2010 and again on January 1, 2011 and has a term of three years that expired in January 2014. The annual salary in effect for Mr. Riemann effective January 1, 2013 was $490,000. Mr. Riemann is also eligible to receive a performance-based annual cash bonus to be based upon individual and/or company performance criteria as established by the compensation committee of the board of directors of CVR Energy for each fiscal year. The target annual bonus percentage for Mr. Riemann is 200%. Mr. Riemann is also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. The agreement requires Mr. Riemann to abide by a perpetual restrictive covenant relating to non-disclosure and also include covenants relating to non-solicitation and non-competition during his employment and for one year following termination of employment. In addition, the agreement provides for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.” As stated above, Mr. Riemann’s employment agreement expired on January 1, 2014. On November 29, 2013, CVR Energy and Mr. Riemann entered into a letter agreement extending his employment from January 1, 2014 to June 30, 2014. Under the letter agreement, Mr. Riemann’s base salary will continue at the rate in effect immediately prior January 1, 2014. In addition, provided that Mr. Riemann remains employed through June 30, 2014 (or is terminated by CVR Energy without cause), and subject to Mr. Riemann’s execution of a release of claims: (a) Mr. Riemann will be entitled to receive a pro-rata bonus based on the actual performance of CVR Energy for 2014, payable when bonuses for 2014 are paid generally to CVR Energy’s executive officers; and (b) Mr. Riemann will receive a cash payment of $600,000 within 30 days following the date the release becomes effective. In addition, Mr. Riemann remains subject to the restrictive covenant obligations contained in his prior employment agreement.

Edmund S. Gross and Robert W. Haugen.    On July 12, 2005, CRLLC entered into employment agreements with each of Messrs. Gross and Haugen, which were subsequently assumed by CVR Energy and amended and restated effective as of December 29, 2007. The agreements were amended and restated effective January 1, 2010 and on January 1, 2011, and amended again on December 31, 2013. The agreements with Messrs. Gross and Haugen each have a term extending through December 31, 2014, unless otherwise terminated earlier by either party to the agreement. The employment agreements provide for annual base salaries and also provide that each executive officer is eligible to receive a performance-based annual cash bonus to be based upon individual and/or company performance criteria as established by the compensation committee of the board of directors of CVR Energy for each fiscal year. The annual salaries in effect for Messrs. Gross and Haugen effective as of January 1, 2013 are $380,000 and $315,000, respectively, and the target annual bonus percentages for these executive officers are as follows: Mr. Gross (100%); and Mr. Haugen (120%). These executives are also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. The agreements required the executive officers to abide by a perpetual restrictive covenant relating to non-disclosure and also include covenants relating to non-solicitation and, except in the case of Mr. Gross, non-competition during their employment and for one year following termination of employment. In addition, the employment agreements provide for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Outstanding Equity Awards at 2013 Fiscal Year-End

This table reflects outstanding restricted stock unit awards held by the named executive officers as of December 31, 2013.

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John J. Lipinski	88,984	(2)(3)	2,669,520
	132,170	(4)	2,989,685

Susan M. Ball	5,366	(2)(3)	160,980
	3,783	(5)	113,490
	11,186	(6)	485,808
	39,648	(7)	896,838

Stanley A. Riemann	26,473	(2)(3)	794,190

Edmund S. Gross	19,327	(2)(3)	579,810
	11,186	(6)	485,808
	35,243	(7)	797,197

Robert W. Haugen	8,809	(2)(3)	264,270
	7,690	(6)	333,977
	24,230	(7)	548,083

(1)	Amounts in this column reflect the market value, as of December 31, 2013, of restricted stock units, incentive units and performance units held by the named executive officers as of such date. For restricted stock units subject to the Transaction Agreement and restricted stock units granted to Ms. Ball in August 2012, this value has been calculated by multiplying the number of restricted stock units by $30, which is the value that would have been payable pursuant to the Transaction Agreement in respect of each restricted stock unit had vesting occurred as of December 31, 2013. For restricted stock units granted in December 2012, this value has been calculated by multiplying the number of restricted stock units by the closing market price of our common stock on the NYSE on such date ($43.43 per share), pursuant to the terms of the award agreements. For incentive and performance units granted in December 2013, this value has been calculated by multiplying the number of units by the closing market price of CVR Refining LP common units on the NYSE on such date ($22.62 per common unit), pursuant to the terms of the award agreements.

(2)	Represents restricted stock units held by the named executive officers that are subject to the Transaction Agreement. Pursuant to the Transaction Agreement, shares of restricted stock were converted into restricted stock units representing the right to receive, upon becoming vested in accordance with their terms, a cash payment to be calculated as provided in the Transaction Agreement, as described in more detail in the “Compensation Discussion and Analysis”. These restricted stock units are scheduled to become vested in equal installments on the first three anniversaries of the date of grant, provided the executives continue to serve as an employee of the Company on each such date, and subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(3)	Represents the unvested portion of awards granted on December 30, 2011, with such unvested portion scheduled to vest on December 30, 2014.

(4)	The performance units reflected in this table are scheduled to become vested on December 31, 2014, provided Mr. Lipinski continues to serve as an employee of CVR Energy or one of its subsidiaries on such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(5)	Represents the unvested portion of restricted stock units granted to Ms. Ball on August 7, 2012, with such unvested portion scheduled to vest in two equal tranches on August 7, 2014 and August 7, 2015.

(6)	Represents the unvested portion of restricted stock units granted on December 28, 2012, with such unvested portion scheduled to vest in two equal tranches on December 28, 2014 and December 28, 2015, provided the executives continue to serve as an employee of the Company on each such date, and subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(7)	The incentive units reflected in this table are scheduled to vest in one-third annual increments beginning on December 27, 2014, provided the executive continues to serve as an employee of CVR Energy or one of its subsidiaries on such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

Equity Awards Vested During Fiscal Year 2013

This table reflects the portion of restricted stock unit awards that vested during 2013 and were settled in accordance with the Transaction Agreement or the respective award agreements.

	Equity Awards
Named Executive Officer	Number of Shares or Units Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
John J. Lipinski	74,177	(2)	2,225,310
	74,111	(3)	2,223,330
	88,984	(4)	2,669,520
Susan M. Ball	3,709	(2)	111,270
	3,590	(3)	107,700
	5,366	(4)	160,980
	1,892	(6)	56,760
	5,593	(5)	318,186
Stanley A. Riemann	23,180	(2)	695,400
	22,782	(3)	683,460
	26,473	(4)	794,190
	37,752	(5)	2,147,711
Edmund S. Gross	19,703	(2)	591,090
	15,239	(3)	457,170
	19,327	(4)	579,810
	5,593	(5)	318,186
Robert W. Haugen	5,795	(2)	173,850
	5,435	(3)	163,050
	8,810	(4)	264,300
	3,846	(5)	218,799

(1)	Amounts reflected are calculated by multiplying the number of restricted stock units that became vested by $30.00, which is the value paid in respect of each restricted stock unit pursuant to the Transaction Agreement. For restricted stock units granted on December 28, 2012, this value has been calculated by multiplying the number of restricted stock units by the sum of the closing market price of our common stock on the NYSE on the vesting date of December 28, 2013 which was $42.64, and the accrued dividends payable pursuant to the award of $14.25, for a total of $56.89.

(2)	Represents restricted stock units granted on July 16, 2010.

(3)	Represents restricted stock units granted on December 31, 2010.

(4)	Represents restricted stock units granted on December 30, 2011.

(5)	Represents restricted stock units and dividend equivalent rights granted on December 28, 2012.

(6)	Represents restricted stock units granted on August 7, 2012.

Change-in-Control and Termination Payments

Under the terms of our named executive officers’ employment agreements, they may be entitled to severance and other benefits from the Company following the termination of their employment. The amounts of potential post-employment payments and benefits in the narrative and table below assume that the triggering event took place on December 31, 2013, are based upon salaries as of December 31, 2013 and assume the payment of bonuses at 100% of target.

John J. Lipinski.    If Mr. Lipinski’s employment is terminated either by CVR Energy without “cause” and other than for “disability” or by Mr. Lipinski for “good reason” (as these terms are defined in his employment agreement), then in addition to any accrued amounts, including any base salary earned but unpaid through the date of termination, any earned but unpaid annual bonus for completed fiscal years, any unused accrued paid time off and any unreimbursed expenses (“Accrued Amounts”), Mr. Lipinski is entitled to receive as severance (a) salary continuation for 36 months (b) a pro-rata bonus for the year in which termination occurs, based on actual results and (c) the continuation of medical, dental, vision and life insurance benefits (“Welfare Benefits”) for 36 months at active- employee rates or until such time as Mr. Lipinski becomes eligible for such benefits from a subsequent employer. In addition, if Mr. Lipinski’s employment is terminated either by CVR Energy without “cause” and other than for disability or by Mr. Lipinski for “good reason” (as these terms are defined in his employment agreement) within one year following a change in control (as defined in his employment agreement) or in specified circumstances prior to and in connection with a change in control, Mr. Lipinski will receive 1/12 of his target bonus for the year of termination for each month of the 36 month period during which he is entitled to severance.

If Mr. Lipinski’s employment is terminated as a result of his disability, then in addition to any Accrued Amounts and any payments to be made to Mr. Lipinski under disability plan(s), Mr. Lipinski is entitled to (a) disability payments equal to, in the aggregate, Mr. Lipinski’s base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the relevant table below) and (b) a pro-rata bonus for the year in which termination occurs, based on actual results. Such supplemental disability payments will be made in installments for a period of 36 months from the date of disability. As a condition to receiving these severance payments and benefits, Mr. Lipinski must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If Mr. Lipinski’s employment is terminated at any time by reason of his death, then in addition to any Accrued Amounts Mr. Lipinski’s beneficiary (or his estate) will be paid (a) the base salary Mr. Lipinski would have received had he remained employed through the remaining term of his employment agreement and (b) a pro-rata bonus for the year in which termination occurs, based on actual results. Notwithstanding the foregoing, CVR Energy may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lipinski’s supplemental disability payments or the payments due to Mr. Lipinski’s beneficiary or estate by reason of his death. Mr. Lipinski will be required to cooperate in obtaining such insurance. Upon a termination by reason of Mr. Lipinski’s retirement after reaching age 62, in addition to any Accrued Amounts, Mr. Lipinski will receive (a) continuation of Welfare Benefits for 36 months at active-employee rates or until such time as Mr. Lipinski becomes eligible for such benefits from a subsequent employer, (b) provision of an office at CVR Energy’s headquarters and use of CVR Energy’s facilities and administrative support, each at CVR Energy’s expense, for 36 months and (c) a pro-rata bonus for the year in which termination occurs, based on actual results.

In the event that Mr. Lipinski is eligible to receive continuation of Welfare Benefits at active employee rates but is not eligible to continue to receive benefits under CVR Energy’s plans pursuant to the terms of such plans or a determination by the insurance providers, CVR Energy will use reasonable efforts to obtain individual insurance policies providing Mr. Lipinski with such benefits at the same cost to CVR Energy as providing him with continued coverage under its plans. If such coverage cannot be obtained, CVR Energy will pay Mr. Lipinski on a monthly basis during the relevant continuation period, an amount equal to the amount CVR Energy would have paid had he continued participation in CVR Energy’s plans.

If any payments or distributions due to Mr. Lipinski would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The estimated total amounts payable to Mr. Lipinski (or his beneficiary or estate in the event of death) in the event of termination of employment under the circumstances described above are set forth in the table below. Mr. Lipinski would solely be entitled to Accrued Amounts, if any, upon the termination of employment by CVR Energy for cause, or by him voluntarily without good reason and not by reason of his retirement. The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes covenants relating to non-solicitation and noncompetition during Mr. Lipinski’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for one year following the end of the term (if no severance or disability payments are payable).

Susan M. Ball, Stanley A. Riemann, Edmund S. Gross and Robert W. Haugen.    Pursuant to their employment agreements as in effect on December 31, 2013, if the employment of Ms. Ball or Messrs. Riemann, Gross or Haugen is terminated either by CVR Energy without “cause” and other than for “disability” or by the executive officer for “good reason” (as such terms are defined in their respective employment agreements), then these executive officers are entitled, in addition to any Accrued Amounts, to receive as severance (a) salary continuation for 12 months (18 months for Mr. Riemann), (b) a pro-rata bonus for the year in which termination occurs, based on actual results and (c) the continuation of Welfare Benefits for 12 months (18 months for Mr. Riemann) at active-employee rates or until such time as the executive officer becomes eligible for such benefits from a subsequent employer. In addition, if the employment of the named executive officer is terminated either by CVR Energy without “cause” and other than for “disability” or by the executives for “good reason” (as these terms are defined in their employment agreements) within one year following a change in control (as defined in their employment agreements) or in specified circumstances prior to and in connection with a change in control, they are also entitled to receive additional benefits. For Ms. Ball and Mr. Gross, the severance period and benefit continuation period would be extended to 24 months and for Mr. Riemann would be extended to 30 months, and they would also receive monthly payments equal to 1/12 of their respective target bonuses for the year of termination during the 24 (or 30) month severance period. Mr. Haugen would receive monthly payments equal to 1/12 of his target bonus for the year of termination for 12 months. Upon a termination of these executives’ employment upon retirement after reaching age 62, in addition to any Accrued Amounts, they will receive (a) a pro-rata bonus for the year in which termination occurs, based on actual results and (b) continuation of Welfare Benefits for 24 months at active-employee rates or until such time as they become eligible for such benefits from a subsequent employer.

In the event that Ms. Ball or Messrs. Riemann, Gross or Haugen are eligible to receive continuation of Welfare Benefits at active-employee rates but are not eligible to continue to receive benefits under CVR Energy’s plans pursuant to the terms of such plans or a determination by the insurance providers, CVR Energy will use reasonable efforts to obtain individual insurance policies providing the executives with such benefits at the same cost to CVR Energy as providing them with continued coverage under CVR Energy’s plans. If such coverage cannot be obtained, CVR Energy will pay the executives on a monthly basis during the relevant continuation period, an amount equal to the amount CVR Energy would have paid had they continued participation in its plans.

As a condition to receiving these severance payments and benefits, the executives must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. The agreements provide that if any payments or distributions due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be cut back only if that reduction would be more beneficial to the executive officer on an after-tax basis than if there were no reduction. These executive officers would solely be entitled to Accrued Amounts, if any, upon the termination of employment by CVR Energy for cause, or by the executive voluntarily without good reason and not by reason of retirement, death or disability. The agreements require each of the executive officers to abide by a perpetual restrictive covenant relating to non-disclosure. The agreements also include covenants relating to non-solicitation and, except in the case of Mr. Gross, covenants relating to non-competition during their employment terms and for one year following the end of the terms.

The table that follows reflects the severance that would have been paid to each of the 2013 named executive officers had their employment been terminated under certain circumstances as of December 31, 2013, and assumes the payment of bonuses at 100% of target.

	Cash Severance ($)					Benefit Continuation ($)
	Death	Disability	Retirement	Termination without Cause or with Good Reason		Death	Disability	Retirement	Termination without Cause or with Good Reason
				(1)	(2)				(1)	(2)
John J. Lipinski	5,225,000	5,225,000	2,375,000	5,225,000	12,350,000	—	—	71,666	71,666	71,666
Susan M. Ball	—	—	360,000	720,000	1,800,000	—	—	31,220	15,610	31,220
Stanley A. Riemann	—	—	980,000	1,715,000	4,655,000	—	—	47,777	35,833	59,722
Edmund S. Gross	—	—	380,000	760,000	1,900,000	—	—	55,840	27,920	55,840
Robert W. Haugen	—	—	378,000	693,000	1,071,000	—	—	40,242	20,121	20,121

(1)	Severance payments and benefits in the event of termination without cause or resignation for good reason not in connection with a change in control.

(2)	Severance payments and benefits in the event of termination without cause or resignation for good reason in connection with a change in control.

The employment agreements for each of the named executive officers were amended effective January 1, 2014.

With respect to Mr. Lipinski, as of January 1, 2014: (i) in the event of Mr. Lipinski’s termination by CVR Energy other than for “cause” or “disability,” or Mr. Lipinski’s resignation for “good reason” (as each term is defined in his employment agreement), rather than receiving salary continuation and welfare benefits for 36 months following termination, Mr. Lipinski will receive salary continuation and welfare benefits for the lesser of (A) 36 months and (B) the greater of (x) the remainder of the term of the employment agreement and (y) 12 months (such period, the “Post-Employment Period”); (ii) in the event of Mr. Lipinski’s termination by CVR Energy due to his disability, rather than receiving supplemental disability payments for 36 months following termination, Mr. Lipinski will receive such payments for the Post-Employment Period; (iii) in the event of Mr. Lipinski’s termination due to his death, rather than his estate receiving the base salary which Mr. Lipinski would have received had he remained employed under his employment agreement for a total of 36 months, Mr. Lipinski’s estate will receive his base salary for the Post-Employment Period; and (iv) in the event of Mr. Lipinski’s termination due to his “retirement” (as defined in the employment agreement), (x) rather than receiving welfare benefits for 36 months following his retirement, Mr. Lipinski will receive welfare benefits for the Post-Employment Period and (y) rather than the provision of an office at CVR Energy’s headquarters and use of CVR Energy’s facilities and administrative support for 36 months following his retirement, those items will be provided to Mr. Lipinski during the Post-Employment Period at CVR Energy’s expense and, at Mr. Lipinski’s request, for two years following the Post-Employment Period at Mr. Lipinski’s expense.

With respect to Ms. Ball and Mr. Gross, as of January 1, 2014: (i) in the event of such named executive officer’s termination by CVR Energy other than for “cause” or “disability” or such named executive officer’s resignation for “good reason” (as each term is defined in their respective employment agreement), rather than receiving salary continuation and welfare benefits for 12 months following termination, such named executive officer will receive salary continuation and welfare benefits for the lesser of (A) 12 months and (B) the remainder of the term of their respective employment agreement (such period, the “Severance Period”); (ii) in the event of (A)(x) such named executive officer’s termination by CVR Energy other than for cause or disability or (y) such named executive officer’s resignation for good reason, in each case within the one-year period following a change in control (as defined in their respective employment agreement) or (B) a change in control related termination (as defined in their respective employment agreement), such named executive officer, rather than receiving (1) an additional 12 months base salary, (2) a payment equal to 1/12 of the target annual bonus each month for two years following such a termination and (3) an additional 12 months of welfare benefits, will receive a payment equal to 1/12 of the target annual bonus each month during the Severance Period; and (iii) the retirement age for Ms. Ball was raised from 62 to 65.

With respect to Mr. Riemann, as of January 1, 2014, in the event Mr. Riemann is terminated by CVR Energy without “cause” (as defined in his employment agreement), he will be entitled to receive, subject to his execution of a release of claims, a pro-rata bonus based on the actual performance of CVR Energy for 2014, payable when bonuses for 2014 are paid generally to CVR Energy’s executive officers, and a cash payment of $600,000 within 30 days following the date the release of claims becomes effective.

With respect to Mr. Haugen, as of January 1, 2014: (i) in the event of his termination by CVR Energy other than for “cause” or “disability” or his resignation for “good reason” (as each term is defined in his employment agreement), rather than receiving salary continuation and welfare benefits for 12 months following termination, he will receive salary continuation and welfare benefits for the lesser of (A) 12 months and (B) the remainder of the term of his employment agreement; and (ii) the retirement age for Mr. Haugen was raised from 62 to 65.

Each of our named executive officers has been granted restricted stock units pursuant to the LTIP.

The awards that were granted in December 2012 consist of restricted stock units and dividend equivalent rights, which represent the right to receive, upon vesting, a cash payment equal to the fair market value of one share of CVR Energy common stock, plus the cash value of all dividends that were declared and paid by CVR Energy during the vesting period for that award. Awards of restricted stock units granted prior to the December 2012 grants represent the holder’s right to receive, upon vesting, a cash payment equal to the lesser of $30.00 or the fair market value of a share of CVR Energy common stock, as defined in the Transaction Agreement. The awards are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant, subject to immediate vesting under certain circumstances.

The awards that were granted in December 2012 become immediately vested in the event of the relevant named executive officer’s death or disability. In addition, (a) the awards become immediately vested in the event of any of the following: (i) such named executive officer’s employment is terminated other than for cause within the one-year period following a change in control; (ii) such named executive officer resigns from employment for good reason within the one year period following a change in control; or (iii) such named executive officer’s employment is terminated under certain circumstances prior to a change in control; and (b) if such named executive officer is terminated other than for cause or resigns for good reason in the absence of a change in control, then the portion of the award scheduled to vest in the year in which such event occurs becomes immediately vested and the remaining portion is forfeited. The terms disability, cause, good reason and change in control are all defined in the LTIP.

The restricted stock units that were granted prior to December 2012 become immediately vested in the event of the relevant named executive officer’s death, disability or retirement, or in the event of any of the following: (a) such named executive officer’s employment is terminated other than for cause within the one-year period following a change in control; (b) such named executive officer resigns from employment for good reason within the one year period following a change in control; or (c) such named executive officer’s employment is terminated under certain circumstances prior to a change in control. The terms disability, retirement, cause, good reason and change in control are all defined in the LTIP. In addition, in the event that a named executive officer is terminated by CVR Energy without cause and other than for disability at any time on or following the date that the applicable executive officer reaches age 60, then such executive officer’s restricted stock units will vest immediately. As of the date of this Annual Report, this acceleration provision would apply to Messrs. Lipinski, Riemann and Gross, who are each at least 60 years old as of such date.

In December 2013, CVR Energy granted Mr. Lipinski three separate awards of performance units. Awards 1 and 2 represent the right to receive a cash payment equal to $1,000 multiplied by certain performance factors.

Award 3 represents the right to receive a cash payment equal to the product of (a) the 10-day average closing price of CVR Refining common units for the first 10 trading days of December 2014 plus the amount of distributions paid on a common unit of CVR Refining between December 19, 2013 and the last day of the 10 trading days described above and (b) the applicable performance factor. The awards are subject to transfer restrictions and carry performance cycles ending on June 30, 2014, December 15, 2014 and December 31, 2014, respectively. In the event of Mr. Lipinski’s termination of employment prior to, (i) with respect to Award 1 and Award 2, the applicable payment date and (ii) with respect to Award 3, December 31, 2014 (x) by reason of Mr. Lipinski’s death or “disability,” (y) by CVR Energy other than for “cause” or (z) by reason of Mr. Lipinski’s resignation for “good reason” (as each term is defined in the LTIP), all performance units with respect to which a payment date has not yet occurred will remain outstanding, and amounts due to Mr. Lipinski, if any, with respect to such performance units will be paid in the ordinary course as if his employment had not terminated.

Also in December 2013, CVR Energy granted Ms. Ball and Messrs. Gross and Haugen awards consisting of incentive units and distribution equivalent rights. Each incentive unit and distribution equivalent right represents the right to receive, upon vesting, a cash payment equal to (a) the average fair market value of one unit of the CVR Refining’s common units for the first ten trading days in the month of vesting, plus (b) the per unit cash value of all distributions declared and paid by CVR Refining from the grant date to and including the vesting date. The awards are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on December 27, 2014. The awards become immediately vested in the event of any of the following: (i) such named executive officer’s employment is terminated other than for cause within the one-year period following a change in control; (ii) such named executive officer resigns from employment for good reason within the one year period following a change in control; or (iii) such named executive officer’s employment is terminated under certain circumstances prior to a change in control. The terms cause, good reason and change in control are all defined in the LTIP. If such named executive officer is terminated other than for cause or resigns for good reason in the absence of a change in control, or if their respective employment is terminated due to death or disability, then the portion of the award scheduled to vest in the year in which such event occurs becomes immediately vested and the remaining portion is forfeited.

The following table reflects the value of accelerated vesting of the unvested restricted stock units and incentive units held by the named executive officers assuming the triggering event took place on December 31, 2013. For purposes of: (a) the December 2012 restricted stock unit awards, the value is based on the closing price of the CVR Energy’s common stock as of December 31, 2013 date, which was $43.43 per share; (b) the restricted stock unit awards prior to December 2012, the value is based on a value of $30.00 per share in accordance with the Transaction Agreement; and (c) for purposes of the December 2013 incentive unit awards, the value is based on the 10-day average closing price of CVR Refining common units for the first 10 trading days of December 2013, or $22.70 per unit. The table does not take into consideration the value of the performance units held by Mr. Lipinski since such performance units would not accelerate, but instead pay out in the ordinary course as if his employment had not terminated.

Value of Accelerated Vesting

	Death ($)	Disability ($)	Retirement ($)	Termination without Cause or with Good Reason ($)
				(1)	(2)
John J. Lipinski	2,669,520	2,669,520	2,669,520	2,669,520	2,669,520
Susan M. Ball	760,278	760,278	274,470	—	1,660,288
Stanley A. Riemann	794,190	794,190	794,190	794,190	794,190
Edmund S. Gross	1,065,618	1,065,618	579,810	579,810	1,865,634
Robert W. Haugen	598,247	598,247	264,270	—	1,148,268

(1)	Termination without cause or resignation for good reason not in connection with a change in control. The values included for Messrs. Lipinski, Riemann and Gross reflect accelerated vesting by reason of termination without cause after such executive has reached age 60.

(2)	Termination without cause or resignation for good reason in connection with a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between the Company and its directors, executive officers and 5% stockholders (and entities controlled by such persons, including CVR Partners and CVR Refining) that occurred during the year ended December 31, 2013.

Transactions with Icahn affiliates

In May 2012, IEP Energy LLC and certain affiliates (collectively “IEP”) announced that it had acquired control of CVR pursuant to a tender offer to purchase all of the issued and outstanding shares of the Company’s common stock. As of December 31, 2013, IEP owned approximately 82% of all common shares outstanding.

Lease

From March 2009 until June 2013, the Company, through CVR Partners, leased 199 railcars from American Railcar Leasing LLC, a company controlled by IEP, the Company’s majority stockholder. The agreement was scheduled to expire on March 31, 2014. On June 13, 2013, CVR Partners purchased the railcars under the lease from ARL for approximately $5.0 million. For the year ended December 31, 2013, $0.4 million of rent expense was recorded related to this agreement and is included in cost of product sold (exclusive of depreciation and amortization) in the Consolidated Statements of Operations.

International Truck Purchase

During the year ended December 31, 2013, CVR Refining purchased seven trucks from a subsidiary of Navistar International Corporation for approximately $0.8 million.

Tax Allocation Agreement

On May 19, 2012, the Company became a member of the consolidated federal tax group of American Entertainment Properties Corporation (“AEPC”), a wholly-owned subsidiary of IEP, and subsequently entered into a tax allocation agreement with AEPC (the “Tax Allocation Agreement”). The Tax Allocation Agreement provides that AEPC pays all consolidated federal income taxes on behalf of the consolidated tax group. The Company is required to make payments to AEPC in an amount equal to the tax liability, if any, that it would have paid if it were to file as a consolidated group separate and apart from AEPC.

As of December 31, 2013, the Company recorded approximately $0.1 million for federal income taxes due to AEPC under the Tax Allocation Agreement. During the year ended December 31, 2013, the Company paid $260.0 million to AEPC under the Tax Allocation Agreement.

Insight Portfolio Group (formerly Icahn Sourcing, LLC)

Insight Portfolio Group is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. In January 2013, CVR Energy acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses in 2013. The Company paid Insight Portfolio Group approximately $0.1 million during the year ended December 31, 2013. The Company may purchase a variety of goods and services as members of the buying group at prices and terms that management believes would be more favorable than those which would be achieved on a stand-alone basis.

Transactions with CVR Partners and CVR Refining

Background

In October 2007, prior to CVR Energy’s initial public offering, we created CVR Partners and transferred our nitrogen fertilizer business to CVR Partners.

In connection with the creation of CVR Partners in October 2007, CVR GP, LLC, as the managing general partner, CRLLC, as the limited partner and CVR Special GP, LLC, as a general partner, entered into a limited partnership agreement, which set forth the various rights and responsibilities of the partners in CVR Partners. In addition, we entered into a number of intercompany agreements with CVR Partners and the managing general partner, which regulated certain business relations among us, CVR Partners and the managing general partner.

In April 2011, CVR Partners consummated its initial public offering. To effectuate CVR Partners’ initial public offering, we entered into a new limited partnership agreement, entered into a series of new agreements and amended and restated certain of our existing intercompany agreements with CVR Partners and CRNF as set forth below. In connection with CVR Refining’s initial public offering in January 2013, certain of CVR Energy’s subsidiaries party to these agreements became subsidiaries of CVR Refining. In addition, we entered into several new agreements with CVR Refining and its subsidiaries to govern the relationship between CVR Refining and its subsidiaries and CVR Energy. These agreements were not the result of arm’s-length negotiations and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms, which could have been obtained from unaffiliated third parties.

Pet Coke Supply Agreement

CRRM, a wholly-owned subsidiary of CVR Refining, is a party to a pet coke supply agreement with CRNF, a wholly-owned subsidiary of CVR Partners, pursuant to which it supplies pet coke to CRNF. This agreement provides that CRRM must deliver to CRNF during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke produced at CVR Refining’s Coffeyville, Kansas petroleum refinery or (ii) 500,000 tons of pet coke. CRNF is obligated to purchase this annual required amount. If during a calendar month CRRM produces more than 41,667 tons of pet coke, then CRNF will have the option to purchase the excess at the purchase price provided for in the agreement. If CRNF declines to exercise this option, CRRM may sell the excess to a third party.

The price CRNF pays pursuant to the pet coke supply agreement is based on the lesser of a pet coke price derived from the price received for UAN, or the UAN-based price, and a pet coke price index. The UAN-based price begins with a pet coke price of $25 per ton based on a price per ton for UAN (exclusive of transportation cost), or netback price, of $205 per ton, and adjusts up or down $0.50 per ton for every $1.00 change in the netback price. The UAN-based price has a ceiling of $40 per ton and a floor of $5 per ton.

CRNF also pays any taxes associated with the sale, purchase, transportation, delivery, storage or consumption of the pet coke. CRNF may offset any amount payable for the pet coke against any amount due from CRRM under the feedstock and shared services agreement between the parties.

The terms of the pet coke supply agreement provide benefits to both parties. The cost of the pet coke supplied by CRRM to CRNF in most cases will be lower than the price that CRNF otherwise would pay to third parties. The cost to CRNF will be lower both because the actual price paid will be lower and because CRNF will pay significantly reduced transportation costs (since the pet coke is supplied by an adjacent facility, which will involve no freight or tariff costs). In addition, because the cost CRNF pays will be formulaically related to the price received for UAN (subject to a UAN based price floor and ceiling), CRNF will enjoy lower pet coke costs during periods of lower revenues regardless of the prevailing pet coke market.

In return for CRRM receiving a potentially lower price for pet coke in periods when the pet coke price is impacted by lower UAN prices, CRRM enjoys the following benefits associated with the disposition of a low value by-product of the refining process: avoiding the capital cost and operating expenses associated with handling pet coke; enjoying flexibility in its crude slate and operations as a result of not being required to meet a specific pet coke quality; and avoiding the administration, credit risk and marketing fees associated with selling pet coke.

The agreement has an initial term of 20 years (ending October 2027), which automatically extends for successive five year renewal periods. Either party may terminate the agreement by giving notice no later than three years prior to a renewal date. The agreement is also terminable by mutual consent of the parties or if a party breaches the agreement and does not cure within applicable cure periods. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or CVR Refining’s Coffeyville, Kansas refinery are permanently terminated or if either party is subject to a bankruptcy proceeding or otherwise becomes insolvent.

CRNF’s pet coke cost per ton purchased from CRRM averaged $27 for the year ended December 31, 2013. Total CRNF purchases of pet coke from CRRM were approximately $9.8 million for the year ended December 31, 2013. Third-party pet coke prices averaged $40 for the year ended December 31, 2013. Total purchases of pet coke from third parties were approximately $4.8 million for the year ended December 31, 2013.

Feedstock and Shared Services Agreement

CRRM and CRNF entered into a feedstock and shared services agreement, pursuant to which CRRM and CRNF agreed to provide feedstock and other services to one another. These feedstocks and services are utilized in the respective production processes of CVR Refining’s Coffeyville, Kansas refinery and CVR Partners’ nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas.

Pursuant to the feedstock agreement, CRRM and CRNF, subject to certain conditions, transfer excess hydrogen to one another. CRNF is only obligated to provide hydrogen to CRRM upon demand if the hydrogen is not required for operation of CVR Partners’ fertilizer plant, as determined in a commercially reasonable manner as based upon CVR Partners’ current or anticipated operational needs. The feedstock agreement provides hydrogen supply and pricing terms for sales of hydrogen by both parties. Pricing for sales of hydrogen from CRNF to CRRM is based on ammonia prices for sales of hydrogen up to a designated amount. For sales of hydrogen in excess of such amount, the pricing reverts to a UAN pricing structure to make CRNF whole as if CRNF had produced UAN for sale. Pricing for sales of hydrogen by CRRM to CRNF is based off of the price of natural gas. The hydrogen sales that CRRM and CRNF make to each other are netted on a monthly basis, and CRRM or CRNF will be paid to the extent that either party sells more hydrogen than purchased in any given month. For the year ended December 31, 2013, CRRM purchased approximately $11.4 million of hydrogen from CRNF. CRNF purchased approximately $0.6 million of hydrogen from CRRM.

The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. During the year ended December 31, 2013, CRRM purchased approximately $0.1 million of high-pressure steam from CRNF.

CRNF is also obligated to make available to CRRM any nitrogen produced by the Linde air separation plant that is not required for the operation of the nitrogen fertilizer plant, as determined by CRNF in a commercially reasonable manner. The price for the nitrogen is based on a cost of $0.035 cents per kilowatt hour, as adjusted to reflect changes in CRNF’s electric bill. For the year ended December 31, 2013, CRRM paid CRNF approximately $0.5 million for nitrogen.

The agreement also provides that both CRRM and CRNF must deliver instrument air to one another in some circumstances. CRNF must make instrument air available for purchase by CRRM at a minimum flow rate, to the extent produced by the Linde air separation plant and available to it. The price for such instrument air is $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in CRNF’s electric bill. To the extent that instrument air is not available from the Linde air separation plant and is available from CRRM, CRRM is required to make instrument air available to CRNF for purchase at a price of $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the electric bill.

The agreement provides a mechanism pursuant to which CRNF may transfer a tail gas stream (which is otherwise flared) to CRRM, which installed a pipe between CRRM’s refinery and CRNF’s nitrogen fertilizer plant to transfer the tail gas. CRNF agreed to pay CRRM the cost of installing the pipe over the next two years and in the third year provides an additional 15% to cover the cost of capital.

With respect to oxygen requirements, CRNF is obligated to provide oxygen produced by the Linde air separation plant and made available to it to the extent that such oxygen is not required for operation of the nitrogen fertilizer plant. The oxygen is required to meet certain specifications and is to be sold at a fixed price.

The agreement also addresses the means by which CRRM and CRNF obtain natural gas. Currently, natural gas is delivered to both the nitrogen fertilizer plant and the Coffeyville refinery pursuant to a contract between CRRM and Atmos Energy Corp. (“Atmos”). Under the feedstock and shared services agreement, CRNF reimburses CRRM for natural gas transportation and natural gas supplies purchased on its behalf. At CRRM’s request, or at the request of CRNF, in order to supply CRNF with natural gas directly, both parties will be required to use their commercially reasonable efforts to (i) add CRNF as a party to the current contract with Atmos or reach some other mutually acceptable accommodation with Atmos, whereby both CRRM and CRNF would each be able to receive, on an individual basis, natural gas transportation service from Atmos on similar terms and conditions as set forth in the current contract, and (ii) purchase natural gas supplies on their own account.

The agreement also addresses the allocation of various other feedstocks, services and related costs between the parties. Sour water, water for use in fire emergencies, finished product tank capacity, costs associated with security services and costs associated with the removal of excess sulfur are all allocated between the two parties by the terms of the agreement. The agreement also requires CRNF to reimburse CRRM for utility costs related to a sulfur processing agreement between CRRM and Tessenderlo Kerley, Inc. (“Tessenderlo Kerley”). CRNF has a similar agreement with Tessenderlo Kerley. Otherwise, costs relating to both CRRM’s and CRNF’s existing agreements with Tessenderlo Kerley are allocated equally between the two parties, except in certain circumstances.

The parties may temporarily suspend the provision of feedstocks or services pursuant to the terms of the agreement if repairs or maintenance are necessary on applicable facilities. Additionally, the agreement imposes minimum insurance requirements on the parties and their affiliates.

The agreement has an initial term of 20 years (ending in October 2027), which automatically extends for successive five-year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement is also terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or CRRM’s Coffeyville, Kansas refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent.

Raw Water and Facilities Sharing Agreement

CRRM entered into a raw water and facilities sharing agreement with CRNF, which (i) provides for the allocation of raw water resources between CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant and (ii) provides for the management of the water intake system (consisting primarily of a water intake structure, water pumps, meters and a short run of piping between the intake structure and the origin of the separate pipes that transport the water to each facility) that draws raw water from the Verdigris River for both CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant. This agreement provides that a water management team consisting of one representative from each party to the agreement will manage the Verdigris River water intake system. The water intake system is owned and operated by CRRM. The agreement provides that both companies have an undivided one-half interest in the water rights, which will allow the water to be removed from the Verdigris River for use at CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant.

The agreement provides that both CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant are entitled to receive sufficient amounts of water from the Verdigris River each day to enable them to conduct their businesses at their appropriate operational levels. However, if the amount of water available from the Verdigris River is insufficient to satisfy the operational requirements of both facilities, then such water shall be allocated between the two facilities on a prorated basis. This prorated basis will be determined by calculating the percentage of water used by each facility over the two calendar years prior to the shortage, making appropriate adjustments for any operational outages involving either of the two facilities.

Costs associated with operation of the water intake system and administration of water rights are also allocated on a prorated basis, calculated by CRRM based on the percentage of water used by each facility during the calendar year in which such costs are incurred. However, in certain circumstances, such as where one party bears direct responsibility for the modification or repair of the water pumps, one party will bear all costs associated with such activity. Additionally, CRNF must reimburse CRRM for electricity required to operate the water pumps on a prorated basis that is calculated monthly.

Either CRNF or CRRM is entitled to terminate the agreement by giving at least three years’ prior written notice. Between the time that notice is given and the termination date, CRRM must cooperate with CRNF to allow CRNF to build its own water intake system on the Verdigris River to be used for supplying water to the nitrogen fertilizer plant. CRRM is required to grant easements and access over its property so that CRNF can construct and utilize such new water intake system, provided that no such easements or access over CRRM’s property shall have a material adverse effect on its business or operations at the refinery. CRNF will bear all costs and expenses for such construction if it is the party that terminated the original water sharing agreement. If CRRM terminates the original water sharing agreement, CRNF may either install a new water intake system at its own expense or require CRRM to sell the existing water intake system to CRNF for a price equal to the depreciated book value of the water intake system as of the date of transfer.

Either party may assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The parties may obtain injunctive relief to enforce their rights under the agreement. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.

The term of the agreement is perpetual unless (1) the agreement is terminated by either party upon three years’ prior written notice in the manner described above or (2) the agreement is otherwise terminated by the mutual written consent of the parties.

Cross-Easement Agreement

CRRM entered into a cross-easement agreement with CRNF to enable both CRRM and CRNF to access and utilize each other’s land in certain circumstances in order to operate their respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements that provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property.

The agreement provides that facilities located on each party’s property will generally be owned and maintained by the property-owning party; provided, however, that in certain specified cases where a facility that benefits one party is located on the other party’s property, the benefited party will have the right to use, and will be responsible for operating and maintaining, the overlapping facility.

The easements granted under the agreement are non-exclusive to the extent that future grants of easements do not interfere with easements granted under the agreement. The duration of the easements granted under the agreement will vary, and some will be perpetual. Easements pertaining to certain facilities that are required to carry out the terms of CRNF’s other agreements with CRRM will terminate upon the termination of such related agreements.

The agreement contains an obligation to indemnify, defend and hold harmless the other party against liability arising from negligence or willful misconduct by the indemnifying party. The agreement also requires the parties to carry minimum amounts of employer’s liability insurance, commercial general liability insurance and other types of insurance. If either party transfers its fee simple ownership interest in the real property governed by the agreement, the new owner of the real property will be deemed to have assumed all of the obligations of the transferring party under the agreement, except that the transferring party will retain liability for all obligations under the agreement that arose prior to the date of transfer.

Terminal Operating and Lease Agreement

CRNF entered into an operating and lease agreement with Coffeyville Resources Terminal, LLC (“CRT”), under which it leases the premises located at Phillipsburg, Kansas to be utilized as a UAN terminal. The initial term of the agreement expires in May 2032, provided, however, that CRNF may terminate the lease at any time during the initial term by providing 180 days prior written notice. In addition, this agreement automatically renews for successive five-year terms, provided that CRNF may terminate the agreement during any renewal term with at least 180 days written notice. CRNF will pay CRT $1.00 per year for rent, $4.00 per ton of UAN placed into the terminal and $4.00 per ton of UAN taken out of the terminal.

For the year ended December 31, 2013, the total amount paid to CRT was approximately $0.1 million.

Lease Agreement

CRRM entered into a lease agreement with CRNF under which CRRM leases certain office and laboratory space to CRNF. The initial term of the lease expires in October 2017; provided, however, CRNF may terminate the lease at any time during the initial term by providing 180 days’ prior written notice. In addition, CRNF has the option to renew the lease agreement for up to five additional one-year periods by providing CRRM with notice of renewal at least 60 days prior to the expiration of the then existing term. For the year ended December 31, 2013, the total amount paid to CRRM in accordance with the lease agreement was $0.1 million.

Environmental Agreement

CRRM entered into an environmental agreement with CRNF, which provides for certain indemnification and access rights in connection with environmental matters affecting CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant.

To the extent that one party’s property experiences environmental contamination due to the activities of the other party and the contamination is known at the time the agreement was entered into, the contaminating party is required to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for expenses incurred in connection with implementing such measures.

To the extent that liability arises from environmental contamination that is caused by CRRM but is also commingled with environmental contamination caused by CRNF, CRRM may elect in its sole discretion and at its own cost and expense to perform government-mandated environmental activities relating to such liability, subject to certain conditions and provided that CRRM will not waive any rights to indemnification or compensation otherwise provided for in the agreement.

The agreement also addresses situations in which a party’s responsibility to implement such government-mandated environmental activities as described above may be hindered by the property-owning party’s creation of capital improvements on the property. If a contaminating party bears such responsibility but the property-owning party desires to implement a planned and approved capital improvement project on its property, the parties must meet and attempt to develop a soil management plan together. If the parties are unable to agree on a soil management plan 30 days after receiving notice, the property-owning party may proceed with its own commercially reasonable soil management plan. The contaminating party is responsible for the costs of disposing of hazardous materials pursuant to such plan.

If the property-owning party needs to do work that is not a planned and approved capital improvement project but is necessary to protect the environment, health, or the integrity of the property, other procedures will be implemented. If the contaminating party still bears responsibility to implement government-mandated environmental activities relating to the property and the property-owning party discovers contamination caused by the other party during work on the capital improvement project, the property-owning party will give the contaminating party prompt notice after discovery of the contamination and will allow the contaminating party to inspect the property. If the contaminating party accepts responsibility for the contamination, it may proceed with government-mandated environmental activities relating to the contamination and it will be responsible for the costs of disposing of hazardous materials relating to the contamination. If the contaminating party does not accept responsibility for such contamination or fails to diligently proceed with government-mandated environmental activities related to the contamination, then the contaminating party must indemnify and reimburse the property-owning party upon the property-owning party’s demand for costs and expenses incurred by the property-owning party in proceeding with such government-mandated environmental activities.

Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement has a term of at least 20 years or for so long as the feedstock and shared services agreement is in force, whichever is longer. The agreement also contains a provision that prohibits recovery of lost profits or revenues, or special, incidental, exemplary, punitive or consequential damages, from either party or certain of its affiliates.

The agreement also provides for indemnification in the case of contamination or releases of hazardous materials that are present but unknown at the time the agreement is entered into to the extent such contamination or releases are identified in reasonable detail through October 2012. The agreement further provides for indemnification in the case of contamination or releases that occur subsequent to the execution of the agreement. If one party causes such contamination or release on the other party’s property, the latter party must notify the contaminating party, and the contaminating party must take steps to implement all government-mandated environmental activities relating to the contamination or else indemnify the property-owning party for the costs associated with doing such work.

The agreement also grants each party reasonable access to the other party’s property for the purpose of carrying out obligations under the agreement. However, both parties must keep certain information relating to the environmental conditions on the properties confidential. Furthermore, both parties are prohibited from investigating soil or groundwater conditions, except as required for government-mandated environmental activities, in responding to an accidental or sudden contamination of certain hazardous materials or in connection with implementation of CRNF’s comprehensive pet coke management plan.

The agreement provided for the development of a comprehensive pet coke management plan that established procedures for the management of pet coke and the identification of significant pet coke-related contamination. Also, the parties agreed to indemnify and defend one another and each other’s affiliates against liabilities arising under the pet coke management plan or relating to a failure to comply with or implement the pet coke management plan.

Omnibus Agreement

CVR Energy entered into an omnibus agreement with CVR Partners and its general partner. As a controlled affiliate of CVR Energy, CVR Refining is bound by the restrictions of the omnibus agreement.

Under the omnibus agreement, CVR Energy has agreed not to, and will cause its controlled affiliates (including CVR Refining) other than CVR Partners not to, engage in, whether by acquisition or otherwise, the production, transportation or distribution, on a wholesale basis, of fertilizer in the contiguous United States, or a fertilizer restricted business, for so long as CVR Energy and certain of its affiliates continue to own at least 50% of the CVR Partners’ outstanding units. The restrictions do not apply to:

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any fertilizer restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a fertilizer restricted business, as determined in good faith by its Board; however, if at any time CVR Energy completes such an acquisition, CVR Energy must, within 365 days of the closing of the transaction, offer to sell the fertilizer-related assets to CVR Partners for their fair market value plus any additional tax or other similar costs that would be required to transfer the fertilizer-related assets to CVR Partners separately from the acquired business or package of assets;

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engaging in any fertilizer restricted business subject to the offer to CVR Partners described in the immediately preceding bullet point pending CVR Partners’ determination whether to accept such offer and pending the closing of any offers that CVR Partners accepts;

•	engaging in any fertilizer restricted business if CRNF has previously advised us that it has elected not to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any fertilizer restricted business.

Under the omnibus agreement, CVR Partners has agreed not to, and will cause its controlled affiliates not to, engage in, whether by acquisition or otherwise, (i) the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 bpd whose primary business is producing transportation fuels or (ii) the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business, or a refinery restricted business, in either case, for so long as CVR Energy and certain of its affiliates continue to own at least 50% of CVR Partners’ outstanding units. The restrictions will not apply to:

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any refinery restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a refinery restricted business, as determined in good faith by CRNF’s general partner’s board of directors; provided, however, if at any time CRNF completes such an acquisition, it must within 365 days of the closing of the transaction, offer to sell the refinery-related assets to CVR Energy for their fair market value plus any additional tax or other similar costs that would be required to transfer the refinery-related assets to CVR Energy separately from the acquired business or package of assets;

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engaging in any refinery restricted business subject to the offer to CVR Energy described in the immediately preceding bullet point pending its determination whether to accept such offer and pending the closing of any offers CVR Energy accepts;

•	engaging in any refinery restricted business if CVR Energy has previously advised CRNF that CVR Energy has elected not to acquire or seek to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any refinery restricted business.

Under the omnibus agreement, CVR Partners has also agreed that CVR Energy will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, CVR Energy will be permitted to act in its sole discretion, without any fiduciary obligation to CVR Partners or its unitholders whatsoever. These obligations will continue so long as CVR Energy owns the majority of the CVR Partners’ general partner directly or indirectly.

CVR Partners Services Agreement

CVR Energy entered into a services agreement with CVR Partners and its general partner pursuant to which CVR Energy provided certain management and other services to CVR Partners and the general partner of CVR Partners. Under this agreement, the general partner of CVR Partners engaged CVR Energy to conduct the day-to-day business operations of CVR Partners.

CVR Energy provides CVR Partners with the following services under the agreement, among others:

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services by its employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve CVR Partners on a shared, part-time basis only, unless CVR Energy and CVR Partners agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of the property of CVR Partners and the property of CVR Partners’ operating subsidiary in the ordinary course of business;

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recommendations on capital raising activities to the board of directors of the general partner of CVR Partners, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, and establishing appropriate insurance policies for CVR Partners and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by CVR Energy and the general partner of CVR Partners from time to time.

As payment for services provided under the agreement, CVR Partners, the general partner of CVR Partners, or CRNF, CVR Partners’ operating subsidiary, must pay CVR Energy (i) all costs incurred by CVR Energy in connection with the employment of its employees, other than administrative personnel, who provide services to CVR Partners under the agreement on a full-time basis, but excluding certain share-based compensation; (ii) a prorated share of costs incurred by CVR Energy in connection with the employment of its employees, including administrative personnel, who provide services to CVR Partners under the agreement on a part-time basis, but excluding certain share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Partners; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. CVR Partners must pay CVR Energy within 15 days for invoices CVR Energy submits under the agreement.

CVR Partners and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any CVR Energy employees who provide services to CVR Partners or its general partner on a full-time or part-time basis; CVR Energy will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the nitrogen fertilizer plant level will be employed directly by CVR Partners and its subsidiaries and CVR Partners will bear all personnel costs for these employees.

Either CVR Energy or CVR Partners’ general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Energy also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Energy from its obligations under the agreement. Either CVR Energy or CVR Partners’ general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Partners’ general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, or dissolves and commences liquidation or winding-up.

In order to facilitate the carrying out of services under the agreement, CVR Energy and its affiliates, on the one hand, and CVR Partners, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.

For the year ended December 31, 2013, the total amount paid or payable to CVR Energy pursuant to the CVR Partners services agreement was approximately $14.4 million.

CVR Refining Services Agreement

CVR Energy entered into a services agreement with CVR Refining and its general partner. Under this agreement, CVR Refining and its general partner obtain certain management and other services from CVR Energy to conduct its day-to-day business operations. CVR Energy provides CVR Refining and its general partner with the following services under the agreement, among others:

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services from CVR Energy’s employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve CVR Refining on a shared, part-time basis only, unless CVR Refining and CVR Energy agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of CVR Refining’s property and the property of CVR Refining’s subsidiaries in the ordinary course of business;

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recommendations on capital raising activities to the board of directors of CVR Refining’s general partner, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

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managing or overseeing litigation and administrative or regulatory proceedings, establishing appropriate insurance policies for CVR Refining and providing CVR Refining with safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by CVR Energy and CVR Refining’s general partner from time to time.

As payment for services provided under the agreement, CVR Refining and its general partner and their subsidiaries must pay CVR Energy (i) all costs incurred by CVR Energy or its affiliates in connection with the employment of its employees, other than administrative personnel, who provide us services under the agreement on a full-time basis, but excluding certain share-based compensation; (ii) a prorated share of costs incurred by CVR Energy or its affiliates in connection with the employment of its employees, including administrative personnel, who provide us services under the agreement on a part-time basis, but excluding certain share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for us; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. CVR Refining must pay CVR Energy within 15 days for invoices CVR Energy submits under the agreement.

CVR Refining and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any of CVR Energy’s employees who provide services to CVR Refining and its general partner on a full-time or part-time basis; CVR Energy continues to pay their compensation. However, personnel performing the actual day-to-day business and operations at the petroleum refinery plant level are employed directly by CVR Refining and its general partner and their subsidiaries, and CVR Refining and its general partner bears all personnel costs for these employees.

Either CVR Energy or CVR Refining’s general partner is allowed to temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Energy also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Energy from its obligations under the agreement. Either CVR Energy or our general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Refining’s general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, or dissolves and commences liquidation or winding-up.

In order to facilitate the carrying out of services under the agreement, we, on the one hand, and CVR Energy and its affiliates, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.

For the year ended December 31, 2013, the total amount paid or payable to CVR Energy pursuant to the CVR Refining services agreement was approximately $87.3 million.

GP Services Agreement

CVR Energy is party to a GP Services Agreement with CVR GP, LLC and CVR Partners. This agreement allows CVR Energy to engage CVR GP, LLC, in its capacity as CVR Partners’ general partner, to provide CVR Energy with (i) business development and related services and (ii) advice or recommendations for such other projects as may be agreed between CVR Energy and CVR Partners’ general partner from time to time. As payment for services provided under the agreement, CVR Energy must pay a prorated share of costs incurred by CVR Partners or CVR Partners’ general partner in connection with the employment of Partnership employees who provide CVR Energy services on a part-time basis, as determined by CVR Partners’ general partner on a commercially reasonable basis based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Energy. Pursuant to this GP Services Agreement, one of CVR Partners’ former executive officers has performed business development services for CVR Energy from time to time.

CVR Energy is not required to pay any compensation, salaries, bonuses or benefits to any of CVR Partners’ general partner’s employees who provide services to CVR Energy on a full-time or part-time basis; CVR Partners will continue to pay their compensation.

Either CVR Energy or CVR Partners’ general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Partners’ general partner also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Partners’ general partner from its obligations under the agreement. Either CVR Energy or CVR Partners’ general partner may terminate the agreement upon at least 180 days’ notice, but no more than one year’s notice. Furthermore, CVR Energy may terminate the agreement immediately if CVR Partners or its general partner becomes bankrupt or dissolve and commence liquidation or winding-up.

For the year ended December 31, 2013, no amounts were paid or payable to CVR Partners pursuant to the GP services agreement.

CVR Partners Trademark License Agreement

CVR Partners is party to a trademark license agreement with CVR Energy pursuant to which CVR Energy has granted CVR Partners a non-exclusive, non-transferrable license (without its prior written consent) to use the Coffeyville Resources word mark and the CVR Partners and Coffeyville Resources logos in connection with CVR Partners’ business. CVR Partners agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Partners. Either party can terminate the license with 60 days’ prior notice.

CVR Refining Trademark License Agreement

CVR Refining is party to a trademark license agreement with CVR Energy pursuant to which CVR Energy granted to CVR Refining a non-exclusive and non-transferrable (without its prior written consent) license to use the Coffeyville Resources word mark and the CVR Refining and Coffeyville Resources logos in connection with CVR Refining’s business. CVR Refining agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Refining. Either party can terminate the license with 60 days’ prior notice.

CVR Partners Amended and Restated Registration Rights Agreement

CVR Partners entered into a registration rights agreement with CRLLC, pursuant to which CVR Partners may be required to register the sale of CVR Partners common units CRLLC holds. Under the registration rights agreement, CRLLC has the right to request that CVR Partners register the sale of common units held by CRLLC on six occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CRLLC and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Partners common units held by CRLLC and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.

On August 29, 2012, CVR Partners’ registration statement on Form S-3 was declared effective by the SEC, enabling CRLLC to offer and sell from time to time, in one or more public offerings or direct placement, up to 50,920,000 common units.

On May 28, 2013, CRLLC completed a registered public offering (the “Secondary Offering”) whereby it sold 12,000,000 of CVR Partners’ common units to the public at a price of $25.15 per unit. The net proceeds to CRLLC from the Secondary Offering were approximately $292.6 million, after deducting approximately $9.2 million in underwriting discounts and commissions. CVR Partners did not receive any of the proceeds from the sale of common units by CRLLC. In connection with the Secondary Offering, CVR Partners incurred approximately $0.5 million in offering costs.

Subsequent to the closing of the Secondary Offering and as of December 31, 2013, public security holders held approximately 47% of CVR Partners’ common units, and CRLLC held approximately 53% of CVR Partners’ common units.

CVR Refining Registration Rights Agreement

In connection with CVR Refining’s initial public offering, on January 23, 2013, CVR Refining entered into a registration rights agreement with IEP, CVR Refining Holdings, LLC (“CVR Refining Holdings”), a subsidiary of CRLLC, and CVR Refining Holdings Sub, LLC, a wholly-owned subsidiary of CVR Refining Holdings, pursuant to which CVR Refining may be required to register the sale of the common units IEP, CVR Holdings and CVR Refining Holdings Sub, LLC hold. Under the registration rights agreement, IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC have the right to request that CVR Refining register the sale of common units held by them on their behalf on six occasions, including requiring CVR Refining to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period, and may require CVR Refining to undertake a public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC and their permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Refining elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Refining common units held by IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC and any permitted transferee are entitled to these registration rights.

On May 20, 2013, CVR Refining completed an underwritten offering (the “Underwritten Offering”) by selling 12,000,000 common units to the public at a price of $30.75 per unit. AEPC, an affiliate of IEP, also purchased an additional 2,000,000 common units at the public offering price in a privately negotiated transaction with a subsidiary of CVR Energy, which was completed on May 29, 2013. In connection with the Underwritten Offering, on June 10, 2013, CVR Refining sold an additional 1,209,236 common units to the public at a price of $30.75 per unit in connection with a partial exercise by the underwriters of their option to purchase additional common units. The transactions described in this paragraph are collectively referred to as the “Transactions.” In connection with the Transactions, CVR Refining paid approximately $12.2 million in underwriting fees and approximately $0.4 million in offering costs.

CVR Refining utilized proceeds of approximately $394.0 million from the Underwritten Offering (including the underwriters’ option) to redeem 13,209,236 common units from CVR Refining Holdings, an indirect wholly-owned subsidiary of CVR Energy. The net proceeds to a subsidiary of CVR Energy from the sale of 2,000,000 common units to AEPC were approximately $61.5 million. CVR Refining did not receive any of the proceeds from the sale of common units by CVR Energy to AEPC.

Subsequent to the closing of the Transactions and as of December 31, 2013, public security holders held approximately 29% of CVR Refining’s common units (including units owned by affiliates of IEP representing 4% of CVR Refining’s common units) and CVR Refining Holdings held approximately 71% of CVR Refining’s common units.

Contribution Agreement

On December 31, 2012, CVR Refining entered into a Contribution Agreement with CVR Refining Holdings and certain of its affiliates pursuant to which CVR Refining Holdings contributed its membership interest in CVR Refining, LLC to CVR Refining. In addition, CVR Refining Holdings contributed a 0.01% limited partner interest in CVR Refining to its wholly-owned subsidiary, CVR Refining Holdings Sub, LLC.

Reorganization Agreement

In connection with CVR Refining’s initial public offering, on January 16, 2013, CVR Refining entered into a Reorganization Agreement, whereby CVR Refining Holdings agreed, if necessary, to contribute to CVR Refining an amount of cash such that CVR Refining would have approximately $340 million of cash on hand at the closing of the initial public offering and excluding cash used to repurchase the Second Lien Notes issued by CRLLC and Coffeyville Finance. If such amount of cash on hand at the closing of CVR Refining’s initial public offering were to exceed $340 million, CVR Refining agreed to distribute the excess to CVR Refining Holdings. In addition, pursuant to the Reorganization Agreement, CVR Refining agreed to (i) issue 119,988,000 common units to CVR Refining Holdings and 12,000 common units to CVR Refining Holdings Sub, LLC, (ii) issue any common units not purchased by the underwriters in the initial public offering pursuant to their option to purchase additional common units, and distribute the net proceeds (after deducting discounts and commissions) from the exercise of such option, if any, to CVR Refining Holdings and (iii) undertake an offering of common units in the future upon request by CVR Refining Holdings and use the proceeds thereof (net of underwriting discounts and commissions) to redeem an equal number of common units from CVR Refining Holdings as a distribution to reimburse CVR Refining Holdings for certain capital expenditures incurred with respect to the assets contributed to CVR Refining.

Intercompany Credit Facility

On January 23, 2013, CRLLC, as lender, entered into a $150.0 million senior unsecured revolving credit facility with CVR Refining, to be used to fund CVR Refining’s growth capital expenditures. The intercompany credit facility is for a term of six years and bears interest at a rate of LIBOR plus 3% per annum.

The intercompany credit facility contains covenants that require CVR Refining to, among other things, notify CRLLC of the occurrence of any default or event of default and provide CRLLC with such information in respect of CVR Refining’s business and financial status as CRLLC may reasonably require, including, but not limited to, copies of CVR Refining’s unaudited quarterly financial statements and audited annual financial statements.

In addition, the intercompany credit facility contains customary events of default, including, among others, failure to pay any sum payable when due; the occurrence of a default of other indebtedness in excess of $25.0 million; and the occurrence of an event that results in either (i) CRLLC no longer directly or indirectly controlling CVR Refining’s general partner, or (ii) CRLLC and its affiliates no longer owning a majority of CVR Refining’s equity interests.

As of December 31, 2013, CVR Refining had borrowings of $31.5 million outstanding and availability of $118.5 million under the facility.

CVR Partners Limited Partnership Agreement

In connection with CVR Partners’ initial public offering, CVR GP, LLC and CRLLC entered into the second amended and restated agreement of limited partnership of CVR Partners. The following description of certain terms of the second amended and restated limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed with the SEC.

Description of Partnership Interests

The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR GP, LLC, as CVR Partners’ general partner.

Common units.    The common units represent limited partner interests in CVR Partners and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under CVR Partners’ partnership agreement.

General partner interest.    The general partner interest, which is held solely by CVR Partners’ general partner, entitles the holder to manage the business and operations of CVR Partners, but does not entitle the holder to participate in distributions or allocations. CVR Partners’ general partner can be sold without the consent of any other partners.

Management of CVR Partners

CVR Partners’ general partner manages CVR Partners’ operations and activities as specified in CVR Partners’ partnership agreement. As of December 31, 2013, the board of directors of the general partner consisted of John J. Lipinski, Byron R. Kelley, Stanley A. Riemann, SungHwan Cho, Donna R. Ecton, Frank M. Muller, Jr., Daniel A. Ninivaggi and Mark A. Pytosh. Effective January 1, 2014, Byron R. Kelly resigned from the board of directors of the general partner of CVR Partners and his position as chief executive officer of the general partner of CVR Partners in connection with his retirement. In addition, effective February 6, 2014, Daniel A. Ninivaggi resigned from, and Andrew Roberto was concurrently appointed to, the board of directors of the general partner of CVR Partners. Actions by the general partner that are made in its individual capacity will be made by CRLLC as the sole member of the general partner and not by its board of directors. The general partner is not elected by the unitholders and is not subject to re-election on a regular basis in the future. The officers of the general partner will manage the day-to-day affairs of CVR Partners’ business.

Cash Distributions by CVR Partners

CVR Partners will make cash distributions to holders of common units pursuant to CVR Partners’ general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata; provided, however, that CVR Partners’ partnership agreement allows CVR Partners to issue an unlimited number of additional equity interests of equal or senior rank. CVR Partners’ partnership agreement permits CVR Partners to borrow to make distributions, but it is not required, and does not intend, to do so. CVR Partners does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under CVR Partners’ cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner.

Voting Rights

CVR Partners’ partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units. In voting their units, CVR Partners’ general partner and its affiliates will have no fiduciary duty or obligation whatsoever to CVR Partners or the limited partners, including any duty to act in good faith or in the best interests of CVR Partners and its limited partners.

The following is a summary of the vote requirements specified for certain matters under CVR Partners’ partnership agreement:

•	Issuance of additional units: no approval right.

•

Amendment of CVR Partners’ partnership agreement:    certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of CVR Partners or the sale of all or substantially all of CVR Partners’ assets: unit majority in certain circumstances.

•	Dissolution of CVR Partners: unit majority.

•	Continuation of CVR Partners upon dissolution: unit majority.

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Withdrawal of the general partner:    under most circumstances, a unit majority, excluding common units held by CVR Partners’ general partner and its affiliates, is required for the withdrawal of the general partner prior to March 31, 2021.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

•

Transfer of the general partner’s general partner interest:    the general partner may transfer all, but not less than all, of its general partner interest in CVR Partners without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by the general partner and its affiliates, voting as a class, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2021.

•	Transfer of ownership interests in the general partner: no approval required at any time.

Call Right

If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to CVR Partners, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

Conflicts of Interest

The general partner will not be in breach of its obligations under CVR Partners partnership agreement or its duties to CVR Partners or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval, (3) on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties; or (4) fair and reasonable to CVR Partners, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to CVR Partners.

In addition to the provisions described above, CVR Partners’ partnership agreement contains provisions that restrict the remedies available to CVR Partners’ unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•

CVR Partners’ partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, CVR Partners, its affiliates, any limited partner or the common unitholders.

•

CVR Partners’ partnership agreement provides that the general partner shall not have any liability to CVR Partners or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of CVR Partners.

•

CVR Partners’ partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the general partner and not involving a vote of unitholders must be on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to CVR Partners, as determined by the general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to CVR Partners.

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CVR Partners’ partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to CVR Partners or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

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CVR Partners’ partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith and in any proceeding brought by or on behalf of any limited partner or CVR Partners, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

CVR Partners’ partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. CVR Partners has adopted these provisions to allow CVR Partners’ general partner or its affiliates to engage in transactions with CVR Partners that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to CVR Partners’ interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of CVR Partners’ general partner’s state law fiduciary duty standards.

•

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for CVR Partners in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

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CVR Partners’ partnership agreement contains provisions that waive or consent to conduct by CVR Partners’ general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, CVR Partners’ partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to CVR Partners or the unitholders whatsoever. These contractual standards reduce the obligations to which CVR Partners’ general partner would otherwise be held.

•

CVR Partners’ partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of CVR Partners’ general partner must be (1) on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to CVR Partners, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to CVR Partners).

•

If CVR Partners’ general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the general partner, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or CVR Partners, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which CVR Partners’ general partner would otherwise be held.

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Delaware law generally provides that a limited partner may institute legal action on behalf of CVR Partners to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

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In addition to the other more specific provisions limiting the obligations of CVR Partners’ general partner, CVR Partners’ partnership agreement further provides that CVR Partners’ general partner and its officers and directors will not be liable for monetary damages to CVR Partners or its limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

CVR Partners’ partnership agreement provides that CVR Partners will reimburse its general partner for all direct or indirect expenses it incurs or payments that it makes on behalf of CVR Partners (including salary, bonus, incentive compensation and other amounts paid to any person to perform services for CVR Partners or for its general partner in connection with operating CVR Partners). CVR Partners reimbursed its general partner for the year ended December 31, 2013 approximately $4.1 million pursuant to its partnership agreement.

CVR Refining Limited Partnership Agreement

In connection with CVR Refining’s initial public offering, CVR Refining GP, LLC and CVR Refining Holdings, LLC entered into the first amended and restated agreement of limited partnership of CVR Refining. The following description of certain terms of the second amended and restated limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed with the SEC.

Description of Partnership Interests

The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR Refining GP, LLC, as CVR Refining’s general partner.

Common units.    The common units represent limited partner interests in CVR Refining and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under CVR Refining’s partnership agreement.

General partner interest.    The general partner interest, which is held solely by CVR Refining’s general partner, entitles the holder to manage the business and operations of CVR Refining, but does not entitle the holder to participate in distributions or allocations. CVR Refining’s general partner can be sold without the consent of any other partners.

Management of CVR Refining

CVR Refining’s general partner manages CVR Refining’s operations and activities as specified in CVR Refining’s partnership agreement. As of December 31, 2013, the board of directors of the general partner consisted of John J. Lipinski, Stanley A. Riemann, Carl C. Icahn, SungHwan Cho, Keith Cozza, Vincent J. Intrieri, Samuel Merksamer, Daniel A. Ninivaggi, Kenneth Shea, Jon R. Whitney and Glenn R. Zander. Effective February 18, 2014, Keith Cozza resigned from, and Andrew Roberto was concurrently appointed to, the board of directors of the general partner of CVR Refining. Actions by the general partner that are made in its individual capacity will be made by CVR Refining Holdings as the sole member of the general partner and not by its board of directors. The general partner is not elected by the unitholders and is not subject to re-election on a regular basis in the future. The officers of the general partner will manage the day-to-day affairs of CVR Refining’s business.

Cash Distributions by CVR Refining

CVR Refining intends to make cash distributions to holders of common units pursuant to CVR Refining’s general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata; provided, however, that CVR Refining’s partnership agreement allows CVR Refining to issue an unlimited number of additional equity interests of equal or senior rank. CVR Refining’s partnership agreement permits CVR Refining to borrow to make distributions, but it is not required, and does not intend, to do so. CVR Refining does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under CVR Refining’s cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner.

Voting Rights

CVR Refining’s partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units. In voting their units, CVR Refining’s general partner and its affiliates will have no fiduciary duty or obligation whatsoever to CVR Refining or the limited partners, including any duty to act in good faith or in the best interests of CVR Refining and its limited partners.

The following is a summary of the vote requirements specified for certain matters under CVR Refining’s partnership agreement:

•	Issuance of additional units: no approval right.

•

Amendment of CVR Refining’s partnership agreement:    certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of CVR Refining or the sale of all or substantially all of CVR Refining’s assets: unit majority in certain circumstances.

•	Dissolution of CVR Refining: unit majority.

•	Continuation of CVR Refining upon dissolution: unit majority.

•

Withdrawal of the general partner:    under most circumstances, a unit majority, excluding common units held by CVR Refining’s general partner and its affiliates, is required for the withdrawal of the general partner prior to December 31, 2022.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

•

Transfer of the general partner’s general partner interest:    the general partner may transfer all, but not less than all, of its general partner interest in CVR Refining without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person.

•	Transfer of ownership interests in the general partner: no approval required at any time.

Call Right

If at any time CVR Refining’s general partner and its affiliates own more than 95% of the common units, it will have the right, which it may assign to any of its affiliates or to CVR Refining, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price will be equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed; and (2) the highest per-unit price paid by the general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed, as calculated pursuant to the terms of CVR Refining’s partnership agreement. If CVR Refining’s general partner and its affiliates reduce their ownership percentage to below 70% of the outstanding units, the ownership threshold to exercise the call right will be permanently reduced to 80%.

Conflicts of Interest

The general partner will not be in breach of its obligations under CVR Refining’s partnership agreement or its duties to CVR Refining or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, or (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval.

In addition to the provisions described above, CVR Refining’s partnership agreement contains provisions that restrict the remedies available to CVR Refining’s unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•

CVR Refining’s partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, CVR Refining, its affiliates, any limited partner or the common unitholders.

•

CVR Refining’s partnership agreement provides that the general partner shall not have any liability to CVR Refining or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of CVR Refining.

•

CVR Refining’s partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to CVR Refining or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

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CVR Refining’s partnership agreement provides that in resolving conflicts of interest, if any resolution, course of action or transaction receives approval from the conflicts committee or receives approval of a majority of the common units (excluding common units owned by the general partner and its affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by CVR Refining, all the partners, each person who acquires an interest in CVR Refining and each other person who is bound by the partnership agreement, and shall not constitute a breach of any fiduciary or other duty or obligation.

CVR Refining’s partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. CVR Refining has adopted these provisions to allow CVR Refining’s general partner or its affiliates to engage in transactions with CVR Refining that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to CVR Refining’s interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of CVR Refining’s general partner’s state law fiduciary duty standards.

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Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for CVR Refining in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

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CVR Refining’s partnership agreement contains provisions that waive or consent to conduct by CVR Refining’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, CVR Refining’s partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to CVR Refining or the unitholders whatsoever. These contractual standards reduce the obligations to which CVR Refining’s general partner would otherwise be held.

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CVR Refining’s partnership agreement provides that in resolving conflicts of interest, if any resolution, course of action or transaction receives approval from the conflicts committee or receives approval of a majority of the common units (excluding common units owned by the general partner and its affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by CVR Refining, all the partners, each person who acquires an interest in CVR Refining and each other person who is bound by the partnership agreement, and shall not constitute a breach of any fiduciary or other duty or obligation.

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Delaware law generally provides that a limited partner may institute legal action on behalf of CVR Refining to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

CVR Refining’s partnership agreement provides that CVR Refining will reimburse its general partner for all direct or indirect expenses it incurs or payments that it makes on behalf of CVR Refining (including salary, bonus, incentive compensation and other amounts paid to any person to perform services for CVR Refining or for its general partner in connection with operating CVR Refining). CVR Refining reimbursed its general partner for the year ended December 31, 2013 approximately $0.3 million pursuant to its partnership agreement.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our Board must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction that our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our audit committee. In addition, related party transactions involving compensation will be approved by our compensation committee in lieu of our audit committee.

In addition, the charter for the audit committee of our Board provides that the audit committee will review, approve and ratify transactions in which a potential conflict of interest exists or arises between the Company or any of its subsidiaries (including the general partner of CVR Partners or CVR Refining acting on its own behalf and not on behalf of CVR Partners or CVR Refining), on the one hand, and CVR Partners or CVR Refining or any of their respective subsidiaries, on the other hand.

AUDIT COMMITTEE REPORT

As of December 31, 2013, the audit committee consisted of the following members of the Board: Messrs. Stephen Mongillo (chairman), Bob G. Alexander and James M. Strock. Our Board determined that Mr. Mongillo qualified as an “audit committee financial expert” and that each member of the audit committee, including Mr. Mongillo, was “financially literate” under the requirements of the NYSE. Our Board also determined that all three members of the audit committee were independent under current NYSE independence requirements and SEC rules. The audit committee operates under a written charter adopted by our Board. A copy of this charter is available at www.cvrenergy.com and is available in print to any stockholder who requests it by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States); expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles; and auditing the effectiveness of internal control over financial reporting of the Company. The audit committee’s responsibility is to monitor and oversee these processes. However, none of the members of the audit committee is professionally engaged in the practice of accounting or auditing nor are any of the members of the audit committee experts in those fields. The audit committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

The audit committee of the Board met 11 times during 2013. The audit committee meetings were designed, among other things, to facilitate and encourage communication among the audit committee, management, the internal auditors and Grant Thornton. The audit committee discussed with the Company’s internal auditors and Grant Thornton the overall scope and plans for their respective audits. The audit committee met with Grant Thornton, with and without management present, to discuss the results of its examination and evaluation of the Company’s internal controls.

The audit committee reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with management and Grant Thornton. The audit committee also discussed with Grant Thornton matters required to be discussed with audit committees under generally accepted auditing standards in the United States of America, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, supplemented or superseded, as adopted by the Public Company Accounting Oversight Board. Grant Thornton gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles.

The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor the independent auditor’s independence.

When determining Grant Thornton’ s independence, we considered whether its provision of services to the Company beyond those rendered in connection with its audit of the Company’s consolidated financial statements and reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q was compatible with maintaining its independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by and the amount of fees paid for such services to, Grant Thornton.

Based upon the review and discussions referred to above, we recommended to the Board and the Board has approved, that the Company’s audited financial statements be included in the 2013 Form 10-K. The audit committee also approved the engagement of Grant Thornton as the Company’s independent auditors for 2014.

The audit committee has been advised by Grant Thornton that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

This report is respectively submitted by the audit committee.

Audit Committee

Stephen Mongillo, Chairman

Bob G. Alexander

James M. Strock

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”) served as the Company’s independent public registered accounting firm until August 2013. In August 2013, the audit committee selected Grant Thornton as our independent registered public accounting firm.

The following table presents fees billed to the Company and its subsidiaries for professional services and other services in the following categories and amounts by Grant Thornton for the fiscal year December 31, 2013:

Type of Fees	2013
Audit Fees(1)	$1,586,600
Audit-Related fees(2)	15,000
Tax Fees	—
All Other Fees	—

Total Fees Billed	$1,601,600

(1)	Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, attestation of management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act, consultations on financial accounting and reporting matters arising during the course of the audit and fees for the annual audit and quarterly reviews of the Company’s affiliates, CVR Refining, LP and CVR Partners, LP.

(2)	Audit-Related Fees consist of agreed upon procedures performed for statutory reporting.

The following table presents fees billed to the Company and its subsidiaries for professional services and other services in the following categories and amounts by KPMG for the fiscal years December 31, 2013 and 2012:

Type of Fees	2013	2012
Audit Fees(1)	$821,200	$5,346,000
Audit-Related fees(2)	—	20,000
Tax Fees(3)	527,600	516,000
All Other Fees(4)	—	263,000

Total Fees Billed	$1,348,800	$6,145,000

(1)	Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, attestation of management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act, consultations on financial accounting and reporting matters arising during the course of the audit and fees for the annual audit and quarterly reviews of the Company’s affiliates, CVR Refining, LP and CVR Partners, LP. The fees for 2013 include audit services related to the Underwritten Offering of the Company’s affiliate, CVR Refining, LP and the Secondary Offering of the Company’s affiliate, CVR Partners, LP, registration of CVR Refining’s Senior Secured Second Lien Notes due 2022, consents and the review of documents filed with the SEC as well as fees for the 2013 annual audit services during KPMG’s service as the Company’s independent registered public accounting firm. The fees for 2012 include the associated annual audits performed for 2011, 2010, and 2009 as part of registration statement filings of the Company’s affiliate, CVR Refining, LP, and consents, comfort letters and the review of documents filed with the SEC as well as the fees for the 2012 annual audit.

(2)	Audit-Related Fees consist of agreed upon procedures performed for statutory reporting.

(3)	Tax Fees consist of fees for general income tax consulting and tax compliance.

(4)	Other fees consist of services performed on behalf of our controlling stockholder.

The audit committee has considered whether the non-audit services provided by Grant Thornton and KPMG were compatible with maintaining Grant Thornton’s and KPMG’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of Grant Thornton or KPMG as the Company’s independent registered public accounting firm during their respective periods of appointment as the Company’s independent auditor.

Audit Committee’s Pre-Approval Policies and Procedures

All of the services performed by the independent auditor in 2013 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Our audit committee charter, among other things, requires the audit committee to approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the audit committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The audit committee has also authorized any audit committee member to pre-approve audit, audit-related, tax and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

STOCKHOLDER PROPOSALS

You may submit proposals for consideration at future annual meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting for 2015, in general, the Secretary must receive the written proposal at the address below no later than December 31, 2014. Such proposals must meet the requirements set forth in our by-laws. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our proxy statement under Rule 14a-8, in general, the stockholder must give notice to the Secretary no earlier than February 17, 2015 and no later than March 19, 2015 and meet the requirements set forth in our by-laws. However, if the date of our annual meeting for 2015 is held more than 30 days before or after June 17, 2015, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2015 Annual Meeting was mailed or public disclosure of such date was made.

Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in our proxy statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The Board may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance — Identifying and Evaluating Nominees for Directors” above.

To nominate an individual for election at our annual meeting for 2015, the stockholder must give timely notice to the Secretary in accordance with our by-laws, which, in general, require that the notice be received by the Secretary no earlier than February 17, 2015 and no later than March 19, 2015, unless the date of the stockholder meeting is moved more than 30 days before or after June 17, 2015, then the nomination must be must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2015 Annual Meeting was mailed or public disclosure of such date was made.

If the number of directors to be elected at the 2015 Annual Meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to March 9, 2015, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary not later than the close of business on the tenth day after the day on which such public announcement is first made.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Senior Vice President, General Counsel and Secretary

The Senior Vice President, General Counsel and Secretary will forward the proposals and recommendations to the nominating and corporate governance committee for consideration.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by CVR Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

OTHER MATTERS

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

For the Board of Directors,

Edmund S. Gross Senior Vice President, General Counsel and Secretary April 30, 2014

Appendix A

AMENDED AND RESTATED

CVR ENERGY, INC.

2007 LONG TERM INCENTIVE PLAN

1.	Purpose.

The purpose of the Plan is to strengthen CVR Energy, Inc., a Delaware corporation (the “Company”), by providing an incentive to its and its Subsidiaries’ (as defined herein) employees, officers, consultants and directors, thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added incentive for high levels of performance and unusual efforts through the grant of Restricted Stock, Restricted Stock Units, Options, Stock Appreciation Rights, Dividend Equivalent Rights, Performance Awards, and Share Awards (as each term is herein defined).

2.	Definitions.

For purposes of the Plan:

2.1 “Affiliate” means any Person that a Person either directly or indirectly through one or more intermediaries is in common control with, is controlled by or controls, each within the meaning of the Securities Act of 1933, as amended.

2.2 “Agreement” means a written or electronic agreement between the Company and a Participant evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

2.3 “Award” means a grant of Restricted Stock, a Restricted Stock Unit, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right, a Share Award or any or all of them.

2.4 “Beneficiary” means an individual designated as a Beneficiary pursuant to Section 19.4.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means, with respect to the termination of a Participant’s employment or services by the Company or any Subsidiary of the Company that employs such individual or to which the Participant performs services (or by the Company on behalf of any such Subsidiary), such Participant’s (i) refusal or neglect to perform substantially his or her employment-related duties or services, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment or services to the Company or its Subsidiaries which in no way adversely affects the Company and its Subsidiaries or its reputation or the ability of the Participant to perform his or her employment-related duties or services or to represent the Company or any Subsidiary of the Company that employs such Participant or to which the Participant performs services), (iv) failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its Subsidiaries or (v) material breach of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary; provided that, in the case of any Participant who, as of the date of determination, is party to an effective services, severance or employment agreement with the Company or any Subsidiary, “Cause” shall have the meaning, if any, specified in such agreement.

2.7 “Change in Capitalization” means any increase or reduction in the number of Shares, any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or any exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.8 “Change in Control” means the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Majority-Owned Entity”), (ii) the Company, any Principal Stockholder or any Majority-Owned Entity, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The consummation of:

(i) A merger, consolidation or reorganization of a Person (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

(A) the shareholders of the Company immediately before such Merger, or one or more Principal Stockholders, own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities by the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Majority-Owned Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Majority-Owned Entity, (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Shares or Voting Securities, or (5) any Principal Stockholder, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a sale or transfer to a Majority-Owned Entity or a Principal Stockholder (or one or more Principal Stockholders acting together) or (y) the distribution to the Company’s shareholders of the stock of a Majority-Owned Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.9 “Change in Control Related Termination” means with respect to any Participant who is a party to an effective services, severance or employment agreement with the Company or any Subsidiary, the meaning for “Change in Control Related Termination” specified in such agreement.

2.10 “Code” means the Internal Revenue Code of 1986, as amended.

2.11 “Committee” means the Committee which administers the Plan as provided in Section 3.

2.12 “Company” means CVR Energy, Inc., a Delaware corporation.

2.13 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of stock, by agreement or otherwise and “Controlled” has a corresponding meaning.

2.14 “Director” means a member of the Board.

2.15 “Disability” means a Participant’s inability, due to physical or mental ill health, to perform the essential functions of the Participant’s job, with or without a reasonable accommodation, for 180 days during any 365 day period irrespective of whether such days are consecutive; provided that, in the case of any Participant who is a party to an effective services, severance or employment agreement with the Company or any Subsidiary, the meaning for “Disability” will have the meaning (if any) specified in such agreement.

2.16 “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.17 “Dividend Equivalent Right” means a right to receive cash or Shares based on the value of dividends that are paid with respect to Shares.

2.18 “Effective Date” means the date of approval of the Plan by the Company’s shareholders’ pursuant to Section 19.5.

2.19 “Eligible Individual” means any of the following individuals: (a) any Director, officer or employee of the Company or a Subsidiary, (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment, and (c) any consultant or advisor of the Company or a Subsidiary.

2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.21 “Fair Market Value” on any date means:

(a) if the Shares are listed for trading on the New York Stock Exchange, the closing price at the close of the primary trading session of the Shares on such date on the New York Stock Exchange, or if there has been no such closing price of the Shares on such date, on the next preceding date on which there was such a closing price;

(b) if the Shares are not listed for trading on the New York Stock Exchange, but are listed on another national securities exchange, the closing price at the close of the primary trading session of the Shares on such date on such exchange, or if there has been no such closing price of the Shares on such date, on the next preceding date on which there was such a closing price;

(c) if the Shares are not listed on the New York Stock Exchange or on another national securities exchange, the last sale price at the end of normal market hours of the Shares on such date as quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or, if no such price shall have been quoted for such date, on the next preceding date for which such price was so quoted; or

(d) if the Shares are not listed for trading on a national securities exchange or are not authorized for quotation on NASDAQ, the fair market value of the Shares as determined in good faith by the Committee, and in the case of Incentive Stock Options, in accordance with Section 422 of the Code.

2.22 “Full Value Award” means a grant of Restricted Stock, a Restricted Stock Unit, a Performance Award, a Share Award or any or all of them.

2.23 “Good Reason” means with respect to any Participant who is a party to an effective services, severance or employment agreement with the Company or any Subsidiary, the meaning for “Good Reason” specified in such agreement.

2.24 “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.25 “Initial Public Offering” means the consummation of the first public offering of Shares pursuant to a registration statement (other than a Form S-8 or successor forms) filed with, and declared effective by, the Securities and Exchange Commission.

2.26 “Nonemployee Director” means a Director who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.27 “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

2.28 “Option” means a Nonqualified Stock Option and/or an Incentive Stock Option.

2.29 “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.30 “Parent” means any corporation which is a “parent corporation” (within the meaning of Section 424(e) of the Code) with respect to the Company.

2.31 “Participant” means a person to whom an Award or Option has been granted under the Plan.

2.32 “Performance Awards” means Performance Share Units, Performance Units, Performance-Based Restricted Stock or any or all of them.

2.33 “Performance-Based Compensation” means any Option or Award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.34 “Performance-Based Restricted Stock” means Shares issued or transferred to an Eligible Individual under Section 9.2.

2.35 “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

2.36 “Performance Objectives” means the objectives set forth in Section 9.3 for the purpose of determining the degree of payout and/or vesting of Performance Awards.

2.37 “Performance Share Units” means Performance Share Units granted to an Eligible Individual under Section 9.1.

2.38 “Performance Units” means Performance Units granted to an Eligible Individual under Section 9.1.

2.39 “Plan” means this 2007 CVR Energy, Inc. Long Term Incentive Plan, as amended from time to time.

2.40 “Principal” means Carl Icahn.

2.41 “Principal Stockholder” means any of IEP Energy LLC, any Affiliate of IEP Energy LLC, the Principal and any Related Party.

2.42 “Related Party” means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each, an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights, hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above. For the purposes of this definition, and for the avoidance of doubt, in addition to any Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

2.43 “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 8.

2.44 “Restricted Stock Units” means rights granted to an Eligible Individual under Section 8 representing a number of hypothetical Shares.

2.45 “Retirement” means a Participant’s termination or resignation of employment with the Company or any Subsidiary for any reason (other than for Cause or by reason of the Participant’s death) following the date the Participant attains age 65; provided that, in the case of any Participant who is a party to an effective services, severance or employment agreement with the Company or any Subsidiary, the meaning of “Retirement” will have the meaning (if any) specified in such agreement.

2.46 “Share Award” means an Award of Shares granted pursuant to Section 10.

2.47 “Shares” means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

2.48 “Stock Appreciation Right” means a right to receive all or some portion of the increase, if any, in the value of the Shares as provided in Section 6 hereof.

2.49 “Subsidiary” means (a) except as provided in subsection (b) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company, and (b) in relation to the eligibility to receive Options or Awards other than Incentive Stock Options and continued employment for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns at least 50% or more of the outstanding equity or other ownership interests.

2.50 “Ten-Percent Shareholder” means an Eligible Individual who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary.

2.51 “Termination Date” means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board pursuant to Section 15 hereof.

3.	Administration.

3.1 Committees; Procedure.    The Plan shall be administered by a Committee which, until the Board appoints a different Committee, shall be the Compensation Committee of the Board. The Committee may adopt such rules, regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan. The Committee shall consist of at least two (2) Directors and may consist of the entire Board; provided, however, that from and after the date of an Initial Public Offering (a) if the Committee consists of less than the entire Board, then, with respect to any Option or Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two Directors, each of whom shall be a Non-Employee Director, and (b) to the extent necessary for any Option or Award intended to qualify as Performance-Based Compensation to so qualify, the Committee shall consist of at least two Directors, each of whom shall be an Outside Director. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director and an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting.

3.2 Board Reservation and Delegation.    Except to the extent necessary for any Award or Option intended to qualify as Performance-Based Compensation to so qualify, the Board may, in its discretion, reserve to itself or exercise any or all of the authority and responsibility of the Committee hereunder and may consist of one or more Directors who may, but need not be officers or employees of the Company. To the extent the Board has reserved to itself, or exercised the authority and responsibility of the Committee, all references to the Committee in the Plan shall be to the Board.

3.3 Committee Powers.    Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a) select those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b) select those Eligible Individuals to whom Awards shall be granted under the Plan and determine the number of Shares or amount of cash in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, and make any amendment or modification to any Agreement consistent with the terms of the Plan;

(c) construe and interpret the Plan and the Options and Awards granted hereunder and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective;

(d) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(e) cancel, with the consent of the Participant, outstanding Awards and Options;

(f) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(g) generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

All decisions and determinations by the Committee in the exercise of the above powers shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other persons having any interest therein.

3.4 Notwithstanding anything herein to the contrary, with respect to Participants working outside the United States, the Committee may determine the terms and conditions of Options and Awards and make such adjustments to the terms thereof as are necessary or advisable to fulfill the purposes of the Plan taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

3.5 Indemnification.    No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

3.6 No Repricing of Options or Stock Appreciation Rights.    The Committee shall have no authority to make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company’s shareholders shall have approved such adjustment or amendment.

4.	Stock Subject to the Plan; Grant Limitations.

4.1 Aggregate Number of Shares Authorized for Issuance.    Subject to any adjustment as provided in the Plan, the Shares to be issued under the Plan may be, in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Company and held by it as treasury shares. The aggregate number of Shares that may be made the subject of Awards or Options granted under the Plan shall not exceed 7,500,000, no more than 1,000,000 of which may be granted as Incentive Stock Options.

4.2 Individual Limit.    The aggregate number of Shares that may be the subject of Options, Stock Appreciation Rights, Performance-Based Restricted Stock and Performance Share Units granted to an Eligible Individual in any three calendar year period may not exceed 3,000,000. The maximum dollar amount of cash or the Fair Market Value of Shares that any individual may receive in any calendar year in respect of Performance Units may not exceed $13,000,000.

4.3 Calculating Shares Available.

(a) Upon the granting of an Award or an Option, the number of Shares available under this Section 4 for the granting of further Awards and Options shall be reduced as follows:

(i) In connection with the granting of an Option, Stock Appreciation Right (other than a Stock Appreciation Right Related to an Option), Restricted Stock Unit, Share Award or Award of Restricted Stock, Performance-Based Restricted Stock or Performance Share Units, the number of Shares available under this Section 4 for the granting of further Options and Awards shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated.

(ii) In connection with the granting of a Performance Unit, the number of Shares available under this Section 4 for the granting of further Options and Awards initially shall be reduced by the Share Equivalent number of Performance Units granted, with a corresponding adjustment if the Performance Unit is ultimately settled in whole or in part with a different number of Shares. For purposes of this Section 4, the “Share Equivalent” number of Performance Units shall be equal to the quotient of (i) the aggregate dollar amount in which the Performance Units are denominated, divided by (ii) the Fair Market Value of a Share on the date of grant.

(iii) In connection with the granting of a Dividend Equivalent Right, the number of Shares available under this Section 4 shall not be reduced; provided, however, that if Shares are issued in settlement of a Dividend Equivalent Right, the number of Shares available for the granting of further Options and Awards under this Section 4 shall be reduced by the number of Shares so issued.

(b) Notwithstanding Section 4.3(a), in the event that an Award is granted that, pursuant to the terms of the Agreement, cannot be settled in Shares, the aggregate number of Shares that may be made the subject of Awards or Options granted under the Plan shall not be reduced. Whenever any outstanding Option or Award or portion thereof expires, is canceled, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the number of

Shares available under this Section 4 shall be increased by the number of Shares previously allocable under Section 4.3(a) to the expired, canceled, settled or otherwise terminated portion of the Option or Award.

(c) Notwithstanding anything in this Section 4.3 to the contrary, (i) Shares tendered as full or partial payment of the Option Price shall not increase the number of Shares available under this Section 4, (ii) Shares tendered as settlement of tax withholding obligations shall not increase the number of Shares available under this Section 4, and (iii) Shares repurchased by the Company using proceeds from the exercise of Options shall not be available for issuance under the Plan.

(d) Where two or more Awards are granted with respect to the same Shares, such Shares shall be taken into account only once for purposes of this Section 4.3.

5.	Stock Options.

5.1 Authority of Committee.    Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to any such Eligible Individual shall be set forth in an Agreement. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any Subsidiary on the date the Incentive Stock Option is granted.

5.2 Exercise Price.    The purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the exercise price per Share under each Option shall not be less than the greater of (i) the par value of a Share and (ii) 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder).

5.3 Maximum Duration.    Options granted hereunder shall be for such term as the Committee shall determine; provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, further, however, that unless the Committee provides otherwise, an Option (other than an Incentive Stock Option) may, upon the death of the Participant prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Participant’s death, even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

5.4 Vesting.    The Committee shall determine the time or times at which an Option shall become vested and exercisable. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5 Limitations on Incentive Stock Options.    To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.5) are exercisable by a Participant for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, unless otherwise required by applicable law, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options.

5.6 Transferability.    Except as otherwise provided in this Section 5.6, no Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and an Option shall be exercisable during the lifetime of such Participant only by the Participant or his or her guardian or legal representative. The Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option) at the time of grant or thereafter, that the Option, or a portion thereof, may be transferred to any third party, including but not limited to, members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. In addition, for purposes of the Plan, unless otherwise determined by the Committee at the time of grant or thereafter, a transferee of an Option pursuant to this Section 5.6 shall be deemed to be the Participant; provided that the rights of any such transferee thereafter shall be nontransferable except that such transferee, where applicable under the terms of the transfer by the Participant, shall have the right previously held by the Participant to designate a Beneficiary. For this purpose, immediate family means the Participant’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant. Notwithstanding Section 19.2, or the terms of any Agreement, the Company or any Subsidiary shall not withhold any amount attributable to the Participant’s tax liability from any payment of cash or Shares to a transferee or transferee’s Beneficiary under this Section 5.6, but may require the payment of an amount equal to the Company’s or any Subsidiary’s withholding tax obligation as a condition to exercise or as a condition to the release of cash or Shares upon exercise or upon transfer of the option.

5.7 Method of Exercise.    The exercise of an Option shall be made only by giving written notice delivered in person or by mail to the person designated by the Company, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid in any or any combination of the following forms: (a) cash or its equivalent (e.g., a check) or (b) if permitted by the Committee, the transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) in the form of other property as determined by the Committee. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures that are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option. If requested by the Committee, the Participant shall deliver the Agreement evidencing the Option to the Company, which shall endorse thereon a notation of such exercise and return such Agreement to the Participant. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

5.8 Rights of Participants.    No Participant shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares (whether or not certificated) to the Participant, a securities broker acting on behalf of the Participant or such other nominee of the Participant, and (c) the Participant’s name, or the name of his or her broker or other nominee, shall have been entered as a shareholder of record on the books of the Company. Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

5.9 Effect of Change in Control.    The effect of a Change in Control on an Option may be set forth in the applicable Agreement.

6.	Stock Appreciation Rights.

6.1 Grant.    The Committee may in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

6.2 Stock Appreciation Right Related to an Option.    If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 6, be subject to the same terms and conditions as the related Option.

(a) Exercise; Transferability.    A Stock Appreciation Right granted in connection with an Option (i) shall be exercisable at such time or times and only to the extent that the related Option is exercisable, (ii) shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the exercise price specified in the Agreement evidencing the related Incentive Stock Option and (iii) shall not be transferable except to the extent the related Option is transferable.

(b) Amount Payable.    Upon the exercise of a Stock Appreciation Right related to an Option, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the last business day preceding the date of exercise of such Stock Appreciation Right over the per Share exercise price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(c) Treatment of Related Options and Stock Appreciation Rights Upon Exercise.    Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

6.3 Stock Appreciation Right Unrelated to an Option.    A Stock Appreciation Right unrelated to an Option shall cover such number of Shares as the Committee shall determine.

(a) Terms; Duration.    Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years; provided that unless the Committee provides otherwise a Stock Appreciation Right may, upon the death of the Participant prior to the expiration of the Award, be exercised for up to one (1) year following the date of the Participant’s death even if such period extends beyond ten (10) years from the date the Stock Appreciation Right is granted.

(b) Amount Payable.    Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the last business day preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (ii) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(c) Transferability.    (i) Except as otherwise provided in this Section 6.3(c), no Stock Appreciation Right unrelated to an Option shall be transferable by the Participant otherwise than by will or the laws of descent and distribution, and a Stock Appreciation Right shall be exercisable during the lifetime of such

Participant only by the Participant or his or her guardian or legal representative. The Committee may set forth in the Agreement evidencing a Stock Appreciation Right at the time of grant or thereafter, that the Award, or a portion thereof, may be transferred to any third party, including but not limited to, members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. In addition, for purposes of the Plan, unless otherwise determined by the Committee at the time of grant or thereafter, a transferee of a Stock Appreciation Right pursuant to this Section 6.3(c) shall be deemed to be the Participant; provided that the rights of any such transferee thereafter shall be nontransferable except that such transferee, where applicable under the terms of the transfer by the Participant, shall have the right previously held by the Participant to designate a Beneficiary. For this purpose, immediate family means the Participant’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of a Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant. Notwithstanding Section 19.2, or the terms of any Agreement, the Company or any Subsidiary shall not withhold any amount attributable to the Participant’s tax liability from any payment of cash or Shares to a transferee or transferee’s Beneficiary under this Section 6.3(c), but may require the payment of an amount equal to the Company’s or any Subsidiary’s withholding tax obligation as a condition to exercise or as a condition to the release of cash or Shares upon exercise or upon transfer of the Stock Appreciation Right.

6.4 Method of Exercise.    Stock Appreciation Rights shall be exercised by a Participant only by giving written notice delivered in person or by mail to the person designated by the Company, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Participant shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Company, which shall endorse thereon a notation of such exercise and return such Agreement to the Participant.

6.5 Form of Payment.    Payment of the amount determined under Section 6.2(b) or 6.3(b) may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the last business day preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

6.6 Effect of Change in Control.    The effect of a Change in Control on a Stock Appreciation Right may be set forth in the applicable Agreement.

7.	Dividend Equivalent Rights.

The Committee may in its discretion, grant Dividend Equivalent Rights either in tandem with an Option or Award or as a separate Award, to Eligible Individuals in accordance with the Plan. The terms and conditions applicable to each Dividend Equivalent Right shall be specified in the Agreement under which the Dividend Equivalent Right is granted. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Option or Award to which the Dividend Equivalent Rights relate. In the event that the amount payable in respect of Dividend Equivalent Rights are to be deferred, the Committee shall determine whether such amounts are to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. If amounts payable in respect of Dividend Equivalent Rights are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments, as determined by the Committee.

8.	Restricted Stock; Restricted Stock Units.

8.1 Restricted Stock.    The Committee may grant to Eligible Individuals Awards of Restricted Stock, which shall be evidenced by an Agreement. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.1.

(a) Rights of Participant.    Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. At the discretion of the Committee, Shares issued in connection with an Award of Restricted Stock shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b) Non-transferability.    Until all restrictions upon the Shares of Restricted Stock awarded to a Participant shall have lapsed in the manner set forth in Section 8.1(c), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(c) Lapse of Restrictions.

(i) Generally.    Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

(ii) Effect of Change in Control.    The effect of a Change in Control on an Awards of Shares of Restricted Stock may be set forth in the applicable Agreement.

(d) Treatment of Dividends.    At the time an Award of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (i) deferred until the lapsing of the restrictions imposed upon such Shares and (ii) held by the Company for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited interest on the amount of the account at such times and at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

(e) Delivery of Shares.    Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares of Restricted Stock, free of all restrictions hereunder.

8.2 Restricted Stock Unit Awards.    The Committee may grant to Eligible Individuals Awards of Restricted Stock Units, which shall be evidenced by an Agreement. Each such Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. Awards of Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.2.

(a) Payment of Awards.    Each Restricted Stock Unit shall represent the right of the Participant to receive a payment upon vesting of the Restricted Stock Unit or on any later date specified by the Committee equal to the Fair Market Value of a Share as of the date the Restricted Stock Unit was granted, the vesting date or such other date as determined by the Committee at the time the Restricted Stock Unit was granted. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit. The Committee may provide for the settlement of Restricted Stock Units in cash or with Shares having a Fair Market Value equal to the payment to which the Participant has become entitled.

(b) Effect of Change in Control.    The effect of a Change in Control on an Award of Restricted Stock Units shall be set forth in the applicable Agreement.

9.	Performance Awards.

9.1 Performance Units and Performance Share Units.    The Committee, in its discretion, may grant Awards of Performance Units and/or Performance Share Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement.

(a) Performance Units.    Performance Units shall be denominated in a specified amount (which may be a specified dollar amount or an amount determined by reference to a security, an index or other instrument) and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, represent the right to receive payment as provided in Sections 9.1(c) and (d) of the specified amount or a percentage of the specified amount depending on the level of Performance Objective attained; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(b) Performance Share Units.    Performance Share Units shall be denominated in Shares and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, each Performance Share Unit represents the right to receive payment as provided in Sections 9.1(c) and (d) of the Fair Market Value of a Share on the date the Performance Share Unit was granted, the date the Performance Share Unit became vested or any other date specified by the Committee or a percentage of such amount depending on the level of Performance Objective attained; provided, however, that the Committee may at the time a Performance Share Unit is granted specify a maximum amount payable in respect of a vested Performance Share Unit. Each Agreement shall specify the number of Performance Share Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Share Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(c) Vesting and Forfeiture.    Subject to Sections 9.3(c) and 9.4, a Participant shall become vested with respect to the Performance Share Units and Performance Units to the extent that the Performance Objectives for the Performance Cycle and other terms and conditions set forth in the Agreement are satisfied.

(d) Payment of Awards.    Subject to Sections 9.3(c) and 9.4, payment to Participants in respect of vested Performance Share Units and Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates or at such other time or times as the Committee may determine, but in no event later than 21/2 months after the end of the calendar year in which the Performance Cycle is completed. Subject to Section 9.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

9.2 Performance-Based Restricted Stock.    The Committee, in its discretion, may grant Awards of Performance-Based Restricted Stock to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance-Based Restricted Stock shall be subject to the following terms and provisions:

(a) Rights of Participant.    Performance-Based Restricted Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted or at such other time or times as the Committee may determine; provided, however, that no Performance-Based Restricted Stock shall be issued until the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance-Based Restricted Stock. At the discretion of the Committee, Shares issued in connection with an Award of Performance-Based Restricted Stock shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, the Participant shall have, in the discretion of the Committee, all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares. Each Agreement shall specify the number of Shares of Performance-Based Restricted Stock to which it relates, the Performance Objectives which must be satisfied in order for the Performance-Based Restricted Stock to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(b) Lapse of Restrictions.    Subject to Sections 9.3(c) and 9.4, restrictions upon Performance-Based Restricted Stock awarded hereunder shall lapse and such Performance-Based Restricted Stock shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted; provided, however, that, except as may be provided pursuant to Section 9.4, no Performance Cycle for Performance-Based Restricted Stock shall be less than one (1) year.

(c) Treatment of Dividends.    At the time the Award of Performance-Based Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by the Company to the Participant shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance-Based Restricted Stock and (ii) held by the Company for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Performance-Based Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited interest on the amount of the account at such times and at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Performance-Based Restricted Stock (whether held in cash or in additional Shares of Performance-Based Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance-Based Restricted Stock in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance-Based Restricted Stock shall be forfeited upon the forfeiture of such Performance-Based Restricted Stock.

(d) Delivery of Shares.    Upon the lapse of the restrictions on Shares of Performance-Based Restricted Stock awarded hereunder, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares, free of all restrictions hereunder.

9.3 Performance Objectives

(a) Establishment.    Performance Objectives for Performance Awards may be expressed in terms of (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) EBITDA, (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market position, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, (xxiii) crude throughput (expressed as a number of barrels per day or the average number of barrels per day), (xxiv) gathered crude (expressed as a number of barrels per day or the average number of barrels per day), (xxv) reportable air emissions or spills to water or ground, (xxvi) OSHA-recordable personal injuries or lost time accidents, (xxvii) process safety incidents (xxviii) trucking incidents, or (xxix) any combination, including one or more ratios, of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. In the case of a Performance Award which is intended to constitute Performance-Based Compensation, the Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (i) the date on which a quarter of the Performance Cycle has elapsed and (ii) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

(b) Effect of Certain Events.    The Committee may, at the time the Performance Objectives in respect of a Performance Award are established, provide for the manner in which performance will be measured against the Performance Objectives to reflect the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions that have been publicly disclosed, changes in accounting principles, the impact of specified corporate transactions (such as a stock split or stock dividend), special charges and tax law changes, all as determined in accordance with generally accepted accounting principles (to the extent applicable); provided, that in respect of Performance Awards intended to constitute Performance-Based Compensation, such provisions shall be permitted only to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of any Performance Award as Performance-Based Compensation.

(c) Determination of Performance.    Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance-Based Compensation. In respect of a Performance Award, the Committee may, in its sole discretion, reduce the amount of cash paid or number of Shares issued that become vested or on which restrictions lapse. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to any Performance Award intended to constitute Performance Based Compensation if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as Performance-Based Compensation.

9.4 Effect of Change in Control.    The effect of a Change in Control on a Performance Award may be set forth in the applicable Agreement.

9.5 Non-transferability.    Until the vesting of Performance Units and Performance Share Units or the lapsing of any restrictions on Performance-Based Restricted Stock, as the case may be, such Performance Units, Performance Share Units or Performance-Based Restricted Stock shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

10.	Share Awards.

The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

11.	Effect of a Termination of Employment.

The Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon (a) a termination or change in the status of the employment of the Participant by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), or (b) in the case of a Director, the cessation of the Director’s service on the Board, which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter.

12.	Adjustment Upon Changes in Capitalization.

12.1 In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (a) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (b) the maximum number and class of Shares or other stock or securities that may be issued upon exercise of Incentive Stock Options, (c) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted to any Eligible Individual in any calendar year, (d) the number and class of Shares or other stock or securities, cash or other property which are subject to outstanding Options or Awards granted under the Plan and the exercise price therefore, if applicable and (e) the Performance Objectives.

12.2 Any such adjustment in the Shares or other stock or securities (a) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code or (b) subject to outstanding Options or Awards that are intended to qualify as Performance-Based Compensation shall be made in such a manner as not to adversely affect the treatment of the Options or Awards as Performance-Based Compensation.

12.3 If, by reason of a Change in Capitalization, a Participant shall be entitled to, or shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

13.	Effect of Certain Transactions.

Subject to the terms of an Agreement, following (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and Stock Appreciation Rights pursuant to clause (i) of this Section 13 in connection with a Transaction may include the cancellation of outstanding Options and Stock Appreciation Rights upon consummation of the Transaction provided either (x) the holders of affected Options and Stock Appreciation Rights have been given a period of at least fifteen (15) days prior to the date of the consummation of the Transaction to exercise the Options or Stock Appreciation Rights (whether or not they were otherwise exercisable) or (y) the holders of the affected Options and Stock Appreciation Rights are paid (in cash or cash equivalents) in respect of each Share covered by the Option or Stock Appreciation Right being cancelled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the exercise price of the Option or Stock Appreciation Right. For avoidance of doubt, (1) the cancellation of Options and Stock Appreciation Rights pursuant to clause (y) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Agreement and (2) if the amount determined pursuant to clause (y) of the preceding sentence is zero or less, the affected Option or Stock Appreciation Right may be cancelled without any payment therefor. The treatment of any Option or Award as provided in this Section 13 shall be conclusively presumed to be appropriate for purposes of Section 12.

14.	Interpretation.

14.1 Section 16 Compliance.    The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

14.2 Section 162(m).    Unless otherwise determined by the Committee at the time of grant, each Option, Stock Appreciation Right and Performance Award is intended to be Performance Based Compensation. Unless otherwise determined by the Committee, if any provision of the Plan or any Agreement relating to an Option or Award that is intended to be Performance-Based Compensation does not comply or is inconsistent with Section 162(m) of the Code or the regulations promulgated thereunder (including IRS Regulation § 1.162-27), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable in connection with any such Option or Award upon the attainment of the Performance Objectives.

14.3 Compliance With Section 409A.    All Options and Awards granted under the Plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Option or Award granted hereunder in any manner, or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Option or Award) to cause the Plan or any Option or Award granted hereunder to comply with Section 409A and any guidance issued thereunder or to not be subject to Section 409A. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.

15.	Termination and Amendment of the Plan or Modification of Options and Awards.

15.1 Plan Amendment or Termination.    The Board may at any time terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a) no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the consent of the Participant, nor shall any amendment, modification, suspension or termination deprive any Participant of any Shares which he or she may have acquired through or as a result of the Plan; and

(b) to the extent necessary under any applicable law, regulation or exchange requirement, no other amendment shall be effective unless approved by the shareholders of the Company in accordance with applicable law, regulation or exchange requirement.

15.2 Modification of Options and Awards.    No modification of an Option or Award shall adversely alter or impair any rights or obligations under the Option or Award without the consent of the Participant.

16.	Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17.	Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

(b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c) limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time; or

(d) be evidence of any agreement or understanding, express or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

18.	Regulations and Other Approvals; Governing Law.

18.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

18.2 The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

18.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

18.4 Each grant of an Option and Award and the issuance of Shares or other settlement of the Option or Award is subject to the compliance with all applicable federal, state or foreign law. Further, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any federal, state or foreign law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be or shall be deemed to be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions that are not acceptable to the Committee. Any person exercising an Option or receiving Shares in connection with any other Award shall make such representations and agreements and furnish such information as the Board or Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

18.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations promulgated thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

19.	Miscellaneous.

19.1 Multiple Agreements.    The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or subject to Section 3.6, in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

19.2 Withholding of Taxes.

(a) The Company or any Subsidiary may withhold from any payment of cash or Shares to a Participant or other person under the Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or shall take any other action as it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant or exercise of any Award under the Plan. The Company or any Subsidiary shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by the Company or any Subsidiary to meet any tax reporting obligation as a condition to exercise or before making any payment pursuant to an Award or Option. If specified in an Agreement at the time of grant or otherwise approved by the Committee, a Participant may, in satisfaction of his or her obligation to pay withholding taxes in connection with the exercise, vesting or other settlement of an Option or Award, elect to (i) make a cash payment to the Company, (ii) have withheld a portion of the Shares then issuable to him or her, or (iii) surrender Shares owned by the Participant prior to the exercise, vesting or other settlement of an Option or Award, in each case having an aggregate Fair Market Value equal to the withholding taxes.

(b) If a Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Participant pursuant to such exercise, the Participant shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

19.3 Plan Unfunded.    The Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Award or Option granted under the Plan.

19.4 Beneficiary Designation.    Each Participant may, from time to time, name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid in case of the Participant’s death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the

Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

19.5 Effective Date/Term.    The effective date of the Plan shall be as determined by the Board, subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of shareholders duly held in accordance with the applicable laws of the State of Delaware within twelve (12) months after the adoption of the Plan by the Board (the “Effective Date”).

The Plan shall terminate on the Termination Date. No Option or Award shall be granted after the Termination Date. The applicable terms of the Plan, and any terms and conditions applicable to Options and Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Options and Awards.

19.6 Stockholder Approval.    Any Option or Award granted under the Plan which is intended to be Performance-Based Compensation, shall be subject to the approval of the material terms of the Plan by the stockholders of the Company in accordance with Section 162(m) of the Code and the regulations promulgated thereunder.

Appendix B

CVR ENERGY, INC.

LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”), made as of the 19th day of December, 2013 (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the Company has adopted the CVR Energy, Inc. 2007 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries;

WHEREAS, on November 27, 2012, the Compensation Committee and the Board approved and authorized an award to the Grantee of Restricted Stock Units of the Company in the total amount of $3,000,000 (which totaled 62,920 Restricted Stock Units), which was subsequently granted pursuant to the Restricted Stock Unit Agreement, dated December 28, 2012, by and between the Company and the Grantee (the “2012 Award”);

WHEREAS, the Compensation Committee has determined that it would be in the best interests of the Company to cancel the 2012 Award for no consideration to the Grantee and, instead, grant to the Grantee an award of Performance Units pursuant to this Agreement, and Grantee has agreed to such cancellation.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Cancellation of 2012 Award; Grant of Performance Units.

1.1. The 2012 Award is hereby cancelled on the Grant Date, immediately prior to the grant of Performance Units pursuant to Section 1.2.

1.2. The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, (i) 3,750 Performance Units (“Award 1”) and (ii) 2,600 Performance Units (“Award 2” and, each of Award 1 and Award 2, an “Award”), each on the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, (a) each Performance Unit subject to Award 1 that has not been forfeited pursuant to Section 3(b) prior to the applicable Payment Date (as defined below) represents the right of the Grantee to receive, on such Payment Date, a cash payment equal to one thousand dollars ($1,000), multiplied by the applicable Performance Factor as determined pursuant to Section 2 and (b) each Performance Unit subject to Award 2 that has not been forfeited pursuant to Section 3(b) prior to the applicable Payment Date represents the right of the Grantee to receive, on such Payment Date, a cash payment equal to one thousand dollars ($1,000), multiplied by the applicable Performance Factor as determined pursuant to Section 2.

1.3. This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Performance Conditions.

(a) With respect to Award 1, the following performance conditions shall be applied during the period beginning on January 1, 2014 and ending on June 30, 2014 (the “Award 1 Performance Cycle”) to determine the applicable Performance Factor (as set forth below):

i.	50% of the Performance Units attributable to Award 1 shall be subject to a performance objective relating to crude throughput (the “Throughput Objective”), with a target level of attaining crude throughput of an average of 168,500 barrels per day during the Award 1 Performance Cycle.

ii.	50% of the Performance Units attributable to Award 1 shall be subject to a performance objective relating to gathered crude (the “Gathered Crude Objective” and, together with the Throughput Objective, the “Performance Objectives”), with a target level of attaining an average of 52,000 gathered crude barrels per day during the Award 1 Performance Cycle.

(b) With respect to Award 2, the following performance conditions shall be applied during the period beginning on January 1, 2014 and ending on December 15, 2014 (the “Award 2 Performance Cycle” and, together with the Award 1 Performance Cycle, the “Performance Cycles” and each, a “Performance Cycle”) to determine the applicable Performance Factor:

i.	50% of the Performance Units attributable to Award 2 shall be subject to a Throughput Objective, with a target level of attaining crude throughput of an average of 176,500 barrels per day during the Award 2 Performance Cycle.

ii.	50% of the Performance Units attributable to Award 2 shall be subject to a Gathered Crude Objective, with a target level of attaining an average of 53,000 gathered crude barrels per day during the Award 2 Performance Cycle.

The Performance Factor will apply separately to the Performance Units subject to each Performance Objective and will be determined as follows:

Level of Attainment of Applicable Performance Objective		Performance Factor
Equal to or Greater Than	But Less Than
0.0%	75%	0.0%
75.0%	80%	70.0%
80.0%	85%	80.0%
85.0%	90%	90.0%
90.0%	110%	100.0%
110.0%	N/A	110.0%

(c) As soon as reasonably practicable after the Company’s performance results for the applicable Performance Cycle are known, but in any event (i) on or before July 10, 2014 with respect to Award 1 and (ii) on or before December 24, 2014 with respect to Award 2, the Committee shall determine and certify the extent to which the Performance Objectives were achieved and what the Performance Factor is for the Performance Units subject to each Performance Objective (the date of each such certification, a “Certification Date”).

3.	Termination of Employment.

(a) In the event of the Grantee’s termination of employment with the Company, a Subsidiary or Division prior to the applicable Payment Date (i) by reason of his death or Disability, (ii) by the Company, a Subsidiary or a Division other than for Cause, or (iii) by the Grantee’s resignation for Good Reason, all Performance Units with respect to which such Payment Date has not yet occurred will remain outstanding, and amounts due to the Grantee, if any, with respect to such Performance Units to the extent provided in Section 1.2, will be paid pursuant to Section 4.

(b) In the event that the Grantee’s employment is terminated for a reason other than one described in Section 3(a) above, all Performance Units with respect to which a Payment Date has not yet occurred shall be forfeited immediately upon the Grantee’s termination of employment.

(c) To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation

§1.409A-1(h)) with the Company, a Subsidiary or Division the Grantee is a specified employee (as defined Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

4.	Payment Date.

Within five (5) days following a Certification Date, the Company will deliver to the Grantee the payment amount described in Section 1.2 in respect of each Performance Unit covered by the applicable Award that has not been forfeited and with respect to which the Committee makes its determination pursuant to Section 2(c) as of such Certification Date (each such payment date, a “Payment Date”).

5.	Non-transferability.

The Performance Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, a Subsidiary or Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, a Subsidiary or Division to terminate the Grantee’s employment therewith at any time.

7.	Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting of the Performance Units. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

8.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

9.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

10.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

12.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

13.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

14.	Stockholder Approval.

The grant of Performance Units pursuant to this Agreement is subject to the Plan and this grant of Performance Units being approved by the Company’s stockholders prior to each Payment Date in accordance with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder (collectively “Section 162(m)”) such that the compensation paid pursuant to this Agreement will constitute “qualified performance-based compensation” under Section 162(m).

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE

/s/ Stanley A. Riemann	/s/ John J. Lipinski
By: Stanley A. Riemann	Name: John J. Lipinski
Title: Chief Operating Officer

[Signature Page to Performance Unit Agreement]

Appendix C

CVR ENERGY, INC.

LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”), made as of the 19th day of December, 2013 (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the Company has adopted the CVR Energy, Inc. 2007 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of an award to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Performance Units.

1.1 The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, 132,170 Performance Units on the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, each Performance Unit that has not been forfeited pursuant to Section 3(b) prior to December 31, 2014 (the “Vesting Date”) represents the right of the Grantee to receive a cash payment on the date specified in Section 4 equal to the product of (a) the sum of (i) the 10-day average closing price per share of CVR Refining, LP (“CVRR”) for the first 10 trading days of December 2014 and (ii) the amount of dividends paid on a share of CVRR between the Grant Date and the last day of the 10-day period described in clause (a)(i) above and (b) the applicable Performance Factor (as defined below). Notwithstanding the foregoing, if at any time prior to the last day of the 10-day period described in clause (a)(i) above, the shares of CVRR cease to be publicly traded on either the New York Stock Exchange or NASDAQ, then upon the vesting of each Performance Unit, the Grantee will receive for each Performance Unit a cash payment equal to the product of (x) the sum of (i) the 10-day average closing price per share beginning on the day immediately prior to the first public announcement of the event causing the shares to no longer be traded on either the New York Stock Exchange or NASDAQ and (ii) the amount of dividends paid on a share of CVRR between the Date of Grant and the last day of the 10-day period described in clause (x)(i) above and (y) the applicable Performance Factor. Notwithstanding anything in this Section 1.1 to the contrary, the Committee reserves the right, in its sole discretion, to reduce the amount payable to the Grantee under this Agreement without regard to the actual performance of the Company or the Grantee.

1.2 This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Performance Conditions.

(a) The performance conditions set forth on Schedule I hereto shall be applied during the period beginning on January 1, 2014 and ending on December 31, 2014 (the “Performance Cycle”) to determine the applicable Performance Factor (as set forth on Schedule I). The Performance Factor will apply separately to the Performance Units subject to each of the (i) Financial Objective, (ii) Operational Objective and (iii) Employee Health & Safety Objective (each as set forth on Schedule I, a “Performance Objective” and, collectively, the “Performance Objectives”), and will be determined as set forth on Schedule I.

(b) As soon as reasonably practicable after the Company’s performance results for the Performance Cycle are known, but in any event on or before the date on which bonuses with respect to calendar year 2014 are paid to the Company’s executives pursuant to the Company’s Performance Incentive Plan (the “PIP Payment Date”), the Committee shall determine and certify the extent to which the Performance Objectives were achieved and determine the Performance Factor for the number of Performance Units subject to each Performance Objective based on such achievement (the date of such certification, a “Certification Date”).

3.	Termination of Employment.

(a) In the event of the Grantee’s termination of employment with the Company, a Subsidiary or Division prior to the Vesting Date (i) by reason of his death or Disability, (ii) by the Company, a Subsidiary or a Division other than for Cause, or (iii) by the Grantee’s resignation for Good Reason, all Performance Units will remain outstanding, and amounts due to the Grantee, if any, with respect to such Performance Units to the extent provided in Section 1.1, will be paid pursuant to Section 4. As provided in Section 1.1, the Committee reserves the right, in its sole discretion, to reduce the amount payable to the Grantee under this Agreement without regard to the actual performance of the Company or the Grantee.

(b) In the event that the Grantee’s employment is terminated prior to the Vesting Date for a reason other than one described in Section 3(a) above, all Performance Units shall be forfeited immediately upon the Grantee’s termination of employment.

(c) To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company, a Subsidiary or Division the Grantee is a specified employee (as defined Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

4.	Payment Date.

On or about the PIP Payment Date, but in any event prior to March 15, 2015, the Company will deliver to the Grantee the payment amount described in Section 1.1 in respect of each Performance Unit that has not been forfeited (the date of such payment, the “Payment Date”).

5.	Non-transferability.

The Performance Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, a Subsidiary or Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, a Subsidiary or Division to terminate the Grantee’s employment therewith at any time.

7.	Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting of the Performance Units. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

8.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

9.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

10.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

12.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

13.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

14.	Stockholder Approval.

The grant of Performance Units pursuant to this Agreement is subject to the Plan and this grant of Performance Units being approved by the Company’s stockholders prior to the Payment Date in accordance with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder (collectively “Section 162(m)”) such that the compensation paid pursuant to this Agreement will constitute “qualified performance-based compensation” under Section 162(m).

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE

/s/ Stanley A. Riemann	/s/ John J. Lipinski
By: Stanley A. Riemann	Name: John J. Lipinski
Title: Chief Operating Officer

Schedule I

PERFORMANCE CONDITIONS

Performance Measure	Description of Performance Measure	Performance Levels
		Level of Attainment of Performance Objective	Performance Factor
Financial Objective: 30% of Performance Units

CVR Energy, Inc. Consolidated Adjusted EBITDA	EBITDA, adjusted to exclude the effects of extraordinary and non-recurring events and transactions.	a) Less than $800 million	a) 0%
		b) Greater than or equal to $800 million, but less than $850 million	b) 25%
		c) Greater than or equal to $850 million, but less than $900 million	c) 50%
		d) Greater than or equal to $900 million, but less than $950 million	d) 75%
		e) $950 million or more	e) 100%

Operational Objective: 50% of Performance Units

CVRR Reliability Measures	Crude throughput, average barrels per day, adjusted to exclude the effects of extraordinary and non-recurring events and transactions.	a) Less than 177,000 barrels per day	a) 0%
		b) Greater than or equal to 177,000 barrels per day, but less than 182,000 barrels per day	b) 70%
		c) 182,000 barrels per day or more	c) 100%

Environmental Health & Safety Objectives: 20% of Performance Units

CVRR EH&S (15% of the Performance Units)	Aggregate EH&S Results for 2014, based on the performance of the individual components set forth on Exhibit A.	a) Less than 20% b) 20% or more	a) 0% b) 100%

UAN EH&S (5% of the Performance Units)	Aggregate EH&S Results for 2014, based on the performance of the individual components set forth on Exhibit A.	a) Less than 20% b) 20% or more	a) 0% b) 100%

Exhibit A

EH&S Components

CVR Energy, Inc.

2014 Performance Incentive Plan (PIP) — CVRR Program

Approved Measures and Metrics

The following performance measures will be used for the 2014 program:

Performance Measure	Description	Percentage Allocation	Performance Levels: a) Threshold b) Target c) Maximum
			2013 Projected	3 yr. Average	Approved Metrics for Plan	Payout Levels	Ind Quartiles
EH&S MEASURES: 20% of Plan * No payout below threshold

OSHA Recordable Injury Statistics	OSHA Recordable Injuries. Fatality no payout for this metric by plant. Manufacturing and Transportation	2%	2	8	a) 11 b) 8 c) 4	a) 0% b) 100% c) 150%	a) Industry Average b) 2nd Quartile c) 1st Quartile

OSHA Lost Time Injury Statistics	OSHA Lost Time Accidents. Fatality no payout for this metric by plant. Manufacturing and Transportation	2%	0	4	a) 6 b) 3 c) 0	a) 0% b) 100% c) 150%	a) Industry Average b) 2nd Quartile c) 1st Quartile

EH&S Severity Statistics	EHS Severity Index. Fatality no payout for this metric by plant. Manufacturing and Transportation	2%	0	1.67	a) 5 b) 2 c) 0	a) 0% b) 100% c) 150%

Air Reportable Releases	Federal Reportable Air Releases. Manufacturing	1.0%	16	32.33	a) 38 b) 32 c) 26	a) 0% b) 100% c) 150%

Air Reportable Release Quantity	Federal RQ Total Pounds. Manufacturing	3.0%	100,000	1,060,451	a) 1,060,451 b) 795,339 c) 530,226	a) 0% b) 100% c) 150%

Tier 1 Process Safety Events	Process Safety Events per API RP 754. Manufaccturing	2.0%	0	2	a) 4 b) 2 c) 0	a) 0% b) 100% c) 150%	a) Industry Average b) 2nd Quartile c) 1st Quartile

Tier 1 Severity	Process Safety Events per API RP 754. Manufacturing	1.0%	0	0	a) 4 b) 2 c) 0	a) 0% b) 100% c) 150%	a) Industry Average b) 2nd Quartile c) 1st Quartile

Tier 2 Process Safety Events	Process Safety Events per API RP 754. Manufacturing	2.0%	0	1	a) 6 b) 4 c) 2	a) 0% b) 100% c) 150%	a) Industry Average b) 2nd Quartile c) 1st Quartile

Reportable Quantity Spills — Pipeline	Federal Reportable Quantity Spills to Ground. Transportation	0.5%	2	2.3	a) 4 b) 3 c) 2	a) 0% b) 100% c) 150%

Spills to Waters of U.S. — Pipeline	Federal Reportable Spills to Waters of U.S.. Transportation	1%	0	0.33	a) 2 b) 1 c) 0	a) 0% b) 100% c) 150%

Performance Measure	Description	Percentage Allocation	Performance Levels: a) Threshold b) Target c) Maximum
			2013 Projected	3 yr. Average	Approved Metrics for Plan	Payout Levels	Ind Quartiles
Reportable Quantity Spills — Trucking	Federal Reportable Spills to Ground. Transportation	0.5%	0	0	a) 2 b) 1 c) 0	a) 0% b) 100% c) 150%

Spills to Waters of U.S. — Trucking	Federal Reportable Spills to Waters of U.S. Transportation	1%	0	0	a) 2 b) 1 c) 0	a) 0% b) 100% c) 150%

Trucking Incidents — On-Road	Truck Incidents — CRRM Fault. Transportation	1%	0	1.67	a) 3 b) 2 c) 1	a) 0% b) 100% c) 150%

Trucking Incidents — Severity	EHS Severity Index. Transportation	1%	0		a) 1 b) 0 c) 0	a) 0% b) 100% c) 150%

Footnote:

*	All Measures use a linear calculation from threshold to target to maximum.

CVR Partners

2014 Performance Incentive Plan (PIP)

Approved Measures and Metrics

The following performance measures will be used for the 2014 program:

Performance Measure	Description	Percentage Allocation	Performance Levels: a) Threshold b) Target c) Maximum				Ind Quartiles
			2013 Projected	3 yr. Average	Approved Metrics for Plan	Payout Levels
EH&S MEASURES: 20% of Plan * No payout below threshold
OSHA Recordable Injury Statistics	OSHA Recordable Injuries. Fatality no payout for this metric.	2.00%	1	2	a) 2 b) 1 c) 0	a) 0% b) 100% c) 150%	a) Industry Average b) 2nd Quartile c) 1st Quartile

OSHA Lost Time Injury Statistics	OSHA Lost Time Accidents. Fatality no payout for this metric.	2.00%	0	0.33	a) 2 b) 1 c) 0	a) 0% b) 100% c) 150%	a) Industry Average b) 2nd Quartile c) 1st Quartile

EH&S Severity Statistics	EHS Severity Index. Fatality no payout for this metric.	2.00%	0	0	a) 2 b) 1 c) 0	a) 0% b) 100% c) 150%

Reportable Releases	Federal Reportable Quantity Releases (RQ)	3.40%	22	20	a) 24 b) 20 c) 16	a) 0% b) 100% c) 150%

Reportable Release Quantity	Federal RQ Releases in Pounds	3.40%	19,000	59,767	a) 60,000 b) 45,000 c) 30,000	a) 0% b) 100% c) 150%

Tier 1 Process Safety Events	Process Safety Event per API RP 754	2.40%	0	0	a) 2 b) 1 c) 0	a) 0% b) 100% c) 150%	a) Industry Average b) 2nd Quartile c) 1st Quartile

Tier 1 Severity	Process Safety Event per API RP 754	2.40%	0	0	a) 2 b) 1 c) 0	a) 0% b) 100% c) 150%	a) Industry Average b) 2nd Quartile c) 1st Quartile

Tier 2 Process Safety Events	Process Safety Event per API RP 754	2.40%	0	0.33	a) 3 b) 2 c) 1	a) 0% b) 100% c) 150%	a) Industry Average b) 2nd Quartile c) 1st Quartile

Footnote:

*	All Measures use a linear calculation from threshold to target to maximum.

ANNUAL MEETING OF STOCKHOLDERS OF

CVR Energy, Inc.

June 17, 2014

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Our Proxy Statement and the CVR Energy 2013 Annual Report, which includes our 2013 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

$ Please detach along perforated line and mail in the envelope provided. $

■	20930330000000000000 4	061714

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, “FOR” THE ELECTION OF NINE DIRECTORS, 2, “FOR” THE RATIFICATION OF GRANT THORNTON AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014, 3, “FOR” APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”) AND 4, “FOR” APPROVAL OF THE COMPANY’S LONG-TERM INCENTIVE PLAN AND AWARDS GRANTED THEREUNDER TO THE COMPANY’S PRESIDENT AND CHIEF EXECUTIVE OFFICER IN ACCORDANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified.				2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2014.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	FOR ALL NOMINEES	NOMINEES:			3.	To approve, by a non-binding, advisory vote, our named executive officer compensation (“Say-on-Pay”).	☐	☐	☐
		¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡	Bob G. Alexander SungHwan Cho Carl C. Icahn Vincent J. Intrieri John J. Lipinski Samuel Merksamer Stephen Mongillo Andrew Roberto James M. Strock
					4.

To approve the Company’s 2007 Long-Term Incentive Plan and awards granted thereunder to the Company’s President and Chief Executive Officer, in accordance with Section 162(m) of the Internal Revenue Code.

							☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF STOCKHOLDERS OF

CVR Energy, Inc.

June 17, 2014

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote by phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Our Proxy Statement and the CVR Energy 2013 Annual Report, which includes our 2013 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.

i              Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.               i

¢ 20930330000000000000 4	061714

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, “FOR” THE ELECTION OF NINE DIRECTORS, 2, “FOR” THE RATIFICATION OF GRANT THORNTON AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014, 3, “FOR” APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”) AND 4, “FOR” APPROVAL OF THE COMPANY’S LONG-TERM INCENTIVE PLAN AND AWARDS GRANTED THEREUNDER TO THE COMPANY’S PRESIDENT AND CHIEF EXECUTIVE OFFICER IN ACCORDANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified.				2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2014.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	FOR ALL NOMINEES	NOMINEES:			3.	To approve, by a non-binding, advisory vote, our named executive officer compensation (“Say-on-Pay”).	☐	☐	☐
		¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡	Bob G. Alexander SungHwan Cho Carl C. Icahn Vincent J. Intrieri John J. Lipinski Samuel Merksamer Stephen Mongillo Andrew Roberto James M. Strock
					4.

To approve the Company’s 2007 Long-Term Incentive Plan and awards granted thereunder to the Company’s President and Chief Executive Officer, in accordance with Section 162(m) of the Internal Revenue Code.

							☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

	0	¢
	CVR ENERGY, INC.

The undersigned hereby appoints Stanley A. Riemann, Edmund S. Gross and Susan M. Ball and each or any of his/her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CVR Energy, Inc. (the “Company”) to be held at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas 77479 on Tuesday, June 17, 2014 at 10:00 a.m. (Central Time), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Internet Availability of Proxy Materials. If this proxy is returned without direction being given, this proxy will be voted in accordance with the recommendations of the Board of Directors.

	(Continued and to be signed on the reverse side)
¢	14475	¢